Exhibit 99.3

PRO FORMA VALUATION REPORT

STANDARD CONVERSION

Melrose Bancorp, Inc. | Melrose, Massachusetts

PROPOSED HOLDING COMPANY FOR:

Melrose Cooperative Bank | Melrose, Massachusetts

Dated as of February 14, 2014

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

February 14, 2014

Board of Directors

Melrose Cooperative Bank

638 Main Street

Melrose, Massachusetts 02176

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the plan of conversion described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to the Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Massachusetts Commissioner of Banks (the “Commissioner”) and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Melrose Cooperative Bank, Melrose, Massachusetts (“Melrose” or the “Bank”) adopted a plan of conversion on February 27, 2014. Pursuant to the plan of conversion, the Bank will convert from the mutual form of organization to the fully stock form of organization and become a wholly-owned subsidiary of Melrose Bancorp, Inc. (“Melrose Bancorp” or the “Company”), a newly formed Maryland corporation. As part of the Conversion, Melrose Bancorp will offer for sale shares of its common stock in a public offering (the “Offering”). Upon completion of the Conversion and Offering, all of the capital stock of the Bank will be owned by Melrose Bancorp and all of the common stock of Melrose Bancorp will be owned by public shareholders. Furthermore, Melrose Bancorp will be a bank holding company and its primary regulator will be the FRB.

Pursuant to the plan of conversion, the Company will offer its stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, and Tax-Qualified Employee Stock Benefit Plans. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Melrose and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

February 14, 2014

At this time, no other activities are contemplated for Melrose Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Melrose Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation, Melrose Cooperative Bank Foundation (the “Foundation”). The Foundation will be funded with $300,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 5.0% of the gross offering proceeds received in the Offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Melrose operates and to enable those communities to share in the Company’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, the Bank, and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing the Appraisal, we have reviewed Melrose Bancorp’s and the Bank’s regulatory applications, including the prospectus as filed with the FRB, the Commissioner, the FDIC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Melrose’s management; Shatswell, MacLeod & Company, P.C., Melrose’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Melrose’s conversion counsel; and, Keefe, Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Melrose operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions, generally, and analyzed the potential impact of such developments on Melrose and the industry as a whole; to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on

Board of Directors

February 14, 2014

the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Melrose Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Melrose’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Melrose’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Melrose only as a going concern and should not be considered as an indication of the Bank’s liquidation or control value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that Melrose intends to remain an independent institution and there are no current plans for selling control as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 14, 2014, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and including the contribution to the Foundation is $27,000,000 at the midpoint, equal to 2,700,000 shares at $10.00 per share. The resulting range of value and pro forma shares are based on $10.00 per share and includes the contribution to the Foundation, which is set forth in the table on the following page. The Foundation will be funded with $300,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 5.0% of the gross offering proceeds received in the Offering.

Based on the pro forma valuation, the number of shares of common stock offered for sale will range from a minimum of 2,210,000 shares to a maximum of 2,990,000 shares, with a midpoint offering of 2,600,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $22,100,000 to a maximum of $29,900,000 with a midpoint of $26,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 3,438,500 shares (the “supermaximum”) equal to an offering of $34,385,000 at the offering price of $10.00 per share.

Board of Directors

February 14, 2014

Melrose Bancorp, Inc.

Standard Conversion Offering @ $26.0 Million Midpoint

	Total Shares	Offering Shares	Foundation Shares
Shares
Supermaximum	3,580,425	3,438,500	141,925
Maximum	3,109,500	2,990,000	119,500
Midpoint	2,700,000	2,600,000	100,000
Minimum	2,290,500	2,210,000	80,500

Distribution of Shares
Supermaximum	100.00%	96.04%	3.96%
Maximum	100.00%	96.16%	3.84%
Midpoint	100.00%	96.30%	3.70%
Minimum	100.00%	96.49%	3.51%

Aggregate Market Value(1)
Supermaximum	$35,804,250	$34,385,000	$1,419,250
Maximum	31,095,000	29,900,000	1,195,000
Midpoint	27,000,000	26,000,000	1,000,000
Minimum	22,905,000	22,100,000	805,000

(1)	Based on offering price of $10.00 per share.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Melrose Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the consolidated financial condition and operations of Melrose as of or for the periods ended December 31, 2013, the date of the financial data included in the prospectus.

Board of Directors

February 14, 2014

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Melrose Bancorp, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Melrose Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
Managing Director

Marcus Faust
Managing Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS

MELROSE BANCORP, INC.

MELROSE COOPERATIVE BANK

Melrose, Massachusetts

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.2
Strategic Overview		I.3
Balance Sheet Trends		I.5
Income and Expense Trends		I.9
Interest Rate Risk Management		I.14
Lending Activities and Strategy		I.15
Loan Originations and Sales		I.17
Asset Quality		I.18
Funding Composition and Strategy		I.18
Subsidiaries		I.19
Legal Proceedings		I.19

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.2
Interest Rate Environment		II.4
Market Area Demographic and Economic Characteristics		II.5
Regional/Local Economy		II.7
Unemployment Trends		II.10
Real Estate Trends		II.10
Market Area Deposit Characteristics		II.11
Deposit Competition		II.12

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.7
Income and Expense Components		III.11
Loan Composition		III.13
Credit Risk		III.14
Interest Rate Risk		III.15
Summary		III.17

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

MELROSE BANCORP, INC.

MELROSE COOPERATIVE BANK

Melrose, Massachusetts

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.7
7. Marketing of the Issue		IV.8
A. The Public Market		IV.8
B. The New Issue Market		IV.12
C. The Acquisition Market		IV.14
8. Management		IV.16
9. Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments		IV.17
Valuation Approaches		IV.17
1. Price-to-Earnings (“P/E”)		IV.19
2. Price-to-Book (“P/B”)		IV.19
3. Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings		IV.21
Valuation Conclusion		IV.22

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES

MELROSE BANCORP, INC.

MELROSE COOPERATIVE BANK

Melrose, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.6
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Middlesex County Largest Employers	II.9
2.4	Unemployment Trends	II.10
2.5	Deposit Summary	II.12
2.6	Deposit Market Share	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.8
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.12
3.4	Loan Portfolio Composition and Related Information	III.14
3.5	Credit Risk Measures and Related Information	III.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.16

4.1	Conversions Completed in Last Three Months	IV.13
4.2	Market Pricing Comparatives	IV.15
4.3	Valuation Adjustments	IV.17
4.4	Public Market Pricing Versus Peer Group	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Melrose Cooperative Bank (“Melrose” or “the Bank”) is a Massachusetts-chartered co-operative bank primarily serving the City of Melrose and surrounding towns, all of which are within Middlesex County, Massachusetts. The Bank conducts business through its single headquarters office location in Melrose, Massachusetts, which is located in northeast Middlesex County, within the Boston metropolitan statistical area (“MSA”). The City of Melrose is a suburb located approximately seven miles north of Boston.

In addition to the single traditional retail office, the Bank delivers its banking products and services through alternative delivery methods including online banking and bill pay, mobile banking, telephone banking, and participation in a nationwide ATM network (SUM), thereby providing its customers multiple channels to access their accounts. The Bank has served customers in the City of Melrose and surrounding towns since its founding in 1890. Melrose has one wholly-owned subsidiary, MCBSC, Inc. (“MCBSC”), which was established on November 19, 1999 under Massachusetts law to primarily hold investments. At December 31, 2013, MCBSC had total assets of $30.8 million.

The Bank’s primary business activity consists of accepting deposit accounts from the general public and investing those deposits, together with funds generated from operations primarily in 1-4 family residential mortgage loans, and to a lesser extent in home equity loans and lines of credit, residential construction, CRE loans, and consumer loans, consisting primarily of passbook and automobile loans. The Bank also invests in securities, primarily corporate debt securities, U.S. government and agency obligations, preferred stock, and marketable equity securities. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to regulatory oversight and examination by the Massachusetts Commissioner of Banks, as its chartering agency, and the FDIC, as its primary federal regulator and primary insurer of accounts.

At December 31, 2013, the Bank had $196.7 million of total assets, $132.0 million of net loans, $175.5 million of total deposits, and total equity of $20.6 million, equal to 10.5% of total assets. For the fiscal year ended December 31, 2013, the Bank reported net income equal to $729,000, or 0.37% of average assets. The Bank’s audited financial statements are included by reference as Exhibit I-1 and key operating ratios are shown in Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Plan of Conversion

The Board of Directors of the Bank adopted a plan of conversion (the “Plan of Conversion”) on February 27, 2014. Pursuant to the Plan of Conversion, the Bank will convert from the mutual form of organization to the fully stock form of organization and become a wholly-owned subsidiary of Melrose Bancorp, Inc. (“Melrose Bancorp” or the “Company”), a newly formed Maryland corporation. As part of the Conversion, Melrose Bancorp will offer for sale shares of its common stock in a public offering (the “Offering”). Upon completion of the Conversion and Offering, all of the capital stock of the Bank will be owned by Melrose Bancorp and all of the common stock of Melrose Bancorp will be owned by public shareholders. Furthermore, Melrose Bancorp will be a bank holding company and its primary regulator will be the Federal Reserve.

The Plan of Conversion provides that the Company will sell shares of its common stock in a subscription offering in descending order of priority to the Bank’s members and other stakeholders as follows: eligible account holders; supplemental eligible account holders; and, tax-qualified employee benefit plans. If all shares are not subscribed for in the subscription offering, the Bank intends to offer common stock for sale to certain members of the public through a community offering. Shares not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated community offering.

The Plan of Conversion provides for the Company to contribute common stock and cash to the Melrose Cooperative Bank Foundation (the “Foundation”), a charitable foundation to be established as part of the Conversion and Offering. The Company will fund the Foundation with $300,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 5% of the gross proceeds received in the Offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which the Company operates and also enable these communities to share in Melrose’s long term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes and may be able to support such activities in ways that are not presently available to the Bank.

At this time, no other activities are contemplated for Melrose Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Melrose Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Strategic Overview

Melrose has been serving the City of Melrose and surrounding communities since its founding in 1890. The Bank’s strategic focus has been that of a community-oriented financial institution meeting the borrowing, savings, and other financial needs of its local customer base. The Bank has pursued a traditional thrift business model in which the origination of 1-4 family mortgage loans has been emphasized, funded principally by retail deposits. Diversification into other types of lending has been minimal as reflected in the Bank’s loan portfolio concentration of 1-4 family mortgage and home equity loans of approximately 97% of total loans as of December 31, 2013. The Bank has followed conservative underwriting guidelines which has limited its exposure to problem assets as reflected in its low level of loan charges offs, historically, and in its current asset quality. However, this lending strategy combined with the low interest rate environment has limited the Bank’s net interest income growth due to the high level of lower interest earning 1-4 family residential real estate loans. At December 31, 2013, $62.4 million, or 52.7% of the Bank’s 1-4 family residential real estate loans are adjustable rate loans, while the remainder of the portfolio consist of fixed rate loans. In order to mitigate interest rate risk, Melrose generally sells conforming fixed rate 1-4 family residential real estate loans that are originated with terms of greater than 15 years and retains all of the adjustable rate 1-4 family residential real estate loans that the Bank originates. Funding composition is primarily from retail deposits as the Bank has not historically utilized FHLB advances. As of December 31, 2013, the Bank reported $175.5 million of deposits, which consisted of approximately 48% certificates of deposit (“CDs”), 23% money market accounts, 17% savings accounts, and 12% NOW and demand deposit accounts. As of December 31, 2013, approximately 48% of total CDs or 22% of total deposits consist of CDs greater than $100,000. The Bank has no internet listing deposits (i.e. QwikRate, CDARs) or borrowings outstanding as of December 31, 2013.

Going forward, the Bank plans to continue to emphasize 1-4 family residential lending, and also intends to establish a commercial lending department to more actively originate commercial real estate (“CRE”) loans, including multifamily loans, in order to diversify the loan portfolio and improve profitability. Loan growth is expected to continue to be funded primarily by deposit growth. The Bank’s new commercial loan department will also focus on growth in commercial deposits and related services through relationship banking. Further, the Bank is planning to expand its branch office network by opening a school branch inside of Melrose High

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

School in 2015. Management and the Board intend to open a school branch mainly for service and relationship building. Melrose High School is located approximately a mile away from the headquarters office location. The school branch will be a limited service branch, focused on building banking relationships with high school students and serving as a source for future bank branch employees, but which will operate with limited hours and is not expected to generate significant new deposits as it will not be accessible to the general public. The Bank also intends to open a full-service traditional branch in 2016, which is expected to be located within five miles from the Bank’s current headquarters location.

Key elements of the post-Conversion business plan include the following:

•	Continuing to focus on 1-4 family residential real estate lending;

•	Increasing CRE lending, including multi-family lending;

•	Maintaining strong asset quality through conservative loan underwriting;

•	Continuing to attract and retain customers in the market area and build “core” deposits consisting of demand, NOW, savings, and money market accounts;

•	Remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base; and,

•	Expanding the banking franchise as opportunities arise through de novo branching and/or branch acquisitions.

The additional equity obtained from the Offering will increase the Bank’s liquidity, leverage and growth capacity and overall financial strength. Melrose’s higher capital position resulting from the infusion of stock proceeds is anticipated to reduce interest rate risk through enhancing the interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. The increased equity is expected to reduce funding costs and better position the Bank to pursue growth and revenue diversification. The projected use of proceeds is highlighted below.

•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the holding company level, net of the loan to the employee stock ownership plan (“ESOP”) are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•	The Bank. At least 50% of the net conversion proceeds will be infused into the Bank as cash/tier 1 capital. Cash proceeds (i.e., net proceeds less

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, pending deployment into loans and investment securities.

Balance Sheet Trends

Growth Trends

Table 1.1 presents the Bank’s historical balance sheet data for the most recent five fiscal years ending December 31, 2013. Over this period, the Bank’s total assets have increased at an annual rate of 8.0%, while total loans (representing the majority of the asset base at 67% as of December 31, 2013) grew by a slightly higher 8.6% over the same time period. On the other hand, investment securities represent approximately 20% of total assets as of December 31, 2013 and grew at a higher rate annual rate of 20% over the five year period. Asset growth was funded primarily by deposit growth of 8.2%, but also by growth of the Bank’s equity base, which grew by 6.1% from fiscal 2009 to fiscal 2013, mainly reflecting the Bank’s net profits over the five year period. As of December 31, 2013, equity totaled $20.6 million or 10.5% of assets.

Assets increased steadily from fiscal 2009 through fiscal 2013 as a result of the Bank’s efforts to achieve balance sheet growth and to maintain a leveraged equity base. For fiscal 2013, in particular, assets increased by $11.1 million, or by 6.0%. The increase was primarily the result of increases in investment securities and loans, offset in part by a decline in cash and cash equivalents. The increase in securities during fiscal 2013 was a result of management’s decision to deploy cash and cash equivalents into securities rather than fund loans in the continuing low interest rate environment. Asset growth over the past year was primarily funded through deposit growth of $10.3 million (6.2%), as equity increased by only $737,000, or by 3.7%.

Deposits as of December 31, 2013 totaled $175.5 million, or 89.2% of assets. Deposit growth over the past five years has been steady, growing at a rate of 8.2% from fiscal 2009 to fiscal 2013. Specifically in 2011, the Bank experienced in influx of deposits due to local merger activity, which contributed to an increase in checking and savings deposit accounts. More recently, the Bank focused on increasing CD accounts through promotional campaigns that ran during the first quarter of 2013, which supported an approximate $11.8 million increase in CDs over fiscal 2013.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

Melrose Cooperative Bank

Historical Balance Sheets

											12/31/2009- 12/31/2013 Annual. Growth Rate
	As of December 31,
	2009		2010		2011		2012		2013
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$144,452	100.00%	$165,305	100.00%	$179,278	100.00%	$185,563	100.00%	$196,675	100.00%	8.02%

Cash and Equivalents	$22,522	15.59%	$24,160	14.62%	$21,865	12.20%	$23,052	12.42%	$16,995	8.64%	-6.80%
Investments (AFS)	19,161	13.26%	22,966	13.89%	34,438	19.21%	28,326	15.26%	39,694	20.18%	19.97%
FHLB Stock	289	0.20%	323	0.20%	363	0.20%	390	0.21%	409	0.21%	9.04%

Loans Originated for Investment, Net	$94,792	65.62%	$109,946	66.51%	$114,635	63.94%	$125,749	67.77%	$131,995	67.11%	8.63%
Loans Held for Sale	0	0.00%	211	0.13%	280	0.16%	219	0.12%	0	0.00%	NM

Loans Receivable (net)	$94,792	65.62%	$110,157	66.64%	$114,915	64.10%	$125,968	67.88%	$131,995	67.11%	8.63%

Fixed Assets	$1,293	0.90%	$1,300	0.79%	$1,270	0.71%	$1,258	0.68%	$1,247	0.63%	-0.90%
Bank Owned Life Insurance	4,193	2.90%	4,329	2.62%	4,485	2.50%	4,665	2.51%	4,847	2.46%	3.69%
Other Real Estate Owned	205	0.14%	280	0.17%	205	0.11%	205	0.11%	0	0.00%	-100.00%
Other Assets	1,997	1.38%	1,790	1.08%	1,737	0.97%	1,699	0.92%	1,489	0.76%	-7.08%

Deposits	$128,030	88.63%	$147,592	89.28%	$160,814	89.70%	$165,201	89.03%	$175,510	89.24%	8.21%
FHLB Advances, Other Borrowed Funds	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	NA
Other Liabilities	195	0.13%	437	0.26%	322	0.18%	522	0.28%	588	0.30%	31.78%

Equity	$16,227	11.23%	$17,276	10.45%	$18,142	10.12%	$19,840	10.69%	$20,577	10.46%	6.12%

AOCI Adjustment	($69)	-0.05%	$179	0.11%	$61	0.03%	$565	0.30%	$573	0.29%	—

Offices Open	1		1		1		1		1		—

(1)	Ratios are as a percent of ending assets.

Source: Audited and unaudited financial statements and RP Financial calculations.

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Loans Receivable

The Bank’s lending focus has long been the origination of long-term loans secured by mortgages on owner-occupied 1-4 family residences, as well as home equity loans and lines of credit. To a much lesser extent, the Bank also originates CRE and multifamily loans, construction loans, and consumer loans. Loans are originated by the Bank through relationships with current customers, walk-in traffic, and also relationships with local realtors and other referral sources. Loan applications are accepted from prospective borrowers within the Bank’s lending territory, both by Bank personnel and more recently, through the Bank’s website. The majority of the 1-4 family residential real estate loans that Melrose originates are secured by properties located in the Bank’s primary lending area of Melrose and surrounding towns.

The Bank retains all adjustable rate loans it originates in portfolio, as well as fixed rate 1-4 family residential mortgage loans with terms of less than 15 years. In order to mitigate interest rate risk, the Bank currently sells fixed rate conforming 1-4 family residential mortgage loans it originates with terms of 15 years or greater on a servicing released basis.

Cash, Investments and Mortgage-Backed Securities

Melrose also maintains a substantial investment portfolio, which over the past three years has represented between 15% and 20% of the Bank’s total assets as indicated in Table 1.1. The Bank’s investments serve as a supplement to the Bank’s lending activities and consist primarily of investment grade corporate debt and investments in money market and mutual funds to provide additional asset diversification out of 1-4 family residential lending. As shown in Exhibit I-3, as of December 31, 2013, the Bank held $16.3 million in corporate bonds and notes, $16.0 million in mutual funds and other equity securities, $5.0 million in US Government and agency securities, and the remaining balance of investment securities of $2.5 million in preferred stock. The Bank does not hold any mortgage-backed securities (“MBS”) in portfolio as of December 31, 2013.

The Bank’s cash and cash equivalents totaled $17.0 million, or 8.6% of total assets as of December 31, 2013. The intent of the Bank’s cash and investment policy is to provide adequate liquidity and to generate a favorable return consistent with Melrose’s credit and interest rate risk objectives. Historically, the level of cash and equivalents has remained in the range of 12% to 16% of assets, which has been sufficient for daily operational needs. The ratio decreased as of December 31, 2013 to 8.6% as the balance of cash and cash equivalents decreased as management determined to deploy these funds into additional investment securities and the origination of loans.

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Bank Owned Life Insurance

As of December 31, 2013, the balance of bank-owned life insurance (“BOLI”) totaled $4.8 million, or 2.5% of total assets, which reflects a modest increase over the last five fiscal years owing to increases in the cash surrender value of the policies. The balance of the BOLI reflected the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to non-interest income on an annual basis.

Other Assets

With only one location, the Bank’s investment in fixed assets represents less than 1% of total assets. Melrose owns its headquarters building, which includes its only branch location as well as an adjacent building that contains additional office space and is expected to eventually house the new commercial lending department. As part of its growth-oriented business strategy, the Bank plans to open two new banking locations within the next several years.

Reflecting the Bank’s strong asset quality, there was a zero balance of other real estate owned (“OREO”) as of December 31, 2013. The OREO balance declined over the past year from a modest $205,000, or 0.1% of total assets as of December 31, 2012. Owing to Melrose’s strong asset quality and conservative lending practices, the Bank has only had very modest amounts of OREO over the past five years.

Funding Structure

Retail deposits have consistently met the funding needs of the Bank. Historically, Melrose has not utilized supplemental funding, such as borrowings from the FHLB or other wholesale funding sources. Similar to the trend in assets, the Bank’s deposits have increased steadily since 2009, reaching a high of $175.5 million, or 89.2% of total assets as of December 31, 2013. The growth in deposits has been achieved through increases in all account types, as the Bank offers a competitive community-based product line of retail deposits. The Bank’s deposit composition has also remained relatively consistent over the past five years and as of December 31, 2013 almost half of deposits were in CD accounts, with the remaining half of deposits in core deposit accounts. The Bank has not in the past used, and currently do not hold, any brokered deposits.

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While the Bank has not historically relied on borrowings as a funding source, the Bank is a member of the FHLB of Boston and is, therefore, eligible to obtain advances. As of December 31, 2013, Melrose had the ability to borrow $85.5 million from the FHLB of Boston. Additionally, as of the same date, the Bank had the ability to borrow up to $5.0 million on a Fed Funds line of credit with the Co-Operative Central Bank.

Equity

As of December 31, 2013, Melrose’s equity totaled $20.6 million, or 10.5% of total assets. Since fiscal 2009, the Bank’s equity base has increased consistently at a modest pace through the retention of earnings through profitable operations. Reflecting the combination of growth in equity and assets over the five year time period, the equity-to-assets ratio (although maintained between 10% and 11%) has fluctuated from a high of 11.2% in fiscal 2009 to a low of 10.1% in fiscal 2011 and equaled 10.5% for fiscal 2013. As of December 31, 2013, the Bank does not have any intangible assets, therefore, all of the Bank’s equity is tangible.

Melrose maintained surpluses relative to its regulatory capital requirements at December 31, 2013, and was qualified as a “well-capitalized” institution. The Offering proceeds will serve to further strengthen the Bank’s regulatory capital position as well as support Melrose’s strategies going forward. At the same time, pro forma return on average equity (“ROAE”) is expected to initially decline following the Conversion, given the increased equity position.

Income and Expense Trends

Table 1.2 presents the Bank’s historical income statements for the past five fiscal years. Over this time period, the Bank has consistently maintained profitable operations, experiencing a favorable earnings trend for the fiscal 2009 to fiscal 2012 period, while the Bank’s earnings declined over the most recent fiscal year. The foregoing earnings pattern was largely the result of underlying changes in net interest income, which increased through fiscal 2012, while subsequently trending downward in fiscal 2013. Over the most recent fiscal year, margin compression was the primary factor for a decline in earnings, but slightly higher operating expenses were a contributing factor.

Overall, net income ranged from a low of $406,000 (0.30% of average assets) in fiscal 2009 to a high of $1.2 million (0.66% of average assets) in fiscal 2012 and equaled $729,000

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Table 1.2

Melrose Cooperative Bank

Historical Income Statements

	For the Fiscal Year Ended December 31,
	2009		2010		2011		2012		2013
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$5,017	3.71%	$5,505	3.71%	$5,701	3.30%	$5,725	3.16%	$5,494	2.79%
Interest Expense	(2,232)	-1.65%	(1,801)	-1.21%	(1,732)	-1.00%	(1,377)	-0.76%	(1,547)	-0.79%

Net Interest Income	$2,785	2.06%	$3,704	2.50%	$3,969	2.30%	$4,348	2.40%	$3,947	2.00%
Provision for Loan Losses	(35)	-0.03%	(149)	-0.10%	(1)	0.00%	(36)	-0.02%	(37)	-0.02%

Net Interest Income after Provisions	$2,750	2.03%	$3,555	2.40%	$3,968	2.30%	$4,312	2.38%	$3,910	1.99%

Other Income	$322	0.24%	$331	0.22%	$326	0.19%	$287	0.16%	$254	0.13%
Operating Expense	(2,549)	-1.88%	(2,704)	-1.82%	(2,810)	-1.63%	(2,924)	-1.62%	(3,231)	-1.64%

Net Operating Income	$523	0.39%	$1,182	0.80%	$1,484	0.86%	$1,675	0.93%	$932	0.47%

Gains on Sale of Loans	$19	0.01%	$21	0.01%	$13	0.01%	$83	0.05%	$105	0.05%

Non-Operating Income/(Expense):
Gain on Sale of Investments AFS	$0	0.00%	$0	0.00%	$0	0.00%	$36	0.02%	$0	0.00%

Net Income Before Tax	$542	0.40%	$1,203	0.81%	$1,497	0.87%	$1,794	0.99%	$1,038	0.53%
Income Taxes	(136)	-0.10%	(402)	-0.27%	(513)	-0.30%	(600)	-0.33%	(309)	-0.16%

Net Income (Loss)	$406	0.30%	$801	0.54%	$984	0.57%	$1,194	0.66%	$729	0.37%

Adjusted Earnings:
Net Income	$406	0.30%	$801	0.54%	$984	0.57%	$1,194	0.66%	$729	0.37%
Add(Deduct): Non-Operating (Inc)/Exp	0	0.00%	0	0.00%	0	0.00%	(36)	-0.02%	0	0.00%
Tax Effect (2)	0	0.00%	0	0.00%	0	0.00%	12	0.01%	0	0.00%

Adjusted Earnings:	$406	0.30%	$801	0.54%	$984	0.57%	$1,170	0.65%	$729	0.37%

Expense Coverage Ratio	122.6%		150.0%		153.3%		161.4%		133.3%
Efficiency Ratio	81.5%		66.7%		65.2%		62.0%		75.0%
Effective Tax Rate (Benefit)	25.1%		33.4%		34.3%		33.4%		29.8%
Return on Avg. Equity	2.57%		4.78%		5.56%		6.29%		3.61%

(1)	Ratios are as a percent of average assets.
(2)	Reflects a tax effect at an estimated 34% effective tax rate.

Source:	Audited financial statements and RP Financial calculations.

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(0.37% of average assets) in fiscal 2013. Melrose’s core earnings, i.e., net income excluding net non-operating items on a tax effected basis, reflects the same trends as the Bank only reported a non-operating item in fiscal 2012, reporting a gain on sale of securities of $36,000.

Net Interest Income

The Bank’s net interest income to average assets ratio fluctuated over the fiscal 2009 to 2013 period, ranging from a high of 2.50% for fiscal 2010 to the current low of 2.00% for fiscal 2013, reflecting market trends in interest rates over that time period, along with the impact of the Bank’s operating strategies. Over the period from fiscal 2009 to fiscal 2010, net interest income increased as the Bank’s spreads improved as funding costs diminished while asset yields stayed consistent. From fiscal 2010 to fiscal 2011, net interest income continued to increase, notwithstanding margin compression, due to an increase in interest-earning assets. Net interest income continued to increase during fiscal 2012, which was then supported by an improving spread. Conversely, over fiscal 2013, Melrose’s net interest income diminished as asset yields declined and funding costs slightly increased resulting in a yield-cost spread of 2.05% in fiscal 2013, a reduction from 2.52% in fiscal 2012. Specifically, the Bank’s yield on average interest-earnings assets for fiscal 2013 decreased by 43 basis points to 3.00% compared to 3.43% reported for fiscal 2012 and the Bank’s cost of funds for fiscal 2013 showed a modest increase of 4 basis points to equal 0.95%, as compared to 0.91% in fiscal 2012. The Bank’s interest rate spreads and yields and costs for the past two years are set forth in Exhibit I-4.

Several factors may impact the Bank’s future spreads and net interest income. First, the benefit of declining funding costs appears to be diminishing as interest expense as a percent of average assets equaled 0.79% for fiscal 2013 and the potential for further improvement is limited, particularly as the cost of funds modestly increased over the past year after declining over the fiscal 2009 to fiscal 2012 period. At the same time, the planned diversification of the loan portfolio into CRE lending, inclusive of multi-family lending, should serve to increase average loan yields. Lastly, the completion of the Conversion will have the dual benefit of providing Melrose with additional interest-free funds to reinvest, while over the longer-term, the Bank has indicated the intent to use additional equity to support modest balance sheet growth, including expansion of interest-earning assets at a positive spread.

Loan Loss Provisions

Loan loss provisions have typically been limited, reflecting the Bank’s strong asset quality historically and the secured nature of the loan portfolio. The majority of the loan portfolio

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is secured by real estate collateral in the Bank’s local market area. Consistent with the Bank’s strong asset quality, provisions for loan losses has been mostly insignificant over the past five years with the highest amount of $149,000 (0.10% of average assets) recorded during fiscal 2010. For fiscal 2013, loan loss provisions have decreased to a modest amount of $37,000 (0.02% of average assets). Moreover, the Bank’s loan charge offs over the past five years have been nominal. Going forward, Melrose will continue to evaluate the adequacy of the level of the allowance for loan and lease losses (“ALLL”) on a regular basis and maintain the ALLL in accordance with the Bank’s asset classification and loan loss reserve policies. Exhibit I-5 sets forth the Bank’s loan loss allowance activity during the review period.

Non-Interest Income

Consistent with the Bank’s adherence to a traditional thrift operating strategy and resulting limited diversification, sources of non-interest operating income have been a minor contributor to earnings. Throughout the period shown in Table 1.2, non-interest operating income has been maintained at relatively low levels, ranging from a high of $331,000 (0.22% of average assets) in fiscal 2010 to a low of $254,000 (0.13% of average assets) in fiscal 2013. Sources of non-interest operating income consist substantially of fees and service charges generated from the Bank’s retail banking activities and through the BOLI investment. The Bank also sells a portion of conforming long term fixed rate mortgage loans it originates into the secondary market on a best efforts and servicing released basis. Therefore, Melrose has recorded modest gains on the sale of loans over the past five fiscal years.

Operating Expenses

The Bank’s operations are characterized by a low operating expense ratio mainly due to operating only one office location and with relatively limited loan products. Over the past five years, total operating expenses have ranged from a low of $2.5 million (1.88% of average assets) for fiscal 2009 to a high of $3.2 million (1.64% of average assets) for fiscal 2013. The gradual increase in operating expenses over the past five fiscal years reflects general inflation and the overall increasing cost of operations to support the Bank’s asset growth. As reflected in the overall declining ratio of operating expenses to average assets, the Bank gained significant operating efficiencies over the four year period from 2009 through 2012 as the Bank’s balance sheet was further leveraged, while operating expenses only modestly increased.

Operating expenses are expected to increase on a post-Offering basis as a result of the expenses associated with operating as a publicly-traded company, including expenses related

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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to the stock-related benefit plans, as well as the establishment of the CRE lending function and related staff additions. At the same time, the Bank will seek to offset anticipated growth in expenses from a profitability standpoint through balance sheet growth and by reinvestment of the Offering proceeds into investment securities over the near term (following the Conversion) and into loans over the longer term.

The trends in income and operating expense ratios since fiscal 2009 have caused the expense coverage ratio (net interest income plus non-interest income divided by operating expenses) to increase from a low of 122.6% in fiscal 2009 to a high of 161.4% for fiscal 2012. However, due to the decline in net interest income and an increase in operating expenses over the most recent fiscal year, the expense coverage ratio declined to 133.3% for fiscal 2013. Also reflecting a favorable trend, the Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has decreased from a high of 81.5% in fiscal 2009 to a low of 62.0% for fiscal 2012, which subsequently increased to 75.0% for the most recent fiscal year. The Bank’s efficiency ratio increased over fiscal 2013 largely owing to reduction of the net interest margin, which is attributable to both continued spread compression and increasing operating expenses. On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering, partially offset by the expenses associated with operating as a publicly-traded company, including expenses related to the stock-related benefit plans.

Non-Operating Income/Expense

Non-operating income and expenses have generally had a minimal impact on earnings over the past five years. The Bank reported $36,000 of non-operating income during fiscal 2012, consisting of gains on the sale of investment securities, which was the only non-operating item reported over the five year period.

Taxes

The Bank’s effective tax rates has been generally consistent over the last five fiscal years in a range of 25.1% to 34.3% and equaled 29.8% for fiscal 2013. The Bank is subject primarily to federal taxation. While the State of Massachusetts does impose a corporate income tax, Melrose created a wholly-owned subsidiary, MCBSC under Massachusetts law to primarily hold investments, which has also reduced the Bank’s state corporate income tax liability. The Bank’s marginal effective statutory tax rate approximates 34%, and this is the rate utilized to calculate the net reinvestment benefit from the Offering proceeds.

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Interest Rate Risk Management

The Bank’s balance sheet is liability-sensitive and, thus, the net interest margin will typically be unfavorably affected during periods of rising and higher interest rates, as well as in the interest rate environment that prevailed during 2013, in which interest rates began to rise after a prolonged period of low interest rates since 2008. The Bank measures its interest rate risk exposure by utilizing the economic value of equity at risk (“EVE”) methodologies. The EVE provides an analysis of estimated changes in the Bank’s EVE that would result under the assumed instantaneous changes in the U.S. Treasury yield curve. Utilizing figures as of December 31, 2013, based on a 200 basis point instantaneous and sustained increase in interest rates, the interest rate risk model indicates the Bank’s EVE would decrease by 19.3%. Further, based on a 100 basis point instantaneous and sustained decrease in interest rates, the interest rate risk model indicates the Bank’s EVE would increase by 8.5% (see Exhibit I-6).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through retaining all of the adjustable rate residential real estate loans that are originated and selling the fixed rate residential real estate loans that are originated with terms of greater than 15 years. At the same time, the Bank has approximately 20% of its assets in money market and other mutual funds and debt securities. The mutual funds are liquid assets and the debt securities have a weighted average remaining maturity of approximately five years. On the liability side of the balance sheet, management of interest rate risk has been pursued through maintaining a concentration of deposits in lower cost transaction and savings accounts, and reducing dependence on certificates of deposits. Core deposits, which consist of transaction and savings accounts, comprised approximately 52.4% of the Bank’s deposits at December 31, 2013. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Bank’s loans pursuant to changing interest rates. Additionally, such analyses do not

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measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

Lending Activities and Strategy

The Bank’s primary lending activity is the origination of 1-4 family residential first mortgage loans, including home equity loans and lines of credit. To a much lesser extent, the Bank also originates CRE loans (inclusive of multifamily loans), construction loans, and consumer loans. Going forward, the Bank will continue to focus on residential loans; however, over time, the loan portfolio is expected to become more diversified with the increased emphasis on origination of CRE loans. Details of the Bank’s loan portfolio composition are shown in Exhibit I-7 and I-8, while Exhibit I-9 provides details of the Bank’s loan portfolio by contractual maturity date.

Residential Real Estate First Mortgage Loans

The Bank originates both fixed rate and adjustable rate 1-4 family residential real estate loans secured by traditional 1-4 family residential real estate property. The Bank generally sells its fixed rate 1-4 family residential loans with terms of greater than 15 years, while retaining shorter-term fixed rate and all adjustable rate 1-4 family residential loans in order to manage the duration and time to repricing of the loan portfolio. The Bank currently sells the majority of its loans to the Massachusetts Housing Finance Agency and Northeast Home Loans on a servicing released basis. As of December 31, 2013, 1-4 family residential real estate loans equaled $118.3 million, or 89.4% of total loans, with adjustable rate loans totaling $62.4 million, or 52.7% of total 1-4 family residential mortgage loans. The majority of the 1-4 family residential real estate loans that Melrose originates are secured by properties located in the Bank’s primary lending area of Melrose and the surrounding towns.

The Bank’s residential mortgage loans are generally underwritten according to Fannie Mae or Freddie Mac guidelines. Melrose offers fixed and adjustable rate loans originated with terms of up to 30 years. Prior to January 2014, the Bank offered a 40 year adjustable rate loan. The Bank originates adjustable rate 1-4 family residential real estate loans tied to a designated market index with initial interest rate adjustment periods of 3, 5, 7, and 10 years. These loans are subject to a 2% adjustment cap for the first adjustment period, a 2% adjustment cap annually thereafter, and a lifetime interest rate cap of 6% above the initial interest rate of the

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loan. Loan-to-value (“LTV”) ratios of 1-4 family residential mortgage loans are generally limited to 80% without private mortgage insurance (“PMI”), but Melrose will originate loans with LTV ratios of up to 97% with PMI and where the borrower’s debt does not exceed 43% of the borrower’s monthly cash-flow.

Melrose offers 1-4 family residential real estate loans for the purchase of residential condominiums, but will not finance more than 15% of the units in any condominium project. In addition, and consistent with Fannie Mae and Freddie Mac guidelines, generally the Bank will not make a loan for the purchase of a condominium in a new condominium project unless at least 60% of the total units in the project are sold or under a sales agreement prior to the loan closing.

On a limited basis, the Bank also offers 1-4 family residential real estate loans secured by non-owner occupied properties. Generally Melrose requires personal guarantees from the borrowers on these properties, and will not make loans in excess of 80% LTV on non-owner occupied properties.

Home Equity Loans and Lines of Credit

Home equity loans and lines of credit are offered by Melrose as part of the residential lending activities and provide interest rate risk and yield enhancement benefits. Home equity loans and lines of credit loans totaled $10.0 million, or 7.6% of total loans as of December 31, 2013, a slight increase from $9.9 million, or 7.9% of loans as of December 31, 2012.

Home equity loans and lines of credit are secured by the borrower’s primary or secondary residence and are generally underwritten using the same criteria used to underwrite 1-4 family residential real estate loans. These loans may be underwritten with a LTV of up to 80% when combined with the principal balance of the existing first mortgage loan. Home equity loans are primarily originated as fixed rate loans with terms of up to 20 years, while home equity lines of credit are originated with adjustable rates based on the prime rate of interest plus an applicable margin with a floor rate and require interest paid monthly.

Construction Loans

Melrose originates construction loans for 1-4 family residential real estate properties, as well as commercial properties, located within the primary market area. As of December 31, 2013, construction loans totaled $1.9 million, or 1.4% of the loan portfolio, with all of the loans secured by 1-4 family residential real estate. Construction loans are generally originated with

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adjustable rates and a maximum LTV of 80% for 1-4 family residential real estate, or a maximum LTV of 75% for CRE. The Bank generally does not originate speculative construction loans to contractors and builders to finance the construction and rehabilitation of residential or commercial properties.

Commercial Real Estate Loans

As of December 31, 2013, CRE loans equaled $2.1 million (1.5% of loans) and were secured by multifamily residential real estate, office buildings, or mixed-use properties located in Middlesex County, Massachusetts. CRE loans are originated for terms and amortization periods of up to 30 years and a debt service coverage ratio of at least 1.00. These loans generally have adjustable rates of interest tied to the U.S. Treasury index.

As previously mentioned, following the Conversion, the Bank intends to establish a commercial loan department. In this regard, Melrose will seek to increase originations, purchases, or participations of CRE loans in an effort to enhance the yield and reduce the term to maturity of the loan portfolio. Moreover, the additional capital raised in the Offering will further increase Melrose’s commercial lending capacity by enabling the Bank to originate more loans, as well as loans with larger balances.

Consumer Loans

To a much lesser extent, Melrose offers a variety of consumer loans to individuals who reside or work in the primary market area, including new and used automobile loans, unsecured overdraft lines of credit, and loans secured by passbook accounts. These loans generally have shorter terms to maturity and are generally offered as a convenience to the Bank’s existing customer base. At December 31, 2013, consumer loans totaled $121,000, or 0.1% of the loan portfolio.

Loan Originations and Sales

Exhibit I-10 provides a summary of the Bank’s lending activities over the past two years, illustrating only origination and selling activity, as the Bank did not purchase any loans over that time period. Annual lending origination volume was $25.3 million for 2013, a decline from $35.3 million in 2012. Within the specific loan categories, 1-4 family residential first mortgage loan originations totaled $23.6 million for the most recent fiscal year, or 93% of total originations over the past year. Other loan originations were nominal, but were within the construction, home equity loans and lines of credit, and consumer loan portfolios.

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For fiscal 2013, the Bank sold $5.0 million of 1-4 family residential real estate loans for interest rate risk purposes. In addition, as of December 31, 2013, the Bank had three loans for $1.3 million in which they were not the lead lender. From time to time, the Bank may purchase loan participations secured by properties within and outside of the primary market area, for which Melrose is not the lead lender, however the Bank generally do not purchase whole loans.

Asset Quality

The Bank has maintained strong asset quality even through the latest financial and real estate crisis. Total non-performing assets (“NPAs”) equaled $336,000 as of December 31, 2013 and consisted solely of nonaccrual loans, as the Bank had zero balances of performing troubled debt restructurings (“TDRs”) and OREO, as shown in Exhibit I-11. Nonaccrual loans were comprised of three 1-4 family residential real estate loans.

The Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2013, the Bank maintained an ALLL of $510,000, equal to 0.39% of total loans and 151.79% of nonaccrual loans.

Funding Composition and Strategy

Deposits have traditionally accounted for all of the Bank’s interest-bearing liabilities, as the Bank, historically, has not relied on FHLB advances or other borrowings as a funding source. At December 31, 2013, deposits equaled $175.5 million, or 89.2% of assets, and the Bank had no borrowings outstanding. Exhibit I-12 sets forth the Bank’s deposit composition for the past two years and Exhibit I-13 provides the interest rate and maturity composition of the certificates of deposit portfolio at December 31, 2013. CDs constitute the largest portion of the Bank’s deposit base, totaling $82.8 million, or 47.6% of deposits at December 31, 2013, which was slightly higher than the prior year, but which has generally remained below 50% of total deposits. All types of core deposit accounts (except for money market accounts), including NOW/demand and savings accounts, increased over the past year. As of December 31, 2013, core deposits equaled approximately $91.3 million, or 52.4% of total deposits, and consisted of $40.3 million (23.1% of total deposits) of money market accounts, $29.8 million (17.1% of total deposits) of savings accounts, and $21.2 million (12.2% of total deposits) of NOW/demand accounts.

The bank’s current CD composition reflects a concentration of short-term CDs (maturities of one year or less), as approximately 47% of CDs were scheduled to mature in one

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year or less as of December 31, 2013. As of the same date, jumbo CDs (balances exceeding $100,000) amounted to $38.4 million, or 46% of total CDs. There were no brokered CDs in portfolio as of December 31, 2013. As noted above, the increase in CDs in recent years has been affected by offering rates, which increases the attractiveness of those deposits relative to lower yielding transaction and savings account deposits

Subsidiaries

Melrose has one wholly-owned subsidiary, MCBSC, which was established on November 19, 1999 under Massachusetts law to primarily hold investments. At December 31, 2013, MCBSC had total assets of $30.8 million. Additionally, upon completion of the Conversion, the Bank will become the wholly-owned subsidiary of the Company.

Legal Proceedings

As of December 31, 2013, the Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.1

II. MARKET AREA ANALYSIS

Introduction

Established in 1890, Melrose conducts operations through its single office location in Melrose, Massachusetts where the Bank currently serves the City of Melrose and surrounding towns within Middlesex County. Melrose is situated in eastern Middlesex County and is within the greater Boston metropolitan area, as it is located approximately seven miles to the north of Boston. In addition to the single traditional retail office, the Bank delivers its banking products and services through alternative delivery methods including online banking and bill pay, mobile banking, telephone banking, and participation in a nationwide ATM network (SUM), thereby providing its customers multiple channels to access their accounts. A map showing the Bank’s office coverage is set forth below and details regarding the Bank’s offices are set forth in Exhibit II-1.

Middlesex County is the most populous county in New England, with a population of 1.5 million as of 2013. The regional economy has a robust history of employment in government,

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healthcare, education and financial services. Middlesex County is home to a number of large educational institutions, which contribute significantly to the local population and economy. The regional banking environment is highly competitive, and includes a wide range of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.

Melrose borders five cities and towns consisting of Malden, Revere, Saugus, Stoneham, and Wakefield. The City of Melrose hosts a strong education system with the Melrose school district, and is home to many healthcare facilities, such as Melrose-Wakefield Hospital, which is the city’s largest employer. Due to its proximity to Boston, the regional economy of Middlesex County is considerably dependent on the economy of Boston, which relies on education, financial services, and technology.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the market served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for Melrose, the relative economic health of the Bank’s market area, and the impact on market value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. The national economy experienced a severe downturn during 2008 and 2009, as the fallout of the housing crisis caused the wider economy to falter, with most significant indicators of economic activity declining by substantial amounts. The overall economic recession was the worst since the great depression of the 1930s. Approximately 8 million jobs were lost during the recession, as consumers cut back on spending, causing a reduction in the need for many products and services. Total personal wealth declined notably due to the housing crisis and the drop in real estate values. As measured by the nation’s gross domestic product (“GDP”), the recession officially ended in the fourth quarter of 2009, after the national GDP expanded for two consecutive quarters (1.7% annualized growth in the third quarter of 2009 and 3.8% annualized growth in fourth quarter of 2009). The economic expansion has continued since that date, with GDP growth ranging from 1.8% (2011) to 2.8% (2012) since the end of 2009, with GDP growth of 1.9% recorded for the most recent calendar year of 2013. Notably, a large portion of GDP growth during 2009 through 2013 was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

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For 2012, the national inflation rate averaged an annual rate of 2.07% and for 2013, averaged an even lower rate of 1.47%. Indicating a level of improvement, the national unemployment rate equaled 6.7% as of December 2013, a moderate decline from 7.9% as of December 2012, but still high compared to recent historical levels. There remains uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The major stock exchange indices have reflected improvement over the last 12 months. As an indication of the changes in the nation’s stock markets over the last 12 months, as of February 14, 2014, the Dow Jones Industrial Average closed at 16,154.39, an increase of 15.6% from February 14, 2013, while the NASDAQ Composite Index stood at 4,244.03, an increase of 32.7% over the same time period. The Standard & Poors 500 Index totaled 1,838.63 as of February 14, 2014, an increase of 20.9% from February 14, 2013.

Based on the consensus outlook of 48 economists surveyed by The Wall Street Journal in January 2014, economic growth is expected to improve from a forecasted growth rate of 2.5% in 2013 to 2.9% in 2016. Most of the economists expect that the unemployment rate will continue to steadily decline at a modest pace from 6.7% in December 2013 to 6.3% in December 2014, and is forecasted to fall below 6% by the end of 2015. On average, the economists expect that the unemployment rate will be 6.3% by the end of 2014, with the economy adding around 200,000 jobs a month over the next year. On average, the economists did not expect the Federal Reserve to begin raising its target rate until mid-2015 at the very earliest, and the yield on the 10-year Treasury would increase to over 4% by the end of 2015. Inflation pressures were forecasted to remain below 2.5% through the end of 2015, and that the price of oil was expected to decline to approximately $95 a barrel through the end of 2014. The Federal Housing Finance Agency house price index was projected to rise by 5% in 2014, while projections for housing starts were mostly steady.

The January 2014 housing forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to increase by approximately 3.9% from 2013 levels and new home

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sales were expected to increase by 9.1% in 2014. Furthermore, the MBA forecasts a slightly larger increase in existing home sales of 4.4% and slower growth in new home sales of approximately 4.1% during 2015. The MBA forecast showed increases in the median sale price for new and existing homes in 2014 and 2015. Total mortgage production is forecasted to be down in 2014 to $1.1 trillion compared to $1.8 trillion in 2013. The reduction in 2014 originations is largely due to a 60% reduction in refinancing volume, with refinancing volume forecasted to total only $440 billion in 2014. Comparatively, home purchase mortgage originations are predicted to increase by 3.8% in 2014, with purchase lending forecasted to total $677 billion in 2014. For 2015, refinancing volume is projected to continue to decline, at a modest pace, while house purchase mortgage originations are projected to increase by a larger 17.6%.

Interest Rate Environment

Reflecting a strengthening economy which could lead to inflation, the Federal Reserve increased interest rates a total of 17 times from 2004 to 2006, with the Federal Funds rate and discount rate peaking at 5.25% and 6.25% in 2006. The Federal Reserve then held these two interest rates steady until mid-2007, at which time the downturn in the economy was evident, and the Federal Reserve began reacting to the increasingly negative economic news. Beginning in August 2007 and through December 2008, the Federal Reserve decreased market interest rates a total of 12 times in an effort to stimulate the economy.

As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates remained in effect through early 2010. In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy. The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve. This low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as borrowing costs for residential housing have been at or near historical lows for an extended period of time, and the prime rate of interest remains at a low level. Longer-term interest rates (10-year treasury) increased somewhat in mid-2013 in response to the expectation that the Federal Reserve will cease its treasury buying efforts to keep longer term rates low. The Federal Reserve’s mid-December announcement that it would begin to

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taper its stimulus program provided for a general upward trend in interest rates throughout December, with the 10-year Treasury yield edging above 3.0% in late-December, but interest rates eased lower at the start of 2014, with the 10-year Treasury yield dipping below 3.0%. The downward trend in long-term Treasury yields continued through the balance of January, as investors sought the safe haven of Treasury bonds amid turmoil in emerging markets and soft jobs data. The Federal Reserve concluded its late-January meeting by voting to scale back its bond buying program by another $10 billion. As of February 14, 2014, one- and ten-year U.S. government bonds were yielding 0.11% and 2.75%, respectively, compared to 0.16% and 2.00%, as of February 14, 2013. This has had a mixed impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2008, and has remained at that level since that date. Data on historical interest rate trends is presented in Exhibit II-2.

Market Area Demographic and Economic Characteristics

Table 2.1 presents information regarding the demographic and economic trends for the Bank’s market area from 2010 to 2013 and projected through 2018, with additional detail presented in Exhibit II-3. Data for the nation, the state of Massachusetts, and Middlesex County is included for comparative purposes.

From 2010 to 2013, Middlesex County’s population increased at a 0.3% annual rate, which was equal to the comparable growth rate of Massachusetts and the City of Melrose, but fell below the United States, which grew at a 0.6% growth rate over the same time period. Household growth reflected a similar trend to population growth. These trends reflect a tendency of people to move to suburban markets for job opportunities, a lower cost of living, more affordable housing and more available space for development of new housing. The City of Melrose and Middlesex County are projected to experience population growth exceeding recent historical trends over the next five years, which are higher than projected statewide and nationwide growth rates.

Income levels in the market area tend to reflect the nature of the markets served, with higher income levels in the faster growing suburban markets. The greater wealth of the suburban markets is consistent with national trends, in which the white collar professionals who work in the cities generally reside in the surrounding suburbs. The median household income in

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Table 2.1

Melrose Cooperative Bank

Summary Demographic Data

	Year			Growth Rate
	2010	2013	2018	2010-2013	2013-2018
				(%)	(%)
Population (000)
United States	308,746	314,468	323,986	0.6%	0.6%
Massachusetts	6,548	6,611	6,757	0.3%	0.4%
Middlesex County	1,503	1,518	1,569	0.3%	0.7%
City of Melrose	27	27	29	0.3%	0.9%

Households (000)
United States	116,716	118,979	122,665	0.6%	0.6%
Massachusetts	2,547	2,580	2,637	0.4%	0.4%
Middlesex County	581	588	607	0.4%	0.6%
City of Melrose	11	11	12	0.5%	0.8%

Median Household Income ($)
United States	NA	51,314	56,895	NA	2.1%
Massachusetts	NA	62,676	73,930	NA	3.4%
Middlesex County	NA	77,351	85,661	NA	2.1%
City of Melrose	NA	78,641	85,795	NA	1.8%

Per Capita Income ($)
United States	NA	27,567	29,882	NA	1.6%
Massachusetts	NA	35,234	38,312	NA	1.7%
Middlesex County	NA	41,557	44,872	NA	1.5%
City of Melrose	NA	42,197	44,901	NA	1.2%

2013 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
United States	19.4	27.5	26.7	17.1	9.4
Massachusetts	17.2	27.4	27.5	17.7	10.2
Middlesex County	17.3	27.6	28.5	17.0	9.7
City of Melrose	18.1	21.0	30.2	18.9	11.8

2013 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
United States	24.0	24.6	30.2	21.2
Massachusetts	19.2	21.1	28.4	31.3
Middlesex County	15.2	18.4	27.4	39.1
City of Melrose	16.5	17.2	28.4	37.9

Source: SNL Financial, LC.

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II.7

Middlesex County and particularly in the City of Melrose were well above both the statewide and national averages, but are projected to grow at a lower rate than the state and national level over the next five years. Per capita income levels reveal the same trends, where Middlesex County and the City of Melrose were also well above both statewide and national measures of per capita income, with slightly higher projected growth rates compared to the state and national aggregates.

In addition, household income distribution measures show relative affluence in the City of Melrose and Middlesex County, as both areas recorded a higher distribution of households with income above $50,000, in comparison to state and nationwide aggregates. Age distribution figures reveal that the City of Melrose have a slightly older population distribution than county, state, and nationwide levels, as well.

Regional/Local Economy

As the City of Melrose is only approximately seven miles from the City of Boston, the Bank’s market area consists of many local citizens that commute to Boston for work. Specifically, the City of Melrose is an approximate 20 minute commute to Boston and there are three stops located in Melrose on the commuter rail line to Boston, supporting the many Melrose citizens that commute to the City of Boston given the array of employment opportunities in the city. The Greater Boston area’s economy is concentrated into several industry segments of interrelated companies and institutions including the following:

•	Financial Services: Both new and established businesses in Greater Boston benefit from Boston’s expertise in the venture capital industry, mutual fund business, and institutional investing.

•	Information Technology: The region benefits from a strong presence of company headquarters, research, and manufacturing facilities in a diverse group of industries including computers, software, peripherals, information services, communications, and electronics.

•	Health Care: Greater Boston is the nation’s largest center of health research and is one of the premier patient-care centers in the world. Teaching hospitals, such as Brigham & Women’s Hospital, Children’s Hospital, Dana-Farber Cancer Institute, and Massachusetts General Hospital serve as training grounds, research centers, and important sources of innovative technologies.

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•	Manufacturing: The manufacturing base in Greater Boston is concentrated in instruments, industrial machinery, electronics, and printing and publishing.

•	Tourism: Greater Boston is host to conventioneers, business travelers, and vacationers, who are attracted by the region’s business opportunities, scenery and rich history.

Within Middlesex County, the area is based on a variety of employment sectors with notable diversification, much like the Greater Boston area, as described above. The primary employment sectors in Middlesex County and the state of Massachusetts are shown below in Table 2.2.

Table 2.2

Melrose Cooperative Bank

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Massachusetts	Middlesex County
	(% of Total Employment)

Services	33.3%	38.3%
Wholesale/Retail Trade	24.5%	24.1%
Healthcare	10.7%	8.5%
Manufacturing	8.5%	9.7%
Finance/Insurance/Real Estate	8.2%	6.3%
Government	4.7%	3.2%
Construction	4.2%	4.4%
Transportation/Utility	3.3%	2.8%
Information	0.9%	1.2%
Agriculture	0.9%	0.9%
Other	0.8%	0.8%

	100.0%	100.0%

Source: SNL Financial, LC.

Employment data presented in Table 2.2 indicates that similar to many areas of the country and the state of Massachusetts, services and wholesale/retail trade are the two most prominent sectors in Middlesex County. Middlesex County maintained a higher level of employment in services and manufacturing and a lower level of employment in wholesale/retail trade, healthcare, financial services, and government, as compared to the state of Massachusetts. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

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Furthermore, Table 2.3 below presents a list of private and public sector employers in Middlesex County. Middlesex County contains a diverse cross section of employment sectors, with a mix of the largest employers in the industries of services, education, technology, government, and health care, which partially mitigates the risk associated with a decline in any particular economic sector or industry. Middlesex County is home to a number of large renowned universities, such as Harvard University, Massachusetts Institute of Technology and Boston College and the county also hosts various information and technology institutions and companies, which are located around the Greater Boston area.

Table 2.3

Melrose Cooperative Bank

Middlesex County Largest Employers

Company/Institution	Industry	Employees
Harvard University	Education	10,000
EMC Corp.	Technology	9,000
Laboratory for Nuclear Science	Technology	7,500
MA Institute of Technology	Education	6,000
MIT-Reseach Lab-Electronics	Research/Education	5,000
ABM Industries	Facility Services	4,500
ABT Associates Inc	Consulting	4,200
Analog Devices Inc	Technology	4,000
Anti Phishing Working Group	Government	3,950
Bentley University	Education	3,920
Bose Corp	Technology	3,800
Boston College	Education	3,000
Boston Scientific Corp	Healthcare	2,500
Brandeis University	Education	2,300
Center for Astrophysics	Research/Education	2,000

Source: Middlesex Local Government Website

Within the City of Melrose, the largest employment sector is within the health care industry, as the largest employer of the city is the area hospital, the Melrose-Wakefield Hospital. Melrose-Wakefield Hospital was the location of the world’s first laser surgery and one of the first hospitals to offer same day surgery, this hospital has served the community for over a century. It is among the top ten percent of hospitals in the nation for stroke care and the top fifteen percent in the nation for heart attack treatment. In addition to the hospital, there are numerous other healthcare facilities located in the City of Melrose, from pediatricians and specialists to dentists and dermatologists. Moreover, Melrose is also a city committed to taking care of its elders, which, as mentioned previously, are a slightly larger portion of the population, as compared to state and nationwide levels.

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II.10

Unemployment Trends

Comparative unemployment rates for the City of Melrose and Middlesex County, as well as the United States and Massachusetts are shown in Table 2.4. As of December 2013, the City of Melrose reported a 4.9% unemployment rate, which fell below Middlesex County’s unemployment rate of 5.2%, as well as the state and national aggregates of 7.0% and 6.7%. Similar to statewide unemployment trends, the December 2013 unemployment rate was higher in Middlesex County and the City of Melrose compared to a year ago, which contrasts with national unemployment trends which have declined over the past year. This unfavorable trend indicates a slow economic recovery in the market area and a lack of employment growth. However, compared to the national aggregate, the unemployment rate in Middlesex County and within the City of Melrose, remain relatively low and is indicative of certain consistent economic strength within the Bank’s markets.

Table 2.4

Melrose Cooperative Bank

Unemployment Trends

Region	December 2012 Unemployment	December 2013 Unemployment

United States	7.9%	6.7%
Massachusetts	6.7%	7.0%
Middlesex County	5.1%	5.2%
City of Melrose	4.7%	4.9%

Source: U.S. Bureau of Labor Statistics.

Real Estate Trends

Home Sales

Home sales activity across Massachusetts during the month of December 2013 surpassed the mark posted during December 2012, a positive indicator for an industry that has been impacted by the recession that commenced in 2008. According to statistics provided by the Massachusetts Association of Realtors (“MAR”), single-family home sales during the twelve months ended December 2013 totaled 49,459, a 7.1% increase from the same period posted in

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II.11

2012 (when the market recorded 46,200 sales). In addition, the median sales price increased by 9.2% (to $325,000) for the twelve months ended December 2013, from the level for the same time period ended December 2012 ($297,750). Locally, according to statistics provided by the Warren Group, home sales in the Bank’s market area reflected a declining trend, as within the City of Melrose, for the month of December 2013, single-family home sales were down 26% compared with the month of December in 2012 (14 home sales in December 2013 versus 19 home sales in December 2012). On the other hand, the average sales price of a single-family home increased by 9.3% to equal $476,742 in December 2013 as compared to the month of December in 2012 ($436,336).

Foreclosure Trends

Single family foreclosures statewide trended generally downward over the twelve months ended December 2013, according to RealtyTrac, a company specializing in real estate foreclosure data. In December 2013, the number of properties that received a foreclosure filing in Massachusetts was 41% lower than the previous month and 54% lower than the same time last year. Specifically, one in every 5,017 housing units in Massachusetts received a foreclosure filing for December 2013. At the same time, Middlesex County reported a slightly lower foreclosure rate of one in every 5,716 housing units with a foreclosure filing. Furthermore, for December 2013, the City of Melrose reported a foreclosure rate lower than both the state and county measures, reporting one in every 11,406 housing units with a foreclosure filing.

Market Area Deposit Characteristics

The Bank’s retail deposit base is closely tied to the economic fortunes of Middlesex County and, in particular, the City of Melrose. Table 2.5, on the following page, displays deposit market trends from June 30, 2009 through June 30, 2013 for Middlesex County and the state of Massachusetts. Massachusetts bank and thrift deposits increased at an 11.0% annual rate during the four year period, with savings institutions declining by 4.0% and commercial banks reporting annual deposit growth of 18.1%. The decline in savings institution deposits over the four year time period was largely due to thrifts converting to commercial banks, as well as a result of mergers involving the sale of thrifts to commercial banks. Overall, savings institutions held a market share of 21.8% of total deposits statewide as of June 30, 2013, indicating a relatively strong market position. Middlesex County, on the other hand, experienced an annual deposit decline of 16.7% over the four year period, reporting declines in deposits in both commercial banks and savings institutions of 20.0% and 5.3%, respectively. Importantly, however, the market share for savings institutions in Middlesex County was 30.5% of total deposits as of June 30, 2013, which was higher than the statewide aggregate of 21.8%.

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Table 2.5

Melrose Cooperative Bank

Deposit Summary

	As of June 30,
	2009			2013			Deposit Growth Rate 2009-2013
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars in Thousands)						(%)

Massachusetts	$189,870,183	100.0%	2,245	$288,381,314	100.0%	2,218	11.0%
Commercial Banks	115,811,378	61.0%	1,046	225,589,069	78.2%	1,320	18.1%
Savings Institutions	74,058,805	39.0%	1,199	62,792,245	21.8%	898	-4.0%

Middlesex County	$97,781,775	100.0%	510	$47,153,133	100.0%	512	-16.7%
Commercial Banks	79,867,519	81.7%	254	32,768,200	69.5%	341	-20.0%
Savings Institutions	17,914,256	18.3%	256	14,384,933	30.5%	171	-5.3%
Melrose Cooperative Bank	120,620	0.1%	1	175,730	0.4%	1	9.9%

Source: FDIC.

Melrose maintains a relatively small share of county deposits, with its branch network consisting of only one branch. The Bank reported $175.7 million of deposits, representing 0.4% market share of bank and thrift deposits at June 30, 2013. Over the past four years, however, the Bank experienced a 9.9% annual increase of deposits, while Middlesex County reported a 16.7% decline in total deposits. Notwithstanding the relatively strong growth in deposits over the last four years, the Bank’s deposit market share only grew to 0.4% for June 30, 2013, as compared to 0.1% at June 30, 2009, indicating potential additional deposit growth and increases in market share.

Deposit Competition

The competitive environment for financial institution products and services on a national, regional and local level can be expected to become even more competitive in the future. Consolidation in the banking and thrift industries provides economies of scale to the larger institutions, while the increased presence of investment options provides consumers with attractive investment alternatives to financial institutions. Melrose faces notable competition in both deposit gathering and lending activities, including direct competition with financial institutions that primarily have a local, regional or national presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as

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the Bank. With regard to lending competition, Melrose encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions.

From a competitive standpoint, the Bank benefits from its status of a locally-owned financial institution, longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. Some of the larger commercial banks and thrifts operating in the Bank’s market include RBS, Bank of America, and TD Bank. The significant level of competition is demonstrated numerically in Table 2.6 below, which reflects that the three largest competitors for the Bank (as defined by financial institutions with branches within a 10 mile radius of the Bank’s branch office) have over two-thirds of the deposit market share. Importantly, there are many other competitors, in terms of thrifts, commercial banks, and credit unions in the market, as well. These numbers do not include competition from mortgage banking companies, investment houses, mutual funds and other sources.

Table 2.6

Melrose Cooperative Bank

Deposit Market Share

Company	Headquarters		Branches	Deposits in Competing Branches (1)
				($000)	(%)

Melrose Cooperative Bank	Melrose	MA	1	$175,730	0.2%

Deposit Competitors (2)
RBS	Edinburgh	United Kingdom	81	$18,574,082	20.3%
Bank of America Corp.	Charlotte	NC	70	41,644,161	45.5%
Santander	Boadilla del Monte	Spain	62	10,459,475	11.4%
Eastern Bank Corp.	Boston	MA	43	4,402,880	4.8%
Toronto-Dominion Bank	Toronto	Canada	25	2,157,720	2.4%
Meridian Interstate Bncp (MHC)	East Boston	MA	23	1,892,148	2.1%
Salem Five Bancorp	Salem	MA	21	2,008,090	2.2%
People’s United Financial Inc.	Bridgeport	CT	21	1,279,214	1.4%
Century Bancorp Inc.	Medford	MA	18	2,296,751	2.5%
Citigroup Inc.	New York	NY	18	1,348,534	1.5%
Brookline Bancorp Inc.	Boston	MA	14	1,412,364	1.5%
Independent Bank Corp.	Rockland	MA	11	355,374	0.4%
Metro Credit Union	Chelsea	MA	11	976,666	1.1%
Cambridge Financial Group Inc.	Cambridge	MA	11	1,757,792	1.9%
East Cambridge SB	Cambridge	MA	9	737,888	0.8%

Total for All Competitors			438	$91,478,869	100.0%

(1)	Deposits as of June 30, 2013.
(2)	Defined as institutions maintaining a branch office within 10 miles of the Melrose headquarters.

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Melrose’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Melrose is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Melrose, individually or as a whole, key areas examined for differences to determine if valuation adjustments are appropriate were in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and, effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed institutions” (i.e., those listed on the Over-the-Counter Bulletin Board or Pink Sheets), as well as those that are non-publicly traded and closely-held. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies (“MHCs”) and recent conversions (companies converted less than one year ago), since their pricing ratios are subject to unusual distortion, their financial results do not reflect a full year of reinvestments, and the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 119 publicly-traded thrift institutions nationally, which includes 15 publicly traded MHCs. Given the limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the

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III.2

“best fit” peer group. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since Melrose will be a full stock public company upon completion of the offering, we considered only full stock public companies to be viable candidates for inclusion in the Peer Group, excluding those in MHC form.

Based on the foregoing and from the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of the Bank. The Peer Group selection process focused on companies operating in similar markets with comparable asset sizes, strong asset quality, and, positive core earnings over the last twelve month period. We believe these characteristics are given significant weight by investors in evaluating Melrose and similarly situated institutions. Accordingly, the institutions selected for inclusion in the Peer Group were headquartered in the Northeast and Mid-Atlantic regions of the United States, with total assets of less than $1.0 billion, non-performing assets of less than 2.0% of total assets, and positive core earnings on a trailing twelve month basis. Eleven companies met the criteria and one company (Prudential Bancorp, Inc. of Pennsylvania) was excluded because it had completed its second-step conversion within the last twelve months.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Melrose, we believe that the Peer Group companies, on average, provide a good basis for the valuation, subject to valuation adjustments. The following sections present a comparison of the Bank’s financial condition, income and expense trends, loan composition, credit risk, and interest rate risk as of or for the twelve months ended December 31, 2013 versus the Peer Group as of or for the twelve months ended September 30, 2013.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies in relation to Melrose, is detailed in the following pages.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

										As of February 14, 2014
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets (1)	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)

THRD	TF Financial Corp.	NASDAQ	MA	Newtown	PA	$833	19	Dec	7/13/94	$29.99	$94
ONFC	Oneida Financial Corp.	NASDAQ	MA	Oneida	NY	714	13	Dec	7/7/10	12.34	87
HBNK	Hampden Bancorp Inc.	NASDAQ	NE	Springfield	MA	696	10	Jun	1/17/07	15.96	90
CBNK	Chicopee Bancorp Inc.	NASDAQ	NE	Chicopee	MA	605	9	Dec	7/20/06	17.37	94
PEOP	Peoples Federal Bancshares Inc	NASDAQ	NE	Brighton	MA	585	8	Sep	7/7/10	18.08	116
WEBK	Wellesley Bancorp	NASDAQ	NE	Wellesley	MA	421	4	Dec	1/26/12	18.50	45
OBAF	OBA Financial Services Inc	NASDAQ	MA	Germantown	MD	390	7	Jun	1/22/10	19.00	77
FFCO	FedFirst Financial Corp.	NASDAQ	MA	Monessen	PA	323	7	Dec	9/21/10	20.06	47
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	296	6	Jun	11/29/93	12.00	25
GTWN	Georgetown Bancorp Inc.	NASDAQ	NE	Georgetown	MA	247	3	Dec	7/12/12	14.75	27

(1)	As of September 30, 2013.

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•	TF Financial Corp (“THRD”) of Newtown, PA operates 19 branches within Pennsylvania and New Jersey along the I-95 corridor between Philadelphia and Newark. THRD is comparable to the Bank, as they both are headquartered in a suburb of a major metropolitan area and they both maintain similar levels of 1-4 family mortgage loans (inclusive of MBS) funded primarily by deposits. THRD also had a meaningful level of CRE loans and had less favorable asset quality than the Bank with measurably higher charge-offs. THRD’s funding included borrowings and deposits were lower than the Bank’s as a percent of average assets. Both the Bank and THRD maintained similar regulatory capital ratios. THRD’s net interest income to average assets was higher due to higher asset yields and lower cost of funds. Overall, THRD’s net income to average assets was considerably higher due to its more favorable net interest income to average assets, higher non-operating income, and lower effective tax rate. At September 30, 2013, THRD had total assets of $833 million and as of February 14, 2014, THRD’s market capitalization was $94 million.

•	Oneida Financial Corp (“ONFC”) of Oneida, NY operates 13 branches within the suburbs of Syracuse, New York, which is comparable to the Bank who also operates in the suburbs of a major metropolitan area. ONFC is a more diversified financial services company, with multiple subsidiary companies outside of the traditional community banking structure. ONFC had significantly higher investments, as well as a more diversified loan portfolio, with higher concentrations in CRE and commercial business lending, which did not negatively impact ONFC’s strong asset quality and reserve coverage. ONFC had similar funding composition to the Bank, with the vast majority made up of deposits. As ONFC’s revenue sources are more diversified than the Bank’s, ONFC had significantly higher non-interest income and non-interest expense than not only the Bank, but all of the Peer Group companies, which resulted in the highest net income reported by a Peer Group company. At September 30, 2013, ONFC had total assets of $714 million and as of February 14, 2014, OCFC’s market capitalization was $87 million.

•	Hampden Bancorp Inc. (“HBNK”) of Springfield, MA is headquartered in Massachusetts and operates 10 branches in and around Springfield, comparable to the Bank as both operate in suburbs of a metropolitan market within Massachusetts. HBNK maintained a similar asset mix, but a more diversified loan portfolio, which included a significant level of CRE loans, as well as meaningful levels of commercial business, construction and consumer loans, albeit 1-4 family mortgage loans (inclusive of MBS) represented the largest loan concentration. HBNK utilized borrowings as a funding source and therefore, has a lower deposits to assets ratio. HBNK’s asset quality was less favorable, with higher NPAs and lower reserve coverage in terms of NPAs and NPLs. Net income to average assets was slightly higher as HBNK reported higher ratios of net interest income and non-interest income to average assets, which were only partially offset by higher operating expenses. At September 30, 2013, HBNK had total assets of $696 million and as of February 14, 2014, HBNK’s market capitalization was $90 million.

•

Chicopee Bancorp Inc. (“CBNK”) of Chicopee, MA is headquartered in Massachusetts, with 9 branches located in the suburbs of Springfield, comparable to the Bank as both operate in suburbs of a metropolitan market within Massachusetts. CBNK’s balance sheet composition reflected a higher level of loans and a lower level of investments than the Bank. CBNK’s loan portfolio was more diversified with significantly less 1-4 residential loans to assets and a significantly higher level of CRE loans, as well as meaningful levels of commercial business and construction and land loans. Asset quality measures were inferior overall. CBNK maintained a higher level of tangible equity than the Bank, however the regulatory capital (risk weighted) ratio was more similar to the Bank as CBNK’s risk weighted assets to assets ratio was significantly higher due to the loan portfolio composition.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

CBNK’s net interest income and non-interest income as a percent of average assets were considerably higher than the Bank’s. CBNK’s higher non-interest expense ratio, which was only partially offset by a more favorable effective tax rate resulted in a net income to average assets ratio, that was relatively similar to the Bank. As of September 30, 2013, CBNK had total assets of $605 million and as of February 14, 2014, CBNK has a market capitalization of $94 million.

•	Peoples Federal Bancshares Inc. (“PEOP”) of Brighton, MA is headquartered in Massachusetts and operates 7 branches just south of the Bank’s main office; thus PEOP and the Bank operate in markets surrounding the city of Boston. In terms of asset composition, PEOP had a significantly lower level of cash and investments, which resulted in a higher level of loans than the Bank. PEOP’s loan portfolio included a similar 1-4 family loan and MBS concentration, but higher levels of multi-family and CRE loans. PEOP’s deposits to assets ratio was lower as borrowings were used as a supplemental source for funding, while PEOP also maintained significantly higher levels of tangible equity and regulatory capital ratios. PEOP’s asset quality ratios were similar to the Bank, while reserve coverage ratios were relatively stronger. PEOP and the Bank had similar net income ratios, notwithstanding PEOP’s more favorable net interest income and non-interest income ratios and less favorable non-interest expense ratio. PEOP also operated with a significantly higher effective tax rate than the Bank and all of the Peer Group companies. As of September 30, 2013, PEOP had total assets of $585 million and as of February 14, 2014, CBNK has a market capitalization of $116 million.

•	Wellesley Bancorp (“WEBK”) of Wellesley, MA is headquartered in Massachusetts and operates 4 branches, one of which is located in the financial district in Boston and the other three southwest of Boston; thus also operating in the greater Boston metropolitan area. WEBK’s balance sheet composition consisted of a higher level of loans and lower level of cash investments funded by a lower level of deposits as WEBK also utilizes borrowings as a funding source. WEBK’s loan portfolio was more diversified with moderately less 1-4 family residential loans (inclusive of MBS) and meaningful exposure to CRE loans and construction and land loans. WEBK’s tangible equity ratio was similar to the Bank, however, WEBK’s regulatory (risk weighted) capital ratio was considerably lower due to a higher level of risk weighted assets. WEBK’s asset quality was less favorable in terms of higher NPAs and NPLs and lower reserve coverage of those. Net interest income to average assets was considerably higher than the Bank, primarily due to more favorable asset yields, which resulted in a higher net income to average assets ratio, despite a higher effective tax rate and operating expenses. As of September 30, 2013, WEBK had total assets of $421 million and as of February 14, 2014, WEBK has a market capitalization of $45 million.

•

OBA Financial Services, Inc. (“OBAF”) of Germantown, MD operates 7 banking offices that are primarily located in the outer suburbs of Baltimore, Maryland and Washington, D.C., which are comparable to the Bank as both operate in suburbs of a metropolitan market. OBAF’s balance sheet reflected a higher level of loans and a lower level of MBS and investments, which were funded by a lower level of deposits, as OBAF also utilizes borrowings for funding purposes. OBAF had a more diversified loan portfolio, as OBAF had a significant concentration in CRE loans, and meaningful exposure to commercial business and construction and land loans. Asset quality was less favorable in terms of NPAs and NPLs with lower reserves to NPAs and NPLs. OBAF had a significantly higher tangible equity to assets ratio than the Bank and reported significantly higher regulatory capital ratios. OBAF had significantly higher net interest income to average assets due to higher asset yields and a lower cost of funds, which was mostly offset by a considerably higher level of non-interest expenses, a higher effective tax rate and, higher level of provisions for

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

loan losses, which contributed to a slightly lower net income to average assets ratio. As of September 30, 2013, OBAF had total assets of $390 million and as of February 14, 2014, OBAF has a market capitalization of $77 million.

•	FedFirst Financial Corp (“FFCO”) of Monessen, PA operates 7 banking offices in the outer suburbs of Pittsburgh, Pennsylvania, comparable to the Bank as both operate in suburbs of a metropolitan market. FFCO operated with a significantly higher level of loans than the Bank, with a comparable level of 1-4 family loans (inclusive of MBS) to assets, but with more lending diversification into CRE, construction and land and commercial business loans. In terms of balance sheet composition, deposits were lower as FFCO also utilized borrowings as a funding source and maintained a higher level of tangible equity. FFCO’s asset quality was less favorable, as NPAs were higher and reserve coverage was lower than the Bank. Net income to average assets was higher due to higher net interest income, as a result of higher asset yields and higher non-interest income, which was partially offset by higher operating expenses and higher provision for loan losses. FFCO’s higher non-interest income was driven by its commercial and personal insurance business operated through its majority owned insurance subsidiary. As of September 30, 2013, FFCO had total assets of $323 million and as of February 14, 2014, FFCO has a market capitalization of $47 million.

•	WVS Financial Corp. (“WVFC”) of Pittsburgh, PA operates 7 banking offices in Pennsylvania within the Pittsburgh metropolitan area, comparable to the Bank as both operate in suburbs of a metropolitan market. WVFC’s asset composition was heavily weighted in MBS and investments, resulting in a significantly lower loans to assets ratio, which were funded with roughly balanced levels of deposits and borrowings. Net income to average assets was slightly less than the Bank primarily due to lower net interest income and a higher effective tax rate, which were only partially offset by lower non-interest expenses. In addition, WVFC’s subsidiary bank recently received a needs improvement for its Community Reinvestment Act (“CRA”) rating. As of September 30, 2013, WVFC had total assets of $296 million and as of February 14, 2014, WVFC has a market capitalization of $25 million.

•	Georgetown Bancorp Inc. (“GTWN”) of Georgetown, MA is comparable to the Bank as GTWN is headquartered in Massachusetts and operates 3 banking offices just north of the Bank; thus operating in the Boston metropolitan area. GTWN’s asset composition reflected a lower level of cash and investments and a higher level of loans funded by a lower level of deposits and higher level of borrowed funds. Tangible equity to assets was slightly higher than the Bank, as well. GTWN had a comparable level of residential mortgage loans (inclusive of MBS), meaningful level of CRE, and construction and land loans and maintained a level of commercial business loans. Asset quality was less favorable than the Bank, as GTWN reported higher ratios of NPAs and NPLs and lower reserve coverage ratios. Overall, net income to average assets was similar to the Bank, supported by a higher level of net interest income and non-interest income, partially offset by higher provisions and non-interest expenses. As of September 30, 2013, GTWN had total assets of $247 million and as of February 14, 2014, GTWN has a market capitalization of $27 million.

In the aggregate, the Peer Group companies maintained a slightly higher level of tangible equity than the thrift industry median and recorded a lower level of core earnings. Asset quality for the Peer Group was somewhat more favorable than the thrift industry median, as a result of the Peer Group selection criteria, which included only companies with NPAs of less than 2.0% of assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The table below compares key financial characteristics and pricing ratios of the Peer Group to all fully-converted, non-MHC, publicly traded thrifts. The Peer Group’s median price/core earnings (“P/Core”) and price/tangible book (“P/TB”) ratios were at only modest premiums to the non-MHC publicly traded thrifts medians, while the Peer Group’s price/assets (“P/A”) ratio was similar to the fully converted publically traded thrifts median.

	Fully-Conv. Publicly Traded Thrifts (1)		Peer Group (1)

Financial Characteristics (Medians)
Assets ($Mil)	$771		$523
Market Capitalization ($Mil)	$95		$82
Tangible Equity/Tangible Assets (%)	11.57%		11.59%
Core Return on Average Assets (%)	0.60%		0.49%
Core Return on Average Equity (%)	4.34%		3.55%

Pricing Ratios (Medians)
Price/Core Earnings (x)	17.20	x	22.47	x
Price/Tangible Book (%)	102.39%		104.40%
Price/Assets (%)	12.34%		12.33%

(1)	Based on market prices and data available as of February 14, 2014 per Table 4.4.

The thrifts selected for the Peer Group were relatively comparable to the Bank in terms of the overall selection criteria and are considered the “best fit” group. While there are many similarities between Melrose and the Peer Group on average, there are some notable differences that lead to the valuation adjustments discussed herein. The following comparative analysis highlights key similarities and differences between the Bank and the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Bank as of December 31, 2013, while the Peer Group reflects balances as of September 30, 2013. As shown in Table 3.2, the Bank’s equity-to-assets ratio of 10.46% was lower than the Peer Group’s average and median equity ratios of 13.77% and 12.31%, respectively. Tangible equity-to-assets ratios for the Bank equaled 10.46%, below the Peer Group average and median of 13.30% and 12.00%, with the Peer Group reporting a limited intangible assets balance, while Melrose did not have any intangible assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2013

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equivalents	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash & Investments	Loans	Deposits	Borrow s. &Subdebt	Total Equity	Tangible Equity	Tangible Capital (2)	Tier 1 Risk- Based	Risk- Based Capital

Melrose Cooperative Bank
December 31, 2013			8.64%	20.39%	2.46%	67.11%	89.24%	0.00%	0.00%	10.46%	0.00%	10.46%	5.99%	10.30%	4.78%	6.24%	NA	3.71%	3.71%	10.09%	16.91%	17.95%

All Public Companies
Averages			6.03%	20.83%	1.86%	66.92%	74.39%	10.80%	0.38%	13.23%	0.71%	12.52%	3.34%	4.23%	5.06%	3.80%	1.71%	4.67%	3.78%	12.60%	19.42%	20.52%
Medians			3.76%	16.71%	1.94%	69.25%	75.80%	8.67%	0.00%	12.35%	0.02%	11.33%	1.01%	-0.58%	3.31%	1.18%	-2.09%	-0.76%	-0.59%	12.30%	18.11%	19.32%

State of MA
Averages			5.34%	14.79%	2.03%	75.07%	72.31%	14.38%	0.16%	12.25%	0.55%	11.70%	11.17%	1.62%	15.18%	10.97%	29.26%	-0.09%	-0.04%	12.61%	16.16%	17.23%
Medians			4.95%	9.57%	1.70%	77.75%	71.15%	14.33%	0.00%	12.20%	0.00%	12.00%	13.00%	-3.35%	14.64%	8.37%	27.09%	0.09%	0.09%	12.60%	16.16%	17.10%

Comparable Group
Averages			5.01%	21.42%	2.20%	68.41%	72.54%	12.81%	0.00%	13.77%	0.47%	13.30%	6.97%	-3.91%	9.65%	7.90%	4.00%	-0.21%	-0.57%	13.67%	18.96%	20.01%
Medians			4.58%	9.79%	2.35%	76.30%	73.47%	9.16%	0.00%	12.31%	0.00%	12.00%	3.99%	-1.39%	9.65%	6.37%	4.80%	-1.55%	-2.77%	14.53%	18.36%	19.26%

Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	8.86%	9.89%	2.33%	76.29%	80.10%	4.65%	0.00%	15.09%	0.00%	15.09%	-0.51%	4.20%	-1.50%	1.98%	-34.32%	2.22%	2.22%	NA	18.36%	19.26%
FFCO	FedFirst Financial Corp.	PA	4.37%	9.68%	2.64%	81.16%	69.72%	13.18%	0.00%	16.52%	0.35%	16.16%	0.28%	-28.58%	8.34%	2.20%	12.34%	-9.51%	-9.69%	14.53%	22.15%	23.40%
GTWN	Georgetown Bancorp Inc.	MA	3.36%	9.24%	1.16%	83.71%	65.54%	21.31%	0.00%	11.93%	0.00%	11.93%	16.72%	-18.47%	25.74%	5.96%	114.13%	-2.04%	-2.04%	10.16%	14.37%	15.57%
HBNK	Hampden Bancorp Inc.	MA	5.12%	20.95%	2.45%	69.25%	69.76%	17.29%	0.00%	12.06%	0.00%	12.06%	7.74%	-6.07%	14.49%	7.23%	20.86%	-3.50%	-3.50%	NA	16.90%	18.00%
OBAF	OBA Financial Services Inc	MD	9.37%	9.51%	2.37%	76.32%	74.30%	6.71%	0.00%	18.39%	0.00%	18.39%	0.43%	-1.94%	1.06%	6.78%	-32.57%	-5.16%	-5.16%	18.38%	24.63%	25.83%
ONFC	Oneida Financial Corp.	NY	4.80%	36.06%	2.52%	46.82%	85.29%	0.14%	0.00%	12.55%	3.74%	8.81%	5.46%	-0.84%	10.96%	6.77%	-83.33%	-1.06%	-4.49%	NA	NA	NA
PEOP	Peoples Federal Bancshares Inc	MA	6.35%	8.73%	3.42%	79.63%	72.63%	7.52%	0.00%	18.17%	0.00%	18.17%	2.53%	-0.64%	3.33%	2.00%	33.33%	-3.79%	-3.79%	15.08%	23.74%	24.83%
THRD	TF Financial Corp.	PA	3.72%	16.09%	2.21%	74.76%	81.82%	6.12%	0.00%	11.14%	0.58%	10.56%	19.55%	38.69%	16.49%	27.86%	-32.15%	13.23%	13.29%	10.21%	16.39%	17.64%
WEBK	Wellesley Bancorp	MA	3.07%	9.03%	1.55%	84.60%	77.76%	10.81%	0.00%	11.01%	0.00%	11.01%	17.85%	-25.65%	29.02%	16.93%	44.44%	4.41%	4.41%	NA	11.42%	12.64%
WVFC	WVS Financial Corp.	PA	1.04%	85.02%	1.36%	11.59%	48.47%	40.40%	0.00%	10.84%	0.00%	10.84%	-0.30%	0.18%	-11.39%	1.25%	-2.74%	3.09%	3.09%	NA	22.70%	22.90%

(1)	Includes loans held for sale.
(2)	The tangible capital ratio as defined under the latest OTS guidelines at period-end. For holding companies this represents the value for the company’s largest subsidiary.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Melrose’s pro forma capital position will increase with the addition of stock proceeds resulting from the Conversion, providing the Company with an equity and tangible equity ratio (the Bank has no intangible assets and the ratios are therefore the same) that is expected to exceed the Peer Group’s ratios (i.e., in a range of 18% to 22%). As a result of the Conversion, the increase in Melrose’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower overall funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity and the ability to leverage the increased equity to improve the ROAE will be dependent upon the Company’s ability to execute a business plan focused on balance sheet and earnings growth. Both the Bank’s and the Peer Group’s capital ratios reflect capital surpluses with respect to the regulatory capital requirements, with the Bank’s ratios currently measurably lower than the Peer Group’s. On a pro forma basis, the Company’s capital surpluses will become more significant and will exceed the Peer Group’s regulatory capital ratios.

The interest-earning asset (“IEA”) composition for the Bank and the Peer Group reflects differences in terms of proportion of loans, as Melrose’s ratio of loans to assets of 67.11% is lower than the Peer Group median ratio of 76.30%. Conversely, the Bank’s level of cash and investments equal to 29.03% of assets was much higher than the Peer Group median of 14.37% (primarily debt securities and marketable equity securities as the Bank does not hold MBS). The Bank’s asset strategy revolves around two asset classes: investment securities and mortgage loans, with mortgage loans primarily consisting of 1-4 family mortgages secured by properties within the local market area. While Melrose has indicated the intent to expand the CRE and multi-family loan portfolios, loan portfolio diversification is expected to occur gradually over time. Overall, the Bank’s IEAs amounted to 96.14%, which slightly exceeded the Peer Group’s median ratio of 90.67%. Both the Bank’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset. However, the Bank and the Peer Group reported similar levels of BOLI as a percent of assets at 2.46% and 2.35%. On a pro forma basis, immediately following the Conversion, a portion of the Offering proceeds will initially be invested into shorter term investment securities, further increasing the relative proportion of cash and investments for Melrose in comparison to the Peer Group over the short term, pending longer term deployment into higher yielding loans. Furthermore, the IEA advantage for the Bank will strengthen.

The Bank’s funding liabilities reflected a funding strategy that relied more on deposits than the Peer Group. The Bank’s deposits equaled 89.24% of assets, which exceeded the Peer

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Group’s median ratio of 73.47%. Furthermore, the Bank maintained a zero balance of borrowings, while the Peer Group reported borrowings of 9.16% of assets, based on the median. Overall, total interest-bearing liabilities (“IBL”) as a percent of assets equaled 89.24% and 82.63% for the Bank and the Peer Group, respectively, with the Bank’s higher ratio resulting from a lower capital position. The ratio of IBL will be reduced on a post-Offering basis as the Bank funds a greater portion of its operations with equity.

A key measure of balance sheet strength for a financial institution is the IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is modestly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 107.7% and 109.7%, respectively. The additional equity realized from stock proceeds will serve to strengthen the Bank’s IEA/IBL ratio relative to the Peer Group, as the increase in equity provided by the infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. During this period, the Bank recorded asset growth of 5.99% versus 3.99% of assets growth for the Peer Group based on the median. Melrose’s asset growth was supported largely by growth in cash and investments of 10.30%, as loans increased at a lower 4.78% rate. Conversely, the Peer Group’s asset growth was primarily the result of loan growth of 9.65%, which was partially funded through redeployment of funds from cash and investments, which decreased by 1.39%.

Asset growth for the Bank was funded with deposits, which increased by 6.24%, while the Peer Group’s asset growth was funded through deposit and borrowings growth of 6.37% and 4.80% over the corresponding timeframe. Reflecting recent levels of net income, the Bank’s equity increased at a 3.71% annual rate, versus the Peer Group’s equity shrinkage of 1.55%, which was likely the result of dividend payments and share repurchases that largely offset earnings for the period. As a mutual, the Bank does not pay dividends while eight of the ten Peer Group companies currently pay dividends. Although, subject to regulatory limitations, any future dividend payments and stock repurchases by the Company could also potentially slow the Company’s equity growth rate in the longer term following the Offering. Melrose’s post-Offering equity growth rate will initially be constrained by maintenance of a comparatively higher pro forma equity position in comparison to the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Income and Expense Components

Table 3.3 shows comparative income statement measures for the Bank and the Peer Group, reflecting earnings for the fiscal year 2013 for Melrose and for the twelve months ended September 30, 2013 for the Peer Group. As shown in Table 3.3, the Bank reported net income of 0.37% of average assets, which fell slightly below the Peer Group’s net income of 0.50% of average assets, based on the median. The Bank’s lower return was the result of a lower level of net interest income and non-interest income, which was partially offset by lower loan loss provisions, and significantly lower operating expenses, in comparison to the Peer Group. The Bank and the Peer Group reported the same level of gains on sale of loans and while the Bank reported a zero balance of non-operating items, the Peer Group only reported a minimal 0.01% of average assets.

The Bank’s interest income to average assets fell below the Peer Group’s average and median, while the ratio of interest expense to average assets was above the Peer Group’s average and median. Overall, Melrose’s ratio of net interest income to average assets of 2.00% was lower than the Peer Group’s average and median ratios of 3.07% and 3.20%, respectively. The Bank’s lower interest income ratio is primarily due to the lower yield on interest-earning assets of 3.00%, as compared to the Peer Group’s yield on interest-earning assets of 4.26% based on the median. The Bank’s lower yield on interest-earning assets is a result of the Bank’s higher concentration in lower interest-earning 1-4 family residential loans versus the Peer Group’s more diversified loan portfolio. The higher ratio of interest expense to average assets reflects the Bank’s higher cost of interest-bearing liabilities (0.95% versus 0.78% for the Peer Group), with almost half of the Bank’s deposits consisting of higher costing CDs. Accordingly, the Bank’s yield-cost spread of 2.05% fell below the Peer Group’s average and median spreads of 3.12% and 3.23%.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings than the Bank’s, with such income amounting to 0.18% and 0.40%, respectively. Historically, Melrose has had relatively modest levels of fee generating activities, primarily due to a high concentration of CDs in the deposit portfolio that do not generate notable levels of fee income. Melrose’s non-interest operating income consists substantially of fees and service charges generated from the Bank’s retail banking activities, limited income from the sale of loans in the secondary market, and from the cash surrender value of BOLI.

The Bank reported a significantly lower ratio of non-interest expenses, 1.64% of average assets versus the Peer Group median of 2.83% of average assets. Melrose has been effective

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2013

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate

Melrose Cooperative Bank
December 31, 2013			0.37%	2.79%	0.79%	2.00%	0.02%	1.99%	0.05%	0.13%	1.64%	0.00%	0.00%	0.16%	3.00%	0.95%	2.05%	$8,195	29.78%

All Public Companies
Averages			0.52%	3.75%	0.75%	3.01%	0.22%	2.79%	0.45%	0.56%	3.04%	0.12%	0.00%	0.28%	4.04%	0.96%	3.10%	$5,542	29.28%
Medians			0.60%	3.75%	0.70%	3.06%	0.15%	2.87%	0.10%	0.46%	2.84%	0.04%	0.00%	0.27%	4.08%	0.93%	3.12%	$4,989	31.73%

State of MA
Averages			0.56%	3.78%	0.71%	3.07%	0.13%	2.94%	0.12%	0.36%	2.61%	0.13%	0.00%	0.30%	4.02%	0.94%	3.08%	$6,880	33.86%
Medians			0.51%	3.90%	0.74%	3.08%	0.12%	2.96%	0.05%	0.30%	2.63%	0.03%	0.00%	0.29%	4.13%	0.97%	3.10%	$6,523	36.77%

Comparable Group
Averages			0.57%	3.69%	0.62%	3.07%	0.11%	2.96%	0.11%	0.83%	3.07%	0.09%	0.00%	0.27%	3.95%	0.83%	3.12%	$5,436	33.53%
Medians			0.50%	3.92%	0.56%	3.20%	0.11%	3.10%	0.05%	0.35%	2.83%	0.01%	0.00%	0.27%	4.26%	0.78%	3.23%	$5,437	36.94%

Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	0.49%	3.96%	0.78%	3.18%	0.08%	3.10%	0.04%	0.56%	3.03%	0.05%	0.00%	0.13%	4.30%	1.09%	3.21%	$4,513	20.86%
FFCO	FedFirst Financial Corp.	PA	0.78%	4.10%	0.89%	3.22%	0.11%	3.10%	0.00%	1.35%	3.28%	0.00%	0.00%	0.40%	4.36%	1.23%	3.13%	$3,881	34.02%
GTWN	Georgetown Bancorp Inc.	MA	0.43%	4.24%	0.56%	3.67%	0.20%	3.47%	0.64%	0.31%	3.73%	0.00%	0.00%	0.26%	4.43%	0.75%	3.68%	$5,047	37.41%
HBNK	Hampden Bancorp Inc.	MA	0.52%	3.70%	0.81%	2.89%	0.11%	2.78%	0.12%	0.52%	2.62%	0.02%	0.00%	0.30%	3.95%	1.13%	2.82%	$6,267	36.47%
OBAF	OBA Financial Services Inc	MD	0.31%	4.16%	0.55%	3.61%	0.10%	3.51%	0.02%	0.19%	3.22%	0.00%	0.00%	0.20%	4.54%	0.81%	3.73%	$5,827	39.41%
ONFC	Oneida Financial Corp.	NY	0.91%	3.22%	0.39%	2.83%	0.09%	2.74%	0.06%	4.31%	5.93%	0.15%	0.00%	0.33%	3.74%	0.48%	3.26%	$2,069	26.65%
PEOP	Peoples Federal Bancshares Inc	MA	0.40%	3.37%	0.48%	2.90%	0.03%	2.86%	0.03%	0.29%	2.50%	0.00%	0.00%	0.29%	3.60%	0.68%	2.92%	$7,137	42.24%
THRD	TF Financial Corp.	PA	0.88%	3.88%	0.54%	3.34%	0.20%	3.14%	0.14%	0.39%	2.63%	0.65%	0.00%	0.23%	4.25%	0.62%	3.63%	$4,063	20.95%
WEBK	Wellesley Bancorp	MA	0.64%	4.15%	0.70%	3.44%	0.13%	3.31%	0.06%	0.18%	2.56%	0.04%	0.00%	0.40%	4.27%	0.91%	3.36%	$7,774	38.46%
WVFC	WVS Financial Corp.	PA	0.33%	2.07%	0.50%	1.58%	-0.01%	1.59%	0.00%	0.16%	1.23%	0.01%	0.00%	0.21%	2.11%	0.60%	1.51%	$7,786	38.85%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

in limiting operating expenses, primarily due to the Bank’s efficiency in operating with a single banking office and focusing on a limited menu of loan products, which is also reflected by the Bank’s higher assets per full time equivalent (“FTE”) employee balance of $8.2 million versus the Peer Group median of $5.4 million. On a post-Offering basis, the Company’s non-interest expenses can be expected to increase with the addition of the stock-related benefit plans and certain other expenses associated with operating as a publicly-traded company. The Company will seek to offset these additional expenses through balance sheet growth and reinvestment of the Offering proceeds.

The Bank’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 75.2% is slightly more favorable than the Peer Group’s ratio of 78.6%, as the Bank’s lower net interest income and lower non-interest income were offset by lower operating expenses.

Loan loss provisions were lower for the Bank as compared to the Peer Group median, with loan loss provisions equaling 0.02% and 0.11% of average assets, respectively. The low levels of the loan provisions established by the Bank and the Peer Group was supported by their relatively favorable credit quality measures.

Taxes had slightly less of an impact on the Bank’s earnings in comparison to the Peer Group’s, as the Bank reported a 29.78% tax rate relative to the Peer Group median of 36.94%. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 34%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including any investment in MBS). The Bank’s loan portfolio composition reflects a significantly higher concentration of 1-4 family residential mortgage loans and MBS relative to the Peer Group median (65.27% of assets versus 43.60% of assets for the Peer Group), reflective of the Bank’s traditional thrift business model. The Bank did not report an investment in MBS, while the Peer Group reported MBS of 6.52% of assets, based on the median. Additionally, the Bank did not report a balance of loans serviced for others or servicing assets, while seven of the ten Peer Group companies reported a balance of loans serviced for others and six of the ten Peer Group companies maintained relatively modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group compared to the Bank as total loans outside of 1-4 family residential

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

mortgage loans equaled 28.03% of assets for the Peer Group versus 2.05% for Melrose. This is also reflected in the Bank’s lower risk weighted assets-to-assets ratio of 60.15% versus the Peer Group’s median ratio of 68.06%. The majority of the Bank’s higher risk lending is in construction loans and CRE lending, while CRE, commercial business, and construction loans make up the majority of the Peer Group’s higher risk loans. The Bank expects to maintain its concentration in 1-4 family residential mortgage loans, but has indicated an intent to more actively diversify the loan portfolio into CRE lending (inclusive of multi-family lending) to enhance overall yields and profitability.

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2013

			Portfolio Composition as a Percent of Assets
			MBS	1-4 Family(1)	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Melrose Cooperative Bank
December 31, 2013			0.00%	65.27%	0.95%	0.47%	0.57%	0.00%	0.06%	60.15%	$0	$0

All Public Companies
Averages			12.38%	33.17%	2.92%	7.27%	17.31%	4.13%	1.86%	64.71%	$1,583,919	$15,855
Medians			10.41%	32.22%	2.00%	2.48%	17.76%	2.87%	0.32%	65.36%	$30,304	$275

State of MA
Averages			8.73%	35.80%	5.72%	5.24%	21.02%	5.57%	2.18%	71.42%	$117,830	$699
Medians			6.44%	34.70%	4.60%	2.35%	18.85%	4.06%	0.33%	71.56%	$66,178	$258

Comparable Group
Averages			12.39%	36.95%	5.30%	2.56%	17.46%	5.41%	1.16%	67.36%	$56,874	$352
Medians			6.52%	37.08%	4.12%	1.61%	17.77%	4.22%	0.31%	68.06%	$48,246	$82

Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	0.12%	27.61%	7.45%	1.32%	25.48%	14.76%	0.40%	81.38%	$98,168	$422
FFCO	FedFirst Financial Corp.	PA	5.40%	51.97%	3.74%	1.33%	17.85%	3.83%	0.51%	65.28%	$0	$0
GTWN	Georgetown Bancorp Inc.	MA	7.20%	50.03%	8.05%	2.32%	19.38%	4.62%	0.17%	70.84%	$114,410	$1,033
HBNK	Hampden Bancorp Inc.	MA	18.89%	26.92%	4.51%	1.71%	25.14%	6.59%	5.16%	71.56%	$69,056	$0
OBAF	OBA Financial Services Inc	MD	9.19%	26.90%	5.24%	1.72%	32.65%	10.71%	0.00%	NA	$0	$27
ONFC	Oneida Financial Corp.	NY	12.87%	23.44%	1.52%	1.51%	9.64%	7.11%	4.04%	NA	$109,321	$426
PEOP	Peoples Federal Bancshares Inc	MA	5.69%	52.91%	2.93%	11.62%	10.33%	1.61%	0.92%	63.42%	$27,435	$137
THRD	TF Financial Corp.	PA	5.85%	56.66%	1.07%	2.20%	14.72%	0.70%	0.22%	62.95%	$150,298	$1,471
WEBK	Wellesley Bancorp	MA	4.46%	46.55%	16.88%	0.95%	17.69%	3.51%	0.07%	74.75%	$51	$0
WVFC	WVS Financial Corp.	PA	54.24%	6.52%	1.65%	0.91%	1.75%	0.62%	0.08%	48.76%	$0	$0

(1)	Loans secured by 1-4 family residential properties, including first and second mortgages and home equity/HELOCs.

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Credit Risk

Overall, based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be more favorable in comparison to the Peer Group, mainly due to Melrose’s low credit risk lending and conservative underwriting strategies. As shown in Table 3.5, the Bank’s NPAs (and accruing loans 90 days or more delinquent) as a percent of assets and NPLs as a percent of total loans equaled 0.17% and 0.25%, respectively, versus comparable median measures of 1.22% and 1.46% for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2013

			REO/ Assets	NPAs & 90+Del/ Assets (1)	Adj NPAs & 90+Del/ Assets (2)	NPLs/ Loans (3)	Rsrves/ Loans HFI	Rsrves/ NPLs (3)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (4)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Melrose Cooperative Bank
December 31, 2013			0.00%	0.17%	0.17%	0.25%	0.39%	151.79%	151.79%	$1	0.00%

All Public Companies
Averages			0.41%	2.67%	1.72%	3.29%	1.43%	68.48%	55.00%	$6,321	0.43%
Medians			0.16%	1.74%	1.28%	2.32%	1.25%	52.57%	44.95%	$1,219	0.23%

State of MA
Averages			0.05%	1.15%	0.64%	1.53%	0.99%	82.61%	77.06%	$1,498	0.08%
Medians			0.04%	1.22%	0.37%	1.51%	0.98%	61.57%	59.56%	$318	0.07%

Comparable Group
Averages			0.13%	1.09%	0.67%	1.58%	1.04%	88.00%	75.98%	$315	0.08%
Medians			0.05%	1.22%	0.57%	1.46%	1.04%	71.95%	66.82%	$155	0.06%

Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	0.08%	1.27%	1.27%	1.54%	0.95%	61.76%	57.74%	$433	0.09%
FFCO	FedFirst Financial Corp.	PA	0.16%	1.56%	1.03%	1.71%	1.21%	70.50%	63.43%	$263	0.10%
GTWN	Georgetown Bancorp Inc.	MA	0.01%	1.16%	0.17%	1.37%	1.01%	73.39%	72.88%	$100	0.05%
HBNK	Hampden Bancorp Inc.	MA	0.17%	1.63%	0.69%	2.08%	1.13%	54.09%	48.34%	$420	0.09%
OBAF	OBA Financial Services Inc	MD	0.00%	1.05%	0.18%	1.36%	1.15%	85.10%	85.10%	$57	0.02%
ONFC	Oneida Financial Corp.	NY	0.17%	0.43%	0.29%	0.55%	0.91%	166.76%	100.75%	$210	0.07%
PEOP	Peoples Federal Bancshares Inc	MA	0.00%	0.37%	0.32%	0.46%	0.86%	187.85%	187.85%	$54	0.01%
THRD	TF Financial Corp.	PA	0.69%	1.62%	1.52%	1.23%	1.06%	86.30%	49.42%	$1,570	0.29%
WEBK	Wellesley Bancorp	MA	0.00%	1.41%	0.79%	1.64%	1.15%	70.21%	70.21%	$36	0.01%
WVFC	WVS Financial Corp.	PA	0.00%	0.45%	0.45%	3.83%	0.92%	24.04%	24.04%	$10	0.03%

(1)	NPAs are defined as nonaccrual loans, performing TDRs, and OREO.
(2)	Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).
(3)	NPLs are defined as nonaccrual loans and performing TDRs.
(4)	Net loan chargeoffs are shown on a last twelve month basis.

Source: SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Reserve coverage in relation to NPAs (and accruing loans 90 days or more delinquent) and NPLs were more favorable for the Bank (151.79% for both ratios) than the Peer Group (66.82% and 71.95% based on the medians), however reserve coverage as a percent of loans was lower for Melrose at 0.39% relative to the Peer Group median of 1.04%. Net loan charge-offs were minimal for both the Bank ($1,000 or 0.00% of loans) and the Peer Group ($155,000 or 0.06% of loans).

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, the Bank’s interest

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

rate risk characteristics were considered to be less favorable than the Peer Group. Most notably, the Bank’s tangible equity-to-assets and IEA/IBL ratios were lower than the comparable Peer Group ratios, thereby implying a greater dependence on the yield-cost spread to sustain the net interest margin for the Bank. The Bank also reported a lower non-interest earnings assets ratio than the Peer Group average and median. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2013

			Balance Sheet Measures
			Tangible Equity/	Avg IEA/	Non-Earn. Assets/	Quarterly Change in Net Interest Income
			Assets	Avg IBL	Assets	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Melrose Cooperative Bank
December 31, 2013			10.5%	111.8%	6.2%	1	-13	-30	4	-7	-6

All Public Companies			12.6%	121.2%	7.6%	2	-2	-7	-2	-1	-1
State of MA			11.7%	125.4%	7.7%	5	-1	-2	-1	-3	-5

Comparable Group
Average			13.3%	127.5%	7.6%	-4	2	-5	0	1	-3
Median			12.0%	127.4%	7.1%	-1	-1	-5	-2	4	-4

Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	15.1%	136.7%	4.9%	-1	-7	3	2	11	3
FFCO	FedFirst Financial Corp.	PA	16.2%	130.0%	6.7%	-11	7	-2	4	19	-3
GTWN	Georgetown Bancorp Inc.	MA	11.9%	125.4%	8.0%	-2	2	3	20	-12	-6
HBNK	Hampden Bancorp Inc.	MA	12.1%	124.0%	9.4%	1	6	-9	-20	-5	-16
OBAF	OBA Financial Services Inc	MD	18.4%	129.3%	10.2%	-37	24	9	17	11	-1
ONFC	Oneida Financial Corp.	NY	9.2%	116.8%	15.5%	6	-6	-7	-2	6	-5
PEOP	Peoples Federal Bancshares Inc	MA	18.2%	133.8%	7.5%	-2	8	-16	-6	3	-8
THRD	TF Financial Corp.	PA	10.6%	NA	4.6%	0	-8	-23	-5	6	17
WEBK	Wellesley Bancorp	MA	11.0%	124.3%	6.3%	12	-7	10	-9	-9	-10
WVFC	WVS Financial Corp.	PA	10.8%	NA	3.3%	-10	-4	-14	-2	-20	0

NA=Change is greater than 100 basis points during the quarter.

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for the Bank and the Peer Group. The relative fluctuations in the Bank’s net interest income to average assets ratio were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, the Bank was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

stability of Melrose’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding the Bank’s assets and the proceeds will be substantially deployed into interest-earning assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Melrose. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The written regulatory appraisal guidelines required by the Federal bank regulatory agencies and relied upon by the Massachusetts Commissioner of Banks, specify the market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded thrifts is selected; (2) a financial and operational comparison of the converting thrift relative to the peer group is conducted to discern key differences, leading to valuation adjustments; and, (3) a valuation analysis in which the pro forma market value of the converting thrift is determined based on the market pricing of the peer group as of the date of the valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory appraisal guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that no valuation analyses can possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for Melrose Bancorp’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and, (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate whether updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the Offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for Melrose and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Melrose Bancorp’s value, or Melrose Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Melrose Bancorp coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•	Overall Asset/Liability Composition. In comparison to the Peer Group, the Bank’s IEA composition reflected a lower concentration of loans and higher concentration of

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cash and investments. Lending diversification into higher risk and higher yielding loans was more significant for the Peer Group, as the Bank reported a higher percentage of its loan portfolio in 1-4 family mortgage loans. Due to the lower investment in loans and greater concentration in residential loans, Melrose reported a slightly lower RWA ratio in comparison to the Peer Group. The Bank’s IEA composition results in a lower comparative yield, as well. While the Bank has indicated the intent to expand the higher yielding CRE loan portfolio, loan portfolio diversification is expected to occur gradually over time. Also, the Bank’s IBL cost was higher than the Peer Group’s cost of funds. Overall, the Bank maintained a higher level of IEA and IBL compared to the Peer Group’s ratios, which resulted in a lower, less favorable IEA/IBL ratio for the Bank of 107.7% versus 109.7% for the Peer Group. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly negative factor in our adjustment for financial condition.

•	Credit Quality. Overall, key credit quality measures for the Bank were more favorable than the Peer Group, due to Melrose’s low credit risk lending strategy and conservative underwriting. Specifically, the ratio of OREO/assets, NPAs/assets, and NPLs/loans were lower than the comparable Peer Group ratios. Reserve coverage ratios in terms of NPAs and NPLs were more favorable than the Peer Group, while reserves as a percent of loans fell below the Peer Group average and median ratios, consistent with the Bank’s lower historical loan charge-offs. The Bank and the Peer Group recorded minimal loan charge-offs over the last twelve month period. As noted above, the Bank’s RWA ratio was slightly lower than the Peer Group average and median ratios, as well. Given these factors and ratios, combined with minimal exposure to higher risk loans, the perceived credit risk exposure of the Bank was deemed to be lower than the Peer Group’s. Overall, RP Financial concluded that credit quality was a positive factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Bank maintained a higher level of cash and equivalents and investment securities relative to the Peer Group. Following the infusion of stock proceeds, the Company’s cash and investments ratio will increase as the proceeds retained at the holding company level will be initially deployed into shorter-term investment securities, while the Bank’s portion of the proceeds will also be deployed into investment securities pending the longer-term deployment into loans. The Bank’s future borrowing capacity is considered to be greater than the Peer Group, given that no borrowings are currently utilized by Melrose in funding the asset base. Overall, RP Financial concluded that balance sheet liquidity was a positive factor for financial condition.

•	Funding Liabilities. The Bank’s IBL composition reflected a higher concentration of deposits and no wholesale funding, whereas the Peer Group had a moderate level of borrowings. Notwithstanding this funding structure, Melrose’s cost of funds was higher than the Peer Group average and median, as approximately half of the Bank’s deposits are CDs and the Bank’s CD rates have been ranked at or near the high in relation to its local competitors. Overall, RP Financial concluded that funding liabilities were a neutral factor for financial condition.

•

Equity. The Bank currently operates with a lower equity-to-assets ratio than the Peer Group. Following the stock offering, the Company’s pro forma equity position is expected to exceed the Peer Group, resulting in greater leverage capacity, lower dependence on IBL to fund assets, and a greater capacity to absorb unanticipated

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losses for the Company. At the same time, this greater capital surplus will make it relatively more difficult to achieve a competitive ROE unless the Company’s projected loan growth and diversification into higher yielding loans are achieved without disproportional expense growth. On balance, RP Financial concluded that equity strength was a neutral factor for financial condition.

On balance, the Bank’s pro forma financial condition was considered to be more favorable than for the Peer Group; therefore, we have applied a slight upward adjustment for the Bank’s financial condition relative to the Peer Group.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Earnings. For fiscal 2013, the Bank recorded net income of 0.37% of average assets, which fell below the Peer Group’s median net income of 0.50% of average assets, and there was limited difference between reporting and estimated core earnings for the Peer Group and no difference for the Bank, as the Bank didn’t report any non-operating items over the year. In comparison to the Peer Group, the Bank recorded significantly lower levels of net interest income, noninterest income, loan loss provisions, and operating expenses. The Bank reported a significantly lower yield on earning assets and higher funding costs than the Peer Group, which, therefore, resulted in a lower spread. Non-operating items had only a minimal impact on both the Bank’s and the Peer Group’s earnings.

Reinvestment and leveraging of the pro forma equity position will serve to increase the Bank’s earnings, although the expense of the stock benefit plans and expenses associated with operating as a publicly-traded company, will limit the initial earnings increase. However, Melrose is also planning to undertake loan growth and diversify lending into higher yielding CRE loans, which will help mitigate the effect of the higher expenses. On balance, RP Financial concluded that the Bank’s earnings were somewhat less favorable than the Peer Group’s earnings, resulting in a negative factor in our adjustment for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Bank’s net interest income ratios. Other measures of interest rate risk, such as the equity ratio and IEA/IBL ratio were less favorable for Melrose compared to the Peer Group, thereby indicating a higher dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with more favorable interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that should be realized in the Company’s equity-to-assets and IEA/ILB ratios, which should enhance the stability of the Bank’s net interest income ratio through the reinvestment of stock proceeds into IEA. On balance, RP Financial concluded that interest rate risk was a slightly negative factor for profitability, growth and viability of earnings.

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•	Credit Risk. Loan loss provision expense was lower than the Peer Group’s. In terms of future exposure to credit quality related losses, the Bank maintained a lower concentration of assets in loans and less lending diversification into higher credit risk loans, which resulted in a lower RWA ratio than the Peer Group. Overall, credit quality measures were more favorable for the Bank as NPAs and NPLs as a percent of assets were lower for the Bank, while reserve coverage in relation to NPAs and NPLs was higher and more favorable. Reserve coverage in terms of loans was lower than the Peer Group, consistent with the lower historical net charge-offs, however. Taking these factors into consideration, RP Financial concluded that credit risk was a positive factor for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank maintained a less favorable yield-cost spread than the Peer Group (resulting in a lower level of net interest income), which suggests a stronger net interest margin for the Peer Group going forward. Second, the infusion of stock proceeds and planned diversification into higher yielding CRE loans will increase Melrose’s earnings growth potential with respect to increasing earnings through leverage. Importantly, the success of diversification of the loan portfolio is largely dependent on the Bank’s ability to form a commercial lending department headed by a senior commercial lender with additional lenders to be hired subsequently. The Bank also plans to develop the appropriate credit administration infrastructure to support the planned expanded commercial lending activities. Simultaneously, the Bank plans to open branches as part of its post-Conversion growth initiative.

While the implementation of the strategic business plan is projected to result in earnings growth supported by the higher capital levels stemming from the Offering proceeds, there will be execution risk, particularly as it relates to 1-4 family residential mortgage loan volume and lending diversification, opening new branches and attracting more relatively lower cost core deposits. The Bank also intends to change its current general ledger system to its current core processor and offer alternate delivery channels (e.g. remote deposit capture and commercial cash management). These technology and delivery channel initiatives, while designed to support the Company’s planned strategies, entail operational and compliance risk in implementation and execution. Overall, earnings growth potential was considered to be a slightly negative factor for profitability, growth and viability of earnings.

•	Return on Equity. Melrose’s pro-forma ROAE falls below the average and median of the Peer Group ROAE. An increase in earnings will be limited post-Conversion because equity will increase considerably, thus resulting in a less favorable pro forma ROAE relative to the Peer Group. Accordingly, this was a moderately negative factor for profitability, growth and viability of earnings.

On balance, the Company’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward valuation adjustment was applied for profitability, growth and viability of earnings.

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3.	Asset Growth

The Bank’s assets increased at an annual rate of 5.99% during the most recent twelve month period, above the Peer Group’s annual asset growth of 3.99%, based on the median. Eight of the ten Peer Group companies reported asset growth over the most recent twelve month period, as well. The Bank’s asset growth was primarily attributable to investment growth and to a lesser degree to loan portfolio growth, while the Peer Group reported a lower increase in assets over the last twelve months, with loans receivable increasing at a higher rate than that of the Bank, and cash and investments declining. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company, however. The Company’s pro-forma capital position relative to the Peer Group, coupled with recent initiatives to expand the loan portfolio and branch network are reflective of a business plan oriented toward growth, which led us to apply a slight upward adjustment for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value as future success is in part dependent upon opportunities for profitable activities in the local markets served. The Bank’s primary market area for loans and deposits is considered to be the City of Melrose, where Melrose maintains its single office location, and surrounding towns within Middlesex County, Massachusetts. Within this market, the Bank faces significant competition for loans and deposits from other financial institutions, including similarly sized community banks and larger institutions, which provide a broader array of services and have significantly larger branch networks. However, the Peer Group companies also face numerous and/or larger competitors.

Demographic and economic trends and characteristics in Middlesex County, within which the Bank’s primary market area lies, compares favorably to the primary market areas served by the Peer Group companies (see Exhibit III-2). In this regard, the total population for Middlesex County is significantly higher than the median and average of the Peer Group’s primary markets. The 2010-2013 population growth rate for Middlesex County was higher than the average and median of the Peer Group markets, while projections for the 2013-2018 period continue to be more favorable in comparison to the Peer Group. Per capita income levels in Middlesex County were measurably higher than the Peer Group market average and median. However, the deposit market share exhibited by the Bank in Middlesex County was below the

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Peer Group average and median, which is indicative of the large and highly competitive market within which Melrose operates and the fact that the Bank operates from a single office location, while all of the Peer Group institutions have multiple office locations. The unemployment rate for Middlesex County of 5.2% was significantly lower than the 6.4% and 6.1% average and median for the Peer Group markets.

On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

5.	Dividends

At this time, the Bank has not established a formal Board approved dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Eight of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.88% to 3.89%. The median dividend yield on the stocks of the Peer Group institutions equaled 1.26% as of February 14, 2014, representing a median payout ratio of 43.05% of earnings. As of February 14, 2014, 71% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting a median yield of 1.48%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $24.70 million to $115.83 million as of February 14, 2014, with average and median market values of $70.27 million and $81.71 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.8 million to 7.0 million, with

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average and median shares outstanding of 4.0 million and 3.6 million. Melrose’s Conversion is expected to provide for pro forma shares outstanding that will be in the range of the shares outstanding indicated for the Peer Group companies, but will fall below the average and median values. Likewise, the market capitalization of the Company at the midpoint of the Offering range will be lower than the Peer Group average and median values. Like all of the Peer Group companies, the Company’s stock is expected to be quoted on NASDAQ following the conversion offering. Overall, based on the lower pro forma market capitalization and shares outstanding relative to the Peer Group and the comparability of the anticipated trading market on NASDAQ, we have applied a slight downward adjustment for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as the Company (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Massachusetts. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices for thrifts only.

In terms of assessing general stock market conditions, the overall stock market has generally trended higher in recent quarters, although there has been some pullback in the market year-to-date. The rally in the broader stock market that started at the end of the second quarter of 2013 continued during the first half of July 2013, as the Dow Jones Industrial Average (“DJIA”) closed at multiple new highs in mid-July. Some favorable economic data and assurances from the Federal Reserve that it would continue its easy monetary policies were

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noteworthy factors that fueled the gains in the broader stock market. The broader stock market traded in a narrow range during the second half of July, as investors digested some mixed second quarter earnings reports and awaited fresh data on the economy. Economic data showing a pick-up in manufacturing activity and new unemployment claims hitting a five-year low propelled the DJIA to a new record high at the beginning of August. Following sluggish job growth reflected in the July employment report and lowered sales forecast by some retailers, stocks retreated heading into mid-August. The downward trend in stocks continued through the second half of August, with the DJIA hitting a two-month low in late-August. Ongoing worries about the tapering of economic stimulus by the Federal Reserve and the prospect of a military strike on Syria were noteworthy factors that contributed to the downturn. Some favorable economic reports as well as subsiding investor concerns about Syria and the Federal Reserve scaling back its easy monetary policies helped stocks to regain some upward momentum during the first half of September. Stocks reversed course and traded down to close out the third quarter, which was attributed to renewed fears over the Federal Reserve scaling back its financial stimulus program and mounting concerns over the budget standoff in Washington.

Stocks fell broadly at the beginning of the fourth quarter of 2013, as investors weighed the consequences of the budget impasse in Washington and the possibility of an extended shutdown of the U.S. Government. Indications that lawmakers were nearing a deal to raise the federal debt ceiling and end the shutdown of the U.S. Government fueled a stock market rally heading into mid-October. A last minute comprise to raise the debt ceiling, which averted a default on the national debt and allowed for the re-opening of the U.S. Government sustained the positive trend in stocks through late-October. The DJIA closed at a record high in late-October, as weaker-than-expected job growth reflected in the September employment data and subdued inflation readings raised expectations that the Federal Reserve would stay the course on its easy money policies at its end of October meeting. An overall strong month for stocks closed with consecutive losses at the end of October, as investors who were expecting the Federal Reserve to downgrade its economic outlook were surprised that the Federal Reserve’s assessment of the economy was unchanged and, thereby, raised expectations that it could taper its stimulus efforts as early as its next policy meeting in December. Favorable reports on manufacturing and nonmanufacturing activity in October, along with comments from a Federal Reserve President suggesting that the Federal Reserve should wait for stronger evidence of economic momentum before tapering its bond-buying program, contributed to a rebound in stocks at the start of November. The DJIA closed at multiple record highs through

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mid-November, with a better-than-expected employment report for October and comments made by Federal Reserve Chairman nominee Janet Yellen during confirmation hearings that the Federal Reserve’s economic stimulus efforts would continue under her leadership contributed to the rally that included the DJIA closing above 16,000 for the first time. Stocks edged higher in the final week of November, as positive macroeconomic news contributed to the gains. Stocks traded lower at the start of December 2013, as a number of favorable economic reports stoked concerns that the Federal Reserve would start to wind down its stimulus efforts in the near future. After five consecutive losses in the DJIA, the stock market rebounded on news of the strong employment report for November. The rebound was temporary, as stocks eased lower ahead of the Federal Reserve’s mid-December meeting. Stocks surged at the conclusion of the Federal Reserve’s meeting, as investors approved of the Federal Reserve’s action to begin measured paring of its $85 billion a-month bond buying program. The DJIA moved to record highs in late-December, as more favorable economic reports helped to sustain the stock market rally through the end of 2013. Overall, the DJIA was up 30% during 2013, which was its strongest performance in 18 years.

Stocks retreated at the start of 2014, as profit taking and a disappointing employment report for December weighed on the broader stock market. Mixed fourth quarter earnings reports translated into an up and down stock market in mid-January. Concerns about weakening economies in emerging market countries precipitated a global stock market selloff heading into the second half of January, as the DJIA posted five consecutive losses. News that the Federal Reserve voted again to scale back its monthly bond buying program by another $10 billion, despite recent turmoil in emerging markets and soft jobs data, added to the selloff to close out January. A significant decline in January manufacturing activity drove stocks sharply lower at the start of February. Stocks rebounded heading into mid-February, as disappointing job growth reflected in the January employment report and congressional testimony by the new Federal Reserve Chairwoman eased investor concerns that the Federal Reserve would not continue on its current course of easy monetary policies. On February 14, 2014, the DJIA closed at 16,154.39, an increase of 15.5% from one year ago and a decrease of 2.5% year-to-date, and the NASDAQ closed at 4,244.03, an increase of 33.0% from one year ago and an increase of 1.6% year-to-date. The Standard & Poor’s 500 Index closed at 1,838.63 on February 14, 2014, an increase of 21.0% from one year ago and a decrease of 0.5% year-to-date.

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The market for thrift stocks has also generally shown a positive trend in recent quarters, while pulling back in January 2014. The rally in thrift stocks started at the end of the second quarter of 2013 gained momentum early in the third quarter of 2013, as June employment data showed job growth beating expectations. Financial shares led the broader stock market higher heading into the second half of July, as some large banks beat second quarter earnings estimates. Thrift stocks edged lower at the end of July, as investors took some profit following the extended run-up in thrift prices. Some favorable economic data boosted thrift shares at the beginning of August, which was followed by a downturn amid indications from the Federal Reserve that tapering of quantitative easing was becoming more likely. After trading in a narrow range through mid-August, financial shares sold-off in late-August on the threat of a military strike on Syria and a weak report on consumer spending. Thrift stocks rebounded along with the broader stock market during the first half of September, which was followed by a slight downturn on expectations that the Federal Reserve could begin tapering its monthly asset purchases at its next meeting and the looming threat of the budget impasse shutting down the U.S. government.

Thrift issues stabilized at the start of the fourth quarter of 2013 and then traded lower as the budget impasse in Washington continued into a second week. A deal to raise the federal debt ceiling and re-open the U.S. Government lifted thrift stocks and the broader stock market to healthy gains in mid-October. Third quarter earnings reports and signs of merger activity picking in the thrift sector boosted thrift shares in late-October, which was followed by a slight downturn at the end of October and into early-November as the Federal Reserve concluded its two day meeting by staying the course on quantitative easing and the benchmark interest rate. Thrift shares followed the broader stock market higher through mid-November, as the financial sector benefited from the better-than-expected employment report for October and a continuation of low interest rates. A larger-than-expected increase in a November consumer sentiment index and a decline in weekly jobless claims supported a modest gain for the thrift sector in late-November. Thrift issues generally followed trends in the broader stock market throughout December 2013, declining in early-December on the uncertain outlook for the Federal Reserve’s stimulus efforts and then rallying higher on the stronger-than-expected job growth reflected in the November employment data. After trading in a narrow range into mid-December, the rally in thrift issues resumed following the Federal Reserve’s mid-December meeting and announcement that it will begin to taper its bond buying. Thrift stocks participated in the broader stock market rally to close out 2013, with the SNL Index for all publicly-traded thrifts posting a gain of 25% for all of 2013.

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Shares of thrift issues traded down at the start of 2014, as the 10-year Treasury yield approached 3.0% in early-January. Thrift stocks were also hurt by the disappointing employment report for December and then traded in a narrow range in mid-January, as investors reacted to mixed fourth quarter earnings reports coming out the banking sector at the start of the fourth quarter earnings season. Financial shares participated in the selloff experienced in the broader stock market during the second half of January and the first trading day of February. Janet Yellen’s debut congressional testimony as Federal Reserve Chairwoman helped to spark a rally in thrift stocks heading into mid-February, as she indicated that there no plans to change course from the Federal Reserve’s current monetary policies. On February 14, 2014, the SNL Index for all publicly-traded thrifts closed at 685.1, an increase of 16.1% from one year ago and a decrease of 3.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the P/B ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Table 4.1, reflects two standard conversions and one second step conversion that have been completed during the past three months. The two standard conversion offerings are considered to be more relevant for the Company’s pro forma pricing. Both offerings were completed in January 2014, closing at an average of 109% of the midpoint valuation range,

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Table 4.1

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases
			Financial Info		Asset Quality								% Off Incl. Fdn. +Merger Shares
							Excluding Foundation					% of	Benefit Plans
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Roc	Form	Public Off. Excl. Fdn.	ESOP	Recog. Plans	Stk Option	Mgmt. & Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)

Standard Conversions
Edgewater Bancorp, - Inc. MI	1/17/14	EGDW-OTCBB	$120	8.15%	3.84%	33%	$6.7	100%	86%	19.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.5%
Coastway Bancorp, - Inc. RI*	1/15/14	CWAY-NASDAQ	$381	7.24%	2.16%	25%	$49.5	100%	132%	3.2%	C/S	$300K/2.5%	8.0%	4.0%	10.0%	1.8%
Averages - Standard Conversions:			$250	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%
Medians - Standard Conversions:			$250	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%

Second Step Conversions
Waterstone Financial, - Inc. WI*	1/23/14	WSBF-NASDAQ	$1,598	13.32%	5.04%	43%	$253.0	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%
Averages - Second Step Conversions:			$1,598	13.32%	5.04%	43%	$253.0	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%
Medians - Second Step Conversions:			$1,598	13.32%	5.04%	43%	$253.0	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%

Averages - All Conversions:			$699	9.57%	3.68%	34%	$103.1	91%	111%	8.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.4%
Medians - All Conversions:			$381	8.15%	3.84%	33%	$49.5	100%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.8%

Institutional Information				Pro Forma Data							Post-IPO Pricing Trends
				Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
			Initial								First		After		After
Institution	Conversion Date	Ticker	Div. Yield	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price	Trading Day	% Chge	First Week(3)	% Chge	First Month(4)	% Chge	Thru 2/14/14	Chge
			(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Edgewater Bancorp, - Inc. MI	1/17/14	EGDW-OTCBB	0.00%	55.0%	NM	5.5%	-1.4%	10.0%	-13.1%	$10.00	$10.00	0.0%	$10 25	2.5%	$10.25	2.5%	$10.25	2.5%
Coastway Bancorp, - Inc. RI*	1/15/14	CWAY-NASDAQ	0.00%	72.1%	114.2x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.92	9.2%	$10.75	7.5%	$10.19	1.9%	$10.19	1.9%
Averages - Standard Conversions:			0.00%	63.6%	114.2x	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.50	5.0%	$10.22	2.2%	$10.22	2.2%
Medians - Standard Conversions:			0.00%	63.6%	114.2x	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.50	5.0%	$10.22	2.2%	$10.22	2.2%

Second Step Conversions
Waterstone Financial, - Inc. WI*	1/23/14	WSBF-NASDAQ	0.00%	80.7%	23.05	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%
Averages - Second Step Conversions:			0.00%	80.7%	23.1x	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%
Medians - Second Step Conversions:			0.00%	80.7%	23.1x	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%

Averages - All Conversions:			0.00%	69.3%	68.6x	12.1%	-0.1%	16.6%	-3.0%	$10.00	$10.53	5.3%	$10.53	5.3%	$10.35	3.5%	$10.35	3.5%
Medians - All Conversions:			0.00%	72.1%	68.6x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.25	2.5%	$10.25	2.5%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	February 14, 2014

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

raising an average of $28.1 million of gross proceeds. These two offerings closed at an average pro forma P/TB ratio of 63.6% and reflected average price appreciation of 5.0% after the first week of trading. Through February 14, 2014, these two standard conversion stocks were trading at an average of 2.2% above the offering price.

Shown in Table 4.2 are the current pricing ratios for the offerings completed during the past three months that trade on NASDAQ. Coastway Bancorp, the company that completed a standard conversion during that timeframe is considered to be more relevant. The current P/TB ratio of Coastway Bancorp equaled 73.47% as of February 14, 2014.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Massachusetts. As shown in Exhibit IV-4, there were 13 Massachusetts thrift acquisitions announced from the beginning of 2012 through February 14, 2014. There are currently three under a definite agreement and therefore, pending acquisitions, while the remaining acquisitions have been completed. Additionally, there were six acquisitions of commercial banks in Massachusetts over the corresponding timeframe. The recent acquisition activity may imply a certain degree of speculation for the Company’s stock. To the extent that acquisition speculation may impact the Offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as Melrose’s market and, thus, are subject to the same type of acquisition speculation that may influence the Company’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Melrose’s stock would tend to be less, compared to the stocks of the Peer Group companies.

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for standard conversions and the acquisition market. Taking these factors and trends into account, RP Financial concluded that no adjustment was necessary in the valuation analysis for purposes of marketing of the issue.

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Table 4.2

Market Pricing Comparatives

Prices As of February 14, 2014

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
		Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies		$16.51	$344.10	$0.82	$15.47	17.42	x	104.92%	13.36%	113.87%	18.14	x	$0.29	1.72%	47.73%	$2,478	13.23%	12.34%	3.00%	0.55%	4.13%	0.51%	4.01%
Converted Last 3 Months (no MHC)		$10.40	$207.57	$0.49	$10.03	11.75	x	122.40%	17.39%	122.64%	11.82	x	$0.00	0.00%	0.00%	$989	10.28%	10.26%	5.27%	1.00%	8.41%	1.04%	8.90%

Converted Last 3 Months (no MHC)
CWAY	Coastway Bancorp, Inc. of RI	$10.19	$50.43	$0.09	$13.87	NM		73.47%	11.96%	73.47%	NM		$0.00	0.00%	0.00%	$381	7.24%	7.24%	3.90%	0.13%	1.74%	0.20%	2.80%
WSBF	Waterstone Financial, Inc. of WI	$10.60	$364.71	$0.90	$6.19	11.75	x	171.32%	22.82%	171.81%	11.82	x	$0.00	0.00%	0.00%	$1,598	13.32%	13.29%	6.63%	1.88%	15.08%	1.87%	14.99%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core = NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

8.	Management

The Bank’s management team is stable and appears to have experience and expertise in all of the key areas of the Bank’s operations. The CEO has been with the Bank since 1989, serving in various operational positions including retail banking and information technology positions prior to assuming his current position in 2002. Likewise, the CFO and Chief Lending Officer have been employed by the Bank since 1980 and 1998, respectively. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management. The Bank currently does not have any senior management positions that are vacant, except that it is looking to employ a senior commercial lender to lead the charge in executing on its commercial real estate lending strategy.

Overall, the Bank’s operations on a historical basis have been effectively managed with the management depth and expertise appropriate for the size and complexity of Melrose’s operations, which has included one banking facility and a relatively limited array of loan products. In this fashion, the Bank was managed effectively as reflected in its historical profitability and growth of capital to the current level. Similarly, the returns, equity positions, and other operating measures of the Peer Group companies are indicative of satisfactorily managed financial institutions, which have Boards and management teams that have been effective in implementing sound operating strategies.

In conjunction with the Conversion, the Company plans to form a commercial lending department headed by a senior commercial lender with additional lenders to be hired in coming years to achieve loan portfolio diversification. The Bank also plans to develop the appropriate credit administration infrastructure to support the expanded commercial real estate lending activities. Simultaneously, the Bank plans to open its first branches as part of its post-Conversion growth initiative. While the planned diversification and expansion will require the employment of additional management and staff, the stability of management, its track record in growing the Bank profitably, while minimizing exposure to a variety of risk factors, are indicative of a competent management infrastructure similar to the Peer Group. Moreover, the conversion to a stock company, including the adoption of the stock-related benefit plans, coupled with the incremental capital should facilitate the ability to attract and retain qualified management. Based on the foregoing, no adjustment relative to the Peer Group was appropriate for this factor.

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IV.17

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, the Company will operate in substantially the same regulatory environment as the Peer Group members, all of which are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that Melrose Bancorp’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group, as shown below in Table 4.3.

Table 4.3

Melrose Bancorp, Inc.

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology originally promulgated by the OCC and adopted by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions, establishment of the foundation, insider purchases, and offering expenses (summarized in Exhibits IV-7 and IV-8).

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IV.18

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given certain similarities between the Bank’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for Melrose; and (2) the Peer Group Companies have had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

Melrose will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the Offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends, and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed previously and the dilutive impact of the cash and stock contribution to the Foundation, RP Financial concluded that as of February 14, 2014, the pro forma market value of Melrose Bancorp’s conversion stock, including the shares sold in the Offering and issued to the Foundation, equaled $27,000,000 at the midpoint, equal to 2,700,000 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank reported net income of $729,000 for fiscal 2013. In deriving core earnings, adjustments made to reported earnings are to eliminate non-operating items, such as gains on the sale of securities. However, Melrose did not report any non-operating items over the most recent fiscal year and, therefore, the Bank’s reported earnings and core earnings are the same at $729,000. Based on Melrose’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $27.0 million midpoint value both equaled 43.69 times, respectively, indicating premiums of 92.8% and 102.7% relative to the Peer Group’s average reported and core P/E multiples of 22.66 times and 21.55 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 22.04 times and 22.47 times, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 98.2% and 94.4%. At the supermaximum value, the Company’s reported and core P/E multiples both equaled 61.08 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Company’s P/E multiples at the supermaximum value reflected premiums of 169.6% and 183.4%. In comparison to the Peer Group’s median reported and core P/E multiples, the Company’s P/E multiples at the supermaximum value reflected premiums of 177.1% and 171.8%.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $27.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 64.14% (see Table 4.4). In comparison to the average P/B and P/TB ratios for the Peer Group of 98.10% and 102.82%, the Company’s ratios reflected a discount of 34.6% on a P/B basis and a discount of 37.6% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 99.00% and 104.40%, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 35.2% and 38.6%, respectively. At the supermaximum value, the

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IV.20

Table 4.4

Public Market Pricing Versus Peer Group

Melrose Bancorp, Inc.

As of February 14, 2014

			Market		Per Share Data
			Capitalization		Core									Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Book Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Melrose Bancorp, Inc.
Supermaximum			$10.00	$35.80	$0.16	$13.83	61.08	x	72.31%	15.87%	72.31%	61.08	x	$0.00	0.00%	0.00%	$226	21.95%	21.95%	0.15%	0.26%	1.18%	0.26%	1.18%
Maximum			$10.00	$31.10	$0.19	$14.65	51.55	x	68.26%	14.03%	68.26%	51.55	x	$0.00	0.00%	0.00%	$222	20.55%	20.55%	0.15%	0.27%	1.32%	0.27%	1.32%
Midpoint			$10.00	$27.00	$0.23	$15.59	43.69	x	64.14%	12.37%	64.14%	43.69	x	$0.00	0.00%	0.00%	$218	19.30%	19.30%	0.15%	0.28%	1.47%	0.28%	1.47%
Minimum			$10.00	$22.91	$0.28	$16.88	36.19	x	59.24%	10.66%	59.24%	36.19	x	$0.00	0.00%	0.00%	$215	18.01%	18.01%	0.16%	0.29%	1.64%	0.29%	1.64%

All Non-MHC Public Companies(6)
Averages			$16.51	$344.10	$0.82	$15.47	17.42	x	104.92%	13.36%	113.87%	18.14	x	$0.29	1.72%	47.73%	$2,478	13.23%	12.34%	3.00%	0.55%	4.13%	0.51%	4.01%
Median			$15.05	$94.66	$0.67	$14.91	16.28	x	96.11%	12.34%	102.39%	17.20	x	$0.24	1.48%	42.53%	$771	12.29%	11.57%	2.26%	0.63%	4.68%	0.60%	4.34%

All Non-MHC State of MA(6)
Averages			$23.35	$162.21	$1.29	$20.09	21.21	x	107.74%	13.07%	114.57%	22.77	x	$0.32	1.39%	54.97%	$1,328	12.33%	11.84%	1.08%	0.53%	4.65%	0.53%	4.63%
Medians			$17.37	$115.83	$0.52	$16.35	20.61	x	102.38%	12.09%	106.55%	21.98	x	$0.24	1.40%	43.64%	$694	12.07%	12.07%	1.17%	0.53%	4.04%	0.45%	2.88%

Comparable Group
Averages			$17.81	$70.27	$0.77	$18.12	22.66	x	98.10%	13.43%	102.82%	21.55	x	$0.22	1.31%	49.97%	$519	13.53%	13.13%	1.07%	0.53%	3.91%	0.52%	3.89%
Medians			$17.73	$81.71	$0.59	$16.66	22.04	x	99.00%	12.33%	104.40%	22.47	x	$0.20	1.26%	43.05%	$523	12.20%	11.59%	1.20%	0.49%	3.54%	0.49%	3.55%

State of MA(6)
BHLB	Berkshire Hills Bancorp Inc.	MA	$25.09	$628.15	$2.03	$27.08	15.21	x	92.64%	11.07%	154.19%	12.36	x	$0.72	2.87%	43.64%	$5,673	11.95%	7.54%	0.96%	0.78%	6.10%	0.95%	7.50%
BLMT	BSB Bancorp Inc.	MA	$15.82	$143.26	$0.22	$14.40	NM		109.85%	13.58%	109.85%	NM		$0.00	0.00%	NM	$1,055	12.37%	12.37%	1.17%	0.21%	1.51%	0.21%	1.49%
CBNK	Chicopee Bancorp Inc.	MA	$17.37	$94.42	$0.52	$16.97	34.74	x	102.38%	16.07%	102.38%	33.70	x	$0.28	1.61%	44.00%	$588	15.69%	15.69%	1.23%	0.43%	2.79%	0.45%	2.88%
GTWN	Georgetown Bancorp Inc.	MA	$14.75	$27.01	$0.41	$15.80	NM		93.34%	10.27%	93.34%	NM		$0.16	1.08%	39.02%	$263	11.00%	11.00%	1.16%	0.32%	2.47%	0.32%	2.47%
HBNK	Hampden Bancorp Inc.	MA	$15.96	$90.18	$0.66	$14.98	23.82	x	106.55%	12.98%	106.55%	24.31	x	$0.24	1.50%	34.33%	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
HIFS	Hingham Instit. for Savings	MA	$77.01	$163.94	$6.28	$48.49	12.26	x	158.83%	12.09%	158.83%	12.26	x	$1.08	1.40%	21.34%	$1,356	7.61%	7.61%	0.60%	1.07%	13.52%	1.07%	13.52%
PEOP	Peoples Federal Bancshares Inc	MA	$18.08	$115.83	$0.35	$16.35	NM		110.55%	19.76%	110.55%	NM		$0.16	0.88%	117.14%	$588	17.88%	17.88%	0.47%	0.37%	2.01%	0.37%	2.01%
WEBK	Wellesley Bancorp	MA	$18.50	$45.41	$0.94	$19.06	19.07	x	97.06%	9.90%	97.06%	19.66	x	$0.00	0.00%	NM	$459	10.20%	10.20%	1.41%	0.55%	5.09%	0.54%	4.94%
WFD	Westfield Financial Inc.	MA	$7.53	$151.73	$0.22	$7.65	22.15	x	98.43%	11.88%	98.43%	34.33	x	$0.24	3.19%	85.29%	$1,277	12.07%	12.07%	1.37%	0.53%	4.04%	0.34%	2.60%

Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	$17.37	$94.42	$0.52	$16.97	34.74	x	102.38%	16.07%	102.38%	33.70	x	$0.28	1.61%	44.00%	$588	15.69%	15.69%	1.23%	0.43%	2.79%	0.45%	2.88%
FFCO	FedFirst Financial Corp.	PA	$20.06	$47.29	$0.89	$22.00	22.04	x	91.18%	14.82%	93.22%	22.47	x	$0.24	1.20%	51.65%	$319	16.25%	15.96%	1.56%	0.73%	4.29%	0.71%	4.21%
GTWN	Georgetown Bancorp Inc.	MA	$14.75	$27.01	$0.41	$15.80	NM		93.34%	10.27%	93.34%	NM		$0.16	1.08%	39.02%	$263	11.00%	11.00%	1.16%	0.32%	2.47%	0.32%	2.47%
HBNK	Hampden Bancorp Inc.	MA	$15.96	$90.18	$0.66	$14.98	23.82	x	106.55%	12.98%	106.55%	24.31	x	$0.24	1.50%	34.33%	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
OBAF	OBA Financial Services Inc	MD	$19.00	$76.72	$0.30	$17.78	NM		106.84%	19.65%	106.84%	NM		$0.00	0.00%	NM	$390	18.39%	18.39%	1.05%	0.31%	1.58%	0.31%	1.58%
ONFC	Oneida Financial Corp.	NY	$12.34	$86.70	$0.92	$12.90	14.18	x	95.67%	11.68%	135.36%	13.38	x	$0.48	3.89%	55.17%	$742	12.22%	8.96%	0.43%	0.86%	6.59%	0.91%	7.05%
PEOP	Peoples Federal Bancshares Inc	MA	$18.08	$115.83	$0.35	$16.35	NM		110.55%	19.76%	110.55%	NM		$0.16	0.88%	117.14%	$588	17.88%	17.88%	0.47%	0.37%	2.01%	0.37%	2.01%
THRD	TF Financial Corp.	PA	$29.99	$94.44	$2.17	$29.71	13.21	x	100.93%	11.33%	106.42%	13.82	x	$0.48	1.60%	16.30%	$834	11.22%	10.76%	1.62%	0.85%	7.40%	0.81%	7.07%
WEBK	Wellesley Bancorp	MA	$18.50	$45.41	$0.94	$19.06	19.07	x	97.06%	9.90%	97.06%	19.66	x	$0.00	0.00%	NM	$459	10.20%	10.20%	1.41%	0.55%	5.09%	0.54%	4.94%
WVFC	WVS Financial Corp.	PA	$12.00	$24.70	$0.51	$15.69	31.58	x	76.48%	7.86%	76.48%	23.53	x	$0.16	1.33%	42.11%	$314	10.28%	10.28%	0.45%	0.29%	2.55%	0.28%	2.50%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core = NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Company’s P/B and P/TB ratios both equaled 72.31%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the supermaximum value reflected discounts of 26.3% and 29.7%. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the supermaximum value reflect discounts of 27.0% and 30.7%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the Company’s pro forma P/E multiples are at significant premiums to the Peer Group’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio, which is computed herein. At the $27.0 million midpoint of the valuation range, the Company’s value equaled 12.37% of pro forma assets. Comparatively, the Peer Companies exhibited an average P/A ratio of 13.43%, which implies a discount of 7.9% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 12.33%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 0.3%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinant of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two standard conversions have been completed within the past three months and closed at an average pro forma P/TB ratio of 63.6% (see Table 4.1) and, on average, increased 5.0% from their IPO prices during the first week of trading. In comparison, the Company’s pro forma P/TB ratio at the appraised midpoint value reflects a premium of 0.9%. The current P/TB ratio of the only recent standard conversion that trades on NASDAQ (Coastway Bancorp, Inc, of RI) based on pricing as of February 14, 2014, equaled 73.47%. In comparison to the current P/TB ratio of this recent standard conversion, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 12.7% and at the supermaximum value, the Company’s P/TB ratio reflects an implied discount of 1.6%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 14, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $27,000,000 at the midpoint, equal to 2,700,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $22,905,000 and a maximum value of $31,095,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,290,500 at the minimum and 3,109,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $35,804,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 3,580,425.

Based on this valuation range, the conversion stock offering (excluding the shares issued to the Foundation) will be as follows: 2,210,000 shares at the minimum, 2,600,000 shares at the midpoint, 2,990,000 shares at the maximum and 3,438,500 shares at the supermaximum of the offering range. These figures translate to offering values as follows: $22,100,000 at the minimum, $26,000,000 at the midpoint, $29,900,000 at the maximum, and $34,385,000 at the supermaximum of the offering range. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

RP® Financial, LC.

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Audited Financial Statements

I-2	Key Operating Ratios

I-3	Investment Portfolio Composition

I-4	Yields and Costs

I-5	Loan Loss Allowance Activity

I-6	Interest Rate Risk Analysis

I-7	Fixed Rate and Adjustable Rate Loans

I-8	Loan Portfolio Composition

I-9	Contractual Maturity By Loan Type

I-10	Loan Originations, Purchases and Sales

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	CDs by Rate and Maturity

II-1	Description of Office Facilities

II-2	Historical Interest Rates

II-3	Market Area Demographic/Economic Information

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Peer Group Summary Demographic and Deposit Market Share Data

IV-1	Stock Prices: As of February 14, 2014

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

Melrose Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

Exhibit I-2

Melrose Bancorp, Inc.

Key Operating Ratios

	At or For the Years Ended December 31,
	2013	2012

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.37%	0.66%
Return on average equity (ratio of net income to average equity)	3.61%	6.23%
Interest rate spread (1)	2.05%	2.52%
Net interest margin (2)	2.16%	2.61%
Efficiency ratio (3)	75.03%	61.51%
Noninterest expense to average total assets	1.66%	1.63%
Average interest-earning assets to average interest-bearing liabilities	111.77%	110.36%
Average equity to average total assets	10.37%	10.66%

Asset Quality Ratios:
Non-performing assets to total assets	0.17%	0.32%
Non-performing loans to total loans	0.25%	0.30%
Allowance for loan losses to non-performing loans	151.79%	123.76%
Allowance for loan losses to total loans	0.39%	0.38%

Capital Ratios:
Total capital to risk-weighted assets	17.95%	17.75%
Tier 1 capital to risk-weighted assets	16.91%	17.00%
Tier 1 capital to average assets	10.09%	10.56%

Other Data:
Number of full service offices	1	1
Full time equivalent employees	24	23

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

Exhibit I-3

Melrose Bancorp, Inc.

Investment Portfolio Composition

	At December 31,
	2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
Debt securities:
U.S. Government and federal agency obligations	$4,992	$4,961	$1,998	$2,007
Corporate bonds and notes	16,250	16,252	10,271	10,352
Preferred stock	3,000	2,477	1,088	1,101

Total debt securities	24,242	23,690	13,357	13,460

Marketable equity securities:
Mutual funds:
GNMA funds	4,214	3,875	4,089	3,990
Corporate bonds	3,105	3,036	3,018	3,010
Global bonds	875	840	841	822
Short-term bonds	3,411	3,362	3,357	3,365
Stock market index funds	2,807	4,891	2,720	3,679

Total marketable equity securities	14,412	16,004	14,025	14,866

Total securities available-for-sale	$38,654	$39,694	$27,382	$28,326

Source: Melrose Bancorp Inc.’s Preliminary Prospectus.

Exhibit I-4

Melrose Bancorp, Inc.

Yields and Costs

		For the Years Ended December 31,
		2013			2012
	At
	December 31, 2013
	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Loans	3.46%	$129,783	$4,718	3.64%	$120,595	$4,821	4.00%
Securities	2.22	34,328	753	2.19	31,387	890	2.84
Other interest-earning assets (1)	0.12	18,719	23	0.12	14,695	14	0.10

Total interest-earning assets	2.94	182,830	5,494	3.00	166,677	5,725	3.43

Noninterest-earning assets	—	12,047			13,016

Total assets		$194,877			$179,693

Interest-bearing liabilities:
Deposits:
Savings accounts	0.20	$29,803	99	0.33	$26,076	106	0.41
Certificates of deposit	1.46	82,753	1,252	1.51	70,972	1,059	1.49
Money market accounts	0.38	40,291	184	0.46	43,145	202	0.47
NOW accounts	0.10	10,727	12	0.11	10,842	10	0.09

Total interest-bearing deposits	0.85	163,574	1,547	0.95	151,035	1,377	0.91
Borrowings	—	—	—		—	—

Total interest-bearing liabilities	0.85	163,574	1,547		151,035	1,377

Demand deposit accounts		10,444			8,957
Other noninterest-bearing liabilities		656			546

Total liabilities		174,674			160,538
Equity		20,203			19,155

Total liabilities and equity		$194,877			$179,693

Net interest income			$3,947			$4,348

Net interest rate spread (2)				2.05%			2.52%
Net interest-earning assets (3)		$19,256			$15,642

Net interest margin (4)				2.16%			2.61%
Average of interest-earning assets to interest-bearing liabilities		111.77%			110.36%

(1)	Includes Federal Home Loan Bank stock, correspondent bank accounts, federal funds sold, money market funds and Co-operative Central Bank deposits.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

Exhibit I-5

Melrose Bancorp, Inc.

Loan Loss Allowance Activity

	At or For the Years Ended
	December 31,
	2013	2012
	(In thousands)
Balance at beginning of period	$474	$439

Charge-offs:
Real estate loans:
One- to four-family residential	—	—
Home equity loans and lines of credit	(1)	—
Commercial	—	—
Construction	—	—
Consumer loans	(1)	(1)

Total charge-offs	(2)	(1)

Recoveries:
Real estate loans:	—	—
One- to four-family residential	—	—
Home equity loans and lines of credit	—	—
Commercial	—	—
Construction	—	—
Consumer loans	1	—

Total recoveries	1	—

Net (charge-offs) recoveries	(1)	(1)

Provision for loan losses	37	36

Balance at end of year	$510	$474

Ratios:
Net (charge-offs) recoveries as a percentage of average loans outstanding	—%	—%
Allowance for loan losses as a percentage of non-performing loans at year end	151.79%	123.76%
Allowance for loan losses as a percentage of total loans receivable at year end (1)	0.39%	0.38%

(1)	Total loans does not include net deferred loan costs.

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

Exhibit I-6

Melrose Bancorp, Inc.

Interest Rate Risk Analysis

	Economic Value of Equity			EVE as a % of Economic Value of
		Amount of		Assets (3)
Change in Interest Rates (Basis Points) (1)	Estimated EVE (2)	Change	Percent	EVE Ratio	Change (1)
	(Dollars in thousands)

+300	$28,147	$(11,200)	(28.5)%	14.0%	(4.30)%
+200	31,771	(7,576)	(19.3)	15.5%	(2.80)%
+100	35,571	(3,776)	(9.6)	16.9%	(1.40)%
0	39,347	—	—	18.3%	—%
-100	42,696	3,349	8.5	19.5%	1.20%

(1)	Assumes instantaneous parallel changes in interest rates.
(2)	EVE or Economic Value of Equity at Risk measures Melrose Cooperative Bank’s exposure to equity due to changes in a forecast interest rate environment.
(3)	EVE ratio represents Economic Value of Equity divided by the economic value of assets which should measure stability for future earnings.

Source: Melrose Bancorp, Inc,’s Preliminary Prospectus

Exhibit I-7

Melrose Bancorp, Inc.

Fixed Rate and Adjustable Rate Loans

	Due After December 31, 2014
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$56,353	$61,953	$118,306
Home equity loans and lines of credit	192	9,845	10,037
Commercial	172	1,880	2,052
Construction	440	1,431	1,871
Consumer loans	89	32	121

Total loans	$57,246	$75,141	$132,387

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

Exhibit I-8

Melrose Bancorp, Inc.

Loan Portfolio Composition

	At December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Real estate loans:
One- to four-family residential	$118,328	89.4%	$112,914	89.5%
Home equity loans and lines of credit	10,037	7.6	9,906	7.9
Commercial	2,052	1.5	1,918	1.6
Construction (1)	1,871	1.4	1,189	0.9
Consumer loans	121	0.1	192	0.1

Total loans	132,409	100.0%	126,119	100.0%

Other items:
Allowance for loan losses	(510)		(474)
Deferred loan costs, net	96		104

Loans receivable, net	$131,995		$125,749

(1)	Net of undisbursed proceeds on loans-in-process.

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

Exhibit I-9

Melrose Bancorp, Inc.

Contractual Maturity by Loan Type

	One- to four-family residential loans		Home equity loans and lines of credit		Commercial real estate loans		Construction
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2014	$22	3.46%	$—	—%	$—	—%	$—	—%
2015	34	3.38	18	3.25	—	—	—	—
2016	147	6.06	3	3.25	—	—	—	—
2017 to 2018	653	4.54	460	3.38	—	—	—	—
2019 to 2023	9,641	3.37	3,762	3.38	272	4.44	—	—
2024 to 2028	27,934	3.18	5,794	4.13	33	5.00	440	2.88
2029 and beyond	79,897	3.50	—	—	1,747	4.37	1,431	2.93

Total	$118,328	3.42%	$10,037	3.81%	$2,052	4.39%	$1,871	2.92%

	Consumer loans		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2014	$—	—%	$22	3.47%
2015	16	5.46	68	3.84
2016	38	4.99	188	5.79
2017 to 2018	34	4.99	1,147	4.09
2019 to 2023	22	6.35	13,697	3.40
2024 to 2028	—	—	34,201	3.34
2029 and beyond	11	18.00	83,086	3.51

Total	$121	6.47%	$132,409	3.46%

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus

Exhibit I-10

Melrose Bancorp, Inc.

Loan Originations, Purchases, and Sales

	Years Ended December 31,
	2013	2012
	(In thousands)

Total loans at beginning of year	$126,119	$114,979

Loans originated:
Real estate loans:
One- to four-family residential	23,616	33,084
Home equity loans and lines of credit	392	681
Commercial	—	—
Construction	1,308	1,390
Consumer loans	17	108
Total loans originated	25,333	35,263

Loans purchased:
Real estate loans:
One- to four-family residential	—	—
Home equity loans and lines of credit	—	—
Commercial	—	—
Construction	—	—
Consumer loans	—	—

Total loans purchased	—	—

Loans sold:
Real estate loans:
One- to four-family residential	—	—
Home equity loans and lines of credit	—	—
Commercial	—	—
Construction	—	—
Consumer loans	—	—

Total loans sold	—	—

Other:
Principal repayments	(26,932)	(31,369)
Advances on construction loans and home equity lines-of-credit	7,889	7,246

Net loan activity	6,290	11,140

Total loans at end of year	$132,409	$126,119

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

Exhibit I-11

Melrose Bancorp, Inc.

Non-Performing Assets

	At December 31,
	2013	2012
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$336	$383
Home equity loans and lines of credit	—	—
Commercial	—	—
Construction	—	—
Consumer loans	—	—

Total non-accrual loans	336	383

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Home equity loans and lines of credit	—	—
Commercial	—	—
Construction	—	—
Consumer loans	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Total non-performing loans	336	383

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	—	205
Home equity loans and lines of credit	—	—
Commercial	—	—
Construction	—	—
Consumer loans	—	—

Total other real estate owned and foreclosed assets	—	205

Total non-performing assets	336	588

Performing troubled debt restructurings	—	—

Total non-performing assets and performing troubled debt restructurings	$336	$588

Ratios:
Non-performing loans as a percentage of total loans	0.25%	0.30%
Non-performing assets as a percentage of to total assets	0.17%	0.32%

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

Exhibit I-12

Melrose Bancorp, Inc.

Deposit Composition

	For the Years Ended December 31,
	2013			2012
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Demand deposits	$10,444	6.0%	—%	$8,957	5.6%	—%
Savings accounts	29,803	17.1	0.33	26,076	16.3	0.41
Certificates of deposit	82,753	47.6	1.51	70,972	44.3	1.49
Money market accounts	40,291	23.1	0.46	43,145	27.0	0.47
NOW	10,727	6.2	0.11	10,842	6.8	0.09

Total deposits	$174,018	100.0%	0.95%	$159,992	100.0%	0.91%

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

Exhibit I-13

Melrose Bancorp, Inc.

CDs by Rate and Maturity

	At December 31, 2013
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)

Interest Rate Range:
2.99% and below	$37,565	$15,965	$14,545	$12,035	$80,110	99.3%
3.00% to 3.99%	525	—	—	—	525	0.7

Total	$38,090	$15,965	$14,545	$12,035	$80,635	100.0%

As of December 31, 2013, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $38.4 million. The following table sets forth the maturity of these certificates as of December 31, 2013.

At December 31, 2013
(In thousands)

Three months or less	$6,282
Over three months through six months	2,958
Over six months through one year	7,408
Over one year to three years	14,729
Over three years	7,016

Total	$38,393

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

EXHIBIT II-1

Melrose Bancorp, Inc.

Description of Office Facilities

Exhibit II-1

Melrose Bancorp, Inc.

Description of Office Facilities

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:	Owned	1934	$680
638 Main Street
Melrose, Massachusetts 02176

Other Properties:	Owned	1999	$403

630 Main Street
Melrose, Massachusetts 02176

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus.

EXHIBIT II-2

Melrose Bancorp, Inc.

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Bill	One Year T-Bill	10 Year T-Bond

2003:	Quarter 1	4.25%	1.14%	1.19%	3.83%
	Quarter 2	4.00%	0.90%	1.09%	3.54%
	Quarter 3	4.00%	0.95%	1.15%	3.96%
	Quarter 4	4.00%	0.95%	1.26%	4.27%

2004:	Quarter 1	4.00%	0.95%	1.20%	3.86%
	Quarter 2	4.00%	1.33%	2.09%	4.62%
	Quarter 3	4.75%	1.70%	2.16%	4.12%
	Quarter 4	5.25%	2.22%	2.75%	4.24%

2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%

2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%

2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%
As of February 14, 2014		3.25%	0.02%	0.11%	2.75%

(1)	End of period data.

Source: SNL Financial, LC.

EXHIBIT II-3

Melrose Bancorp, Inc.

Market Area Demographic/Economic Information

Demographic Detail: US

	Base 2010	Current 2013	Projected 2018	% Change 2010 - 2013	% Change 2013 - 2018
Total Population (actual)	308,745,538	314,467,933	325,843,774	1.85	3.62
0-14 Age Group (%)	19.83	19.36	19.13	(0.58)	2.40
15-34 Age Group (%)	27.43	27.47	26.76	2.00	0.94
35-54 Age Group (%)	27.88	26.67	25.32	(2.58)	(1.60)
55-69 Age Group (%)	15.84	17.10	18.24	9.95	10.53
70+ Age Group (%)	9.01	9.40	10.54	6.23	16.17
Median Age (actual)	37.10	37.60	38.10	1.35	1.33

Female Population (actual)	156,964,212	159,655,996	165,145,451	1.71	3.44
Male Population (actual)	151,781,326	154,811,937	160,698,323	2.00	3.80

Population Density (#/ sq miles)	87.40	89.00	92.30	1.85	3.62

Diversity Index (actual)	60.60	62.10	64.80	2.48	4.35
Black (%)	12.61	12.69	12.90	2.52	5.33
Asian (%)	4.75	4.90	5.24	4.97	10.80
White (%)	72.41	71.59	70.09	0.71	1.44
Hispanic (%)	16.35	17.36	19.22	8.15	14.74
Pacific Islander (%)	0.17	0.18	0.19	3.91	9.60
American Indian/Alaska Native (%)	0.95	0.96	0.99	3.40	6.30
Multiple races (%)	2.92	3.10	3.40	8.28	13.62
Other (%)	6.19	6.57	7.20	8.20	13.40

Total Households (actual)	116,716,292	118,979,182	123,464,895	1.94	3.77
< $25K Households (%)	NA	23.98	20.51	NA	(11.27)
$25-49K Households (%)	NA	24.58	21.15	NA	(10.72)
$50-99K Households (%)	NA	30.18	32.50	NA	11.73
$100-$199K Households (%)	NA	17.10	21.08	NA	27.93
$200K+ Households (%)	NA	4.15	4.77	NA	19.10

Average Household Income ($)	NA	71,842	83,667	NA	16.46
Median Household Income ($)	NA	51,314	59,580	NA	16.11
Per Capita Income ($)	NA	27,567	32,073	NA	16.35

Total Owner Occupied Housing Units (actual)	75,986,074	75,657,200	79,274,885	(0.43)	4.78
Renter Occupied Housing Units (actual)	40,730,218	43,321,982	44,190,010	6.36	2.00
Vacant Occupied Housing Units (actual)	14,988,438	15,229,050	15,380,054	1.61	0.99

Source: ESRI

Demographic data is provided by ESRI based primarily on US Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by ESRI for some of the data presented on this page.

%	Change values are calculated using the underlying actual data.

Copyright 2013, SNL Financial LC	1

Demographic Detail: Massachusetts

	Base 2010	Current 2013	Projected 2018	% Change 2010 - 2013	% Change 2013 - 2018
Total Population (actual)	6,547,629	6,611,122	6,767,829	0.97	2.37
0-14 Age Group (%)	17.69	17.22	16.87	(1.73)	0.28
15-34 Age Group (%)	27.24	27.38	26.81	1.51	0.24
35-54 Age Group (%)	29.01	27.52	25.83	(4.21)	(3.92)
55-69 Age Group (%)	16.31	17.72	19.20	9.72	10.91
70+ Age Group (%)	9.75	10.15	11.29	5.16	13.82
Median Age (actual)	39.00	39.60	40.00	1.54	1.01

Female Population (actual)	3,381,001	3,407,672	3,478,927	0.79	2.09
Male Population (actual)	3,166,628	3,203,450	3,288,902	1.16	2.67

Population Density (#/ sq miles)	839.40	847.60	867.70	0.97	2.37

Diversity Index (actual)	45.90	47.90	51.30	4.36	7.10
Black (%)	6.63	6.79	7.15	3.28	7.79
Asian (%)	5.34	5.63	6.20	6.33	12.85
White (%)	80.41	79.51	77.80	(0.16)	0.16
Hispanic (%)	9.59	10.36	11.78	9.17	16.36
Pacific Islander (%)	0.03	0.04	0.04	13.36	17.66
American Indian/Alaska Native (%)	0.29	0.29	0.31	3.42	8.38
Multiple races (%)	2.63	2.81	3.09	8.12	12.55
Other (%)	4.66	4.93	5.41	6.83	12.24

Total Households (actual)	2,547,075	2,580,011	2,649,204	1.29	2.68
< $25K Households (%)	NA	19.22	17.07	NA	(8.79)
$25-49K Households (%)	NA	21.09	17.90	NA	(12.84)
$50-99K Households (%)	NA	28.41	29.84	NA	7.85
$100-$199K Households (%)	NA	24.26	27.04	NA	14.43
$200K+ Households (%)	NA	7.02	8.15	NA	19.22

Average Household Income ($)	NA	88,678	103,737	NA	16.98
Median Household Income ($)	NA	62,676	74,252	NA	18.47
Per Capita Income ($)	NA	35,234	41,220	NA	16.99

Total Owner Occupied Housing Units (actual)	1,587,158	1,615,081	1,678,072	1.76	3.90
Renter Occupied Housing Units (actual)	959,917	964,930	971,132	0.52	0.64
Vacant Occupied Housing Units (actual)	261,179	269,969	262,663	3.37	(2.71)

Source: ESRI

Demographic data is provided by ESRI based primarily on US Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by ESRI for some of the data presented on this page.

%	Change values are calculated using the underlying actual data.

Copyright 2013, SNL Financial LC	2

Demographic Detail: Middlesex, MA

	Base 2010	Current 2013	Projected 2018	% Change 2010 - 2013	% Change 2013 - 2018
Total Population (actual)	1,503,085	1,518,120	1,565,615	1.00	3.13
0-14 Age Group (%)	17.54	17.27	17.13	(0.56)	2.31
15-34 Age Group (%)	27.84	27.59	26.55	0.11	(0.79)
35-54 Age Group (%)	29.67	28.46	27.11	(3.14)	(1.76)
55-69 Age Group (%)	15.64	17.02	18.58	9.93	12.61
70+ Age Group (%)	9.31	9.67	10.63	4.81	13.46
Median Age (actual)	38.40	39.00	39.60	1.56	1.54

Female Population (actual)	772,221	778,321	799,933	0.79	2.78
Male Population (actual)	730,864	739,799	765,682	1.22	3.50

Population Density (#/ sq miles)	1,837.90	1,856.30	1,914.40	1.00	3.13

Diversity Index (actual)	42.90	44.90	48.60	4.66	8.24
Black (%)	4.66	4.87	5.29	5.68	12.00
Asian (%)	9.31	9.84	10.90	6.76	14.18
White (%)	80.00	78.90	76.77	(0.38)	0.35
Hispanic (%)	6.54	7.12	8.14	9.91	17.85
Pacific Islander (%)	0.03	0.04	0.05	23.41	30.12
American Indian/Alaska Native (%)	0.17	0.18	0.20	7.90	13.45
Multiple races (%)	2.54	2.69	2.91	6.95	11.52
Other (%)	3.29	3.47	3.87	6.58	15.14

Total Households (actual)	580,688	588,487	608,498	1.34	3.40
< $25K Households (%)	NA	15.16	13.03	NA	(11.15)
$25-49K Households (%)	NA	18.36	15.29	NA	(13.87)
$50-99K Households (%)	NA	27.35	28.23	NA	6.71
$100-$199K Households (%)	NA	28.53	31.36	NA	13.67
$200K+ Households (%)	NA	10.60	12.09	NA	17.95

Average Household Income ($)	NA	105,567	124,724	NA	18.15
Median Household Income ($)	NA	77,351	86,856	NA	12.29
Per Capita Income ($)	NA	41,557	49,091	NA	18.13

Total Owner Occupied Housing Units (actual)	361,089	368,379	386,288	2.02	4.86
Renter Occupied Housing Units (actual)	219,599	220,108	222,210	0.23	0.95
Vacant Occupied Housing Units (actual)	31,316	33,292	29,190	6.31	(12.32)

Source: ESRI

Demographic data is provided by ESRI based primarily on US Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by ESRI for some of the data presented on this page.

%	Change values are calculated using the underlying actual data.

Copyright 2013, SNL Financial LC	3

Demographic Detail: Melrose city

	Base 2010	Current 2013	Projected 2018	% Change 2010 - 2013	% Change 2013 - 2018
Total Population (actual)	26,983	27,252	28,088	1.00	3.07
0-14 Age Group (%)	18.37	18.09	17.57	(0.56)	0.12
15-34 Age Group (%)	21.23	20.97	20.60	(0.24)	1.28
35-54 Age Group (%)	31.32	30.23	28.22	(2.51)	(3.80)
55-69 Age Group (%)	17.86	18.89	20.07	6.85	9.50
70+ Age Group (%)	11.22	11.82	13.54	6.37	18.04
Median Age (actual)	41.90	42.80	44.10	2.15	3.04

Female Population (actual)	14,291	14,391	14,771	0.70	2.64
Male Population (actual)	12,692	12,861	13,317	1.33	3.55

Population Density (#/ sq miles)	5,767.20	5,824.70	6,003.40	1.00	3.07

Diversity Index (actual)	20.70	22.20	25.20	7.25	13.51
Black (%)	2.43	2.59	2.95	7.77	17.11
Asian (%)	3.79	4.11	4.74	9.59	18.93
White (%)	91.15	90.48	89.14	0.26	1.55
Hispanic (%)	2.46	2.72	3.24	11.76	22.94
Pacific Islander (%)	0.02	0.02	0.02	0.00	0.00
American Indian/Alaska Native (%)	0.08	0.08	0.09	0.00	18.18
Multiple races (%)	1.66	1.79	1.98	8.46	14.17
Other (%)	0.87	0.93	1.08	8.09	18.90

Total Households (actual)	11,213	11,370	11,749	1.40	3.33
< $25K Households (%)	NA	16.53	14.17	NA	(11.39)
$25-49K Households (%)	NA	17.20	14.40	NA	(13.50)
$50-99K Households (%)	NA	28.39	28.85	NA	4.99
$100-$199K Households (%)	NA	29.63	33.18	NA	15.70
$200K+ Households (%)	NA	8.25	9.41	NA	17.80

Average Household Income ($)	NA	100,729	117,714	NA	16.86
Median Household Income ($)	NA	78,641	87,129	NA	10.79
Per Capita Income ($)	NA	42,197	49,404	NA	17.08

Total Owner Occupied Housing Units (actual)	7,472	7,626	8,000	2.06	4.90
Renter Occupied Housing Units (actual)	3,741	3,744	3,749	0.08	0.13
Vacant Occupied Housing Units (actual)	538	565	427	5.02	(24.42)

Source: ESRI

Demographic data is provided by ESRI based primarily on US Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by ESRI for some of the data presented on this page.

%	Change values are calculated using the underlying actual data.

EXHIBIT III-1

Melrose Bancorp, Inc.

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 14, 2014

										As of February 14, 2014
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets (1)	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)

ALLB	Alliance Bancorp of Penn	NASDAQ	MA	Broomall	PA	$436	8	Dec	1/18/11	$15.30	$68
ANCB	Anchor Bancorp	NASDAQ	WE	Lacey	WA	403	11	Jun	1/26/11	18.25	47
ASBB	ASB Bncp Inc	NASDAQ	SE	Asheville	NC	751	13	Dec	10/12/11	17.45	88
AF	Astoria Financial Corp.	NYSE	MA	Lake Success	NY	16,022	85	Dec	11/18/93	13.12	1,297
AFCB	Athens Bancshares Corporation	NASDAQ	SE	Athens	TN	296	7	Dec	1/7/10	19.98	42
ACFC	Atlantic Coast Financial Corp.	NASDAQ	SE	Jacksonville	FL	714	12	Dec	2/4/11	3.99	62
BKMU	Bank Mutual Corp.	NASDAQ	MW	Brown Deer	WI	2,333	77	Dec	10/30/03	6.26	291
BFIN	BankFinancial Corp	NASDAQ	MW	Burr Ridge	IL	1,442	20	Dec	6/24/05	9.71	205
BNCL	Beneficial Mutual Bncp (MHC)	NASDAQ	MA	Philadelphia	PA	4,685	60	Dec	7/16/07	11.69	912
BHLB	Berkshire Hills Bancorp Inc.	NYSE	NE	Pittsfield	MA	5,450	97	Dec	6/28/00	25.09	628
BOFI	BofI Holding Inc.	NASDAQ	WE	San Diego	CA	3,284	1	Jun	3/14/05	83.20	1,174
BYFC	Broadway Financial Corp.	NASDAQ	WE	Los Angeles	CA	346	4	Dec	1/9/96	1.10	21
BLMT	BSB Bancorp Inc.	NASDAQ	NE	Belmont	MA	1,023	6	Dec	10/5/11	15.82	143
CBNJ	Cape Bancorp Inc.	NASDAQ	MA	Cape May Court House	NJ	1,074	15	Dec	2/1/08	10.58	128
CFFN	Capitol Federal Financial Inc	NASDAQ	MW	Topeka	KS	9,186	47	Sep	12/22/10	12.08	1,754
CARV	Carver Bancorp Inc.	NASDAQ	MA	New York	NY	635	10	Mar	10/25/94	15.00	55
CFBK	Central Federal Corp.	NASDAQ	MW	Fairlawn	OH	250	5	Dec	12/30/98	1.42	22
CHFN	Charter Financial Corp.	NASDAQ	SE	West Point	GA	1,089	17	Sep	4/9/13	10.60	242
CHEV	Cheviot Financial	NASDAQ	MW	Cheviot	OH	592	12	Dec	1/18/12	10.45	71
CBNK	Chicopee Bancorp Inc.	NASDAQ	NE	Chicopee	MA	605	9	Dec	7/20/06	17.37	94
CZWI	Citizens Community Bncp	NASDAQ	MW	Eau Claire	WI	555	24	Sep	11/1/06	8.33	43
CSBK	Clifton Svgs Bncp Inc. (MHC)	NASDAQ	MA	Clifton	NJ	1,083	12	Mar	3/4/04	13.04	345
CMSB	CMS Bancorp Inc.	NASDAQ	MA	White Plains	NY	258	6	Sep	4/4/07	9.30	17
CWAY	Coastway Bncp, Inc.	NASDAQ	NE	Cranston	RI	381	11	Dec	1/15/14	10.19	50
COBK	Colonial Financial Services	NASDAQ	MA	Vineland	NJ	598	9	Dec	7/13/10	12.00	46
DCOM	Dime Community Bancshares Inc.	NASDAQ	MA	Brooklyn	NY	4,015	25	Dec	6/26/96	16.14	593
EBMT	Eagle Bancorp Montana, Inc.	NASDAQ	WE	Helena	MT	514	13	Jun	4/5/10	10.65	42
ESBF	ESB Financial Corp.	NASDAQ	MA	Ellwood City	PA	1,899	23	Dec	6/13/90	12.74	226
ESSA	ESSA Bancorp Inc.	NASDAQ	MA	Stroudsburg	PA	1,372	26	Sep	4/4/07	10.85	129
EVER	EverBank Financial	NYSE	SE	Jacksonville	FL	17,612	17	Dec	5/2/12	17.29	2,120
FFCO	FedFirst Financial Corp.	NASDAQ	MA	Monessen	PA	323	7	Dec	9/21/10	20.06	47
FCAP	First Capital Inc.	NASDAQ	MW	Corydon	IN	448	13	Dec	1/4/99	20.50	57
FCLF	First Clover Leaf Fin Corp.	NASDAQ	MW	Edwardsville	IL	647	5	Dec	7/11/06	9.09	64
FBNK	First Connecticut Bancorp, Inc	NASDAQ	NE	Farmington	CT	1,992	25	Dec	6/30/11	15.60	257
FDEF	First Defiance Financial	NASDAQ	MW	Defiance	OH	2,058	32	Dec	10/2/95	26.65	259
FFNM	First Fed of Northern MI Bncp	NASDAQ	MW	Alpena	MI	214	8	Dec	4/4/05	5.06	15
FFBH	First Federal Bancshares of AR	NASDAQ	SE	Harrison	AR	530	13	Dec	5/3/96	8.17	164
FFNW	First Financial Northwest Inc	NASDAQ	WE	Renton	WA	892	1	Dec	10/10/07	10.36	170
FSFG	First Savings Financial Group	NASDAQ	MW	Clarksville	IN	660	16	Sep	10/7/08	23.25	53
FBC	Flagstar Bancorp Inc.	NYSE	MW	Troy	MI	11,808	111	Dec	4/30/97	21.25	1,193
FXCB	Fox Chase Bancorp Inc.	NASDAQ	MA	Hatboro	PA	1,107	11	Dec	6/29/10	17.06	207
FRNK	Franklin Financial Corp.	NASDAQ	SE	Glen Allen	VA	1,059	8	Sep	4/28/11	19.11	231
FSBW	FS Bancorp Inc.	NASDAQ	WE	Mountlake Terrace	WA	396	8	Dec	7/10/12	16.86	55
GTWN	Georgetown Bancorp Inc.	NASDAQ	NE	Georgetown	MA	247	3	Dec	7/12/12	14.75	27
GCBC	Greene County Bncp Inc. (MHC)	NASDAQ	MA	Catskill	NY	650	14	Jun	12/30/98	25.53	107
HBK	Hamilton Bancorp Inc	NASDAQ	MA	Towson	MD	314	5	Mar	10/10/12	13.85	49
HBNK	Hampden Bancorp Inc.	NASDAQ	NE	Springfield	MA	696	10	Jun	1/17/07	15.96	90
HBOS	Heritage Financial Group Inc.	NASDAQ	SE	Albany	GA	1,322	27	Dec	11/30/10	18.87	148
HFFC	HF Financial Corp.	NASDAQ	MW	Sioux Falls	SD	1,251	27	Jun	4/8/92	13.45	95
HIFS	Hingham Instit. for Savings	NASDAQ	NE	Hingham	MA	1,304	12	Dec	12/20/88	77.01	164
HMNF	HMN Financial Inc.	NASDAQ	MW	Rochester	MN	563	11	Dec	6/30/94	11.93	53
HBCP	Home Bancorp Inc.	NASDAQ	SW	Lafayette	LA	962	30	Dec	10/3/08	20.17	143
HFBL	Home Fedl Bncp Inc. LA	NASDAQ	SW	Shreveport	LA	293	4	Jun	12/22/10	17.86	40
HMST	HomeStreet Inc.	NASDAQ	WE	Seattle	WA	2,854	33	Dec	2/10/12	18.39	272

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 14, 2014

										As of February 14, 2014
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets (1)	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)

HTBI	HomeTrust Bancshares Inc.	NASDAQ	SE	Asheville	NC	1,674	21	Jun	7/11/12	15.55	308
IROQ	IF Bancorp Inc.	NASDAQ	MW	Watseka	IL	540	5	Jun	7/8/11	16.40	73
ISBC	Investors Bancorp Inc. (MHC)	NASDAQ	MA	Short Hills	NJ	13,807	136	Dec	10/12/05	25.88	3,606
JXSB	Jacksonville Bancorp	NASDAQ	MW	Jacksonville	IL	321	7	Dec	7/15/10	21.90	40
KRNY	Kearny Financial Corp. (MHC)	NASDAQ	MA	Fairfield	NJ	3,238	41	Jun	2/24/05	11.72	775
KFFB	Kentucky First Federal (MHC)	NASDAQ	MW	Frankfort	KY	315	7	Jun	3/3/05	8.75	75
LSBK	Lake Shore Bancorp Inc. (MHC)	NASDAQ	MA	Dunkirk	NY	485	11	Dec	4/4/06	12.49	74
LPSB	LaPorte Bancorp Inc	NASDAQ	MW	La Porte	IN	500	8	Dec	10/5/12	10.93	65
LABC	Louisiana Bancorp Inc.	NASDAQ	SW	Metairie	LA	318	4	Dec	7/10/07	18.45	53
LSBI	LSB Financial Corp.	NASDAQ	MW	Lafayette	IN	355	5	Dec	2/3/95	29.27	46
MCBK	Madison County Financial Inc.	NASDAQ	MW	Madison	NE	277	5	Dec	10/4/12	17.10	52
MGYR	Magyar Bancorp Inc. (MHC)	NASDAQ	MA	New Brunswick	NJ	538	6	Sep	1/24/06	7.66	45
MLVF	Malvern Bancorp Inc	NASDAQ	MA	Paoli	PA	602	9	Sep	10/12/12	10.64	70
EBSB	Meridian Interstate Bncp (MHC)	NASDAQ	NE	East Boston	MA	2,655	27	Dec	1/23/08	23.66	527
CASH	Meta Financial Group Inc.	NASDAQ	MW	Sioux Falls	SD	1,692	13	Sep	9/20/93	40.05	245
MSBF	MSB Financial Corp. (MHC)	NASDAQ	MA	Millington	NJ	347	5	Jun	1/5/07	8.00	40
NASB	NASB Financial Inc.	NASDAQ	MW	Grandview	MO	1,144	9	Sep	9/27/85	25.46	200
NVSL	Naugatuck Valley Finl	NASDAQ	NE	Naugatuck	CT	487	10	Dec	6/30/11	7.25	51
NHTB	New Hampshire Thrift Bncshrs	NASDAQ	NE	Newport	NH	1,240	38	Dec	5/27/86	15.10	124
NYCB	New York Community Bancorp	NYSE	MA	Westbury	NY	45,764	277	Dec	11/23/93	15.75	6,943
NECB	NorthEast Community Bncp (MHC)	NASDAQ	MA	White Plains	NY	433	9	Dec	7/6/06	7.28	92
NFBK	Northfield Bancorp Inc.	NASDAQ	MA	Woodbridge	NJ	2,727	30	Dec	1/25/13	12.51	725
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	7,908	167	Dec	12/18/09	14.27	1,345
OBAF	OBA Financial Services Inc	NASDAQ	MA	Germantown	MD	390	7	Jun	1/22/10	19.00	77
OSHC	Ocean Shore Holding Co.	NASDAQ	MA	Ocean City	NJ	1,043	12	Dec	12/21/09	13.95	96
OCFC	OceanFirst Financial Corp.	NASDAQ	MA	Toms River	NJ	2,286	24	Dec	7/3/96	17.39	302
OFED	Oconee Federal Financial Corp.	NASDAQ	SE	Seneca	SC	366	4	Jun	1/14/11	17.44	102
OABC	OmniAmerican Bancorp Inc.	NASDAQ	SW	Fort Worth	TX	1,448	14	Dec	1/21/10	22.21	254
ONFC	Oneida Financial Corp.	NASDAQ	MA	Oneida	NY	714	13	Dec	7/7/10	12.34	87
ORIT	Oritani Financial Corp.	NASDAQ	MA	Township of Washington	NJ	2,824	26	Jun	6/24/10	15.64	715
PBHC	Pathfinder Bancorp Inc. (MHC)	NASDAQ	MA	Oswego	NY	493	16	Dec	11/16/95	14.41	38
PEOP	Peoples Federal Bancshares Inc	NASDAQ	NE	Brighton	MA	585	8	Sep	7/7/10	18.08	116
PBCT	People’s United Financial Inc.	NASDAQ	NE	Bridgeport	CT	31,511	416	Dec	4/16/07	14.16	4,346
PBSK	Poage Bankshares Inc.	NASDAQ	MW	Ashland	KY	291	6	Sep	9/13/11	13.90	47
PBCP	Polonia Bncp, Inc.	NASDAQ	MA	Huntingdon Valley	PA	286	6	Dec	11/13/12	9.51	33
PROV	Provident Financial Holdings	NASDAQ	WE	Riverside	CA	1,153	15	Jun	6/28/96	15.14	149
PFS	Provident Financial Services	NYSE	MA	Jersey City	NJ	7,341	79	Dec	1/16/03	16.57	993
PBIP	Prudential Bancorp Inc.	NASDAQ	MA	Philadelphia	PA	608	7	Sep	10/10/13	10.45	100
PSBH	PSB Holdings Inc. (MHC)	NASDAQ	NE	Putnam	CT	452	8	Jun	10/5/04	6.40	42
PULB	Pulaski Financial Corp.	NASDAQ	MW	Saint Louis	MO	1,276	13	Sep	12/3/98	10.32	117
RVSB	Riverview Bancorp Inc.	NASDAQ	WE	Vancouver	WA	789	18	Mar	10/1/97	3.45	78
SVBI	Severn Bancorp Inc.	NASDAQ	MA	Annapolis	MD	815	4	Dec	1/0/00	4.45	45
SIFI	SI Financial Group Inc.	NASDAQ	NE	Willimantic	CT	1,369	26	Dec	1/13/11	11.73	150
SMPL	Simplicity Bancorp Inc	NASDAQ	WE	Covina	CA	835	8	Jun	11/19/10	16.39	129
SPBC	SP Bancorp Inc.	NASDAQ	SW	Plano	TX	305	4	Dec	11/1/10	20.03	31
SIBC	State Investors Bancorp Inc.	NASDAQ	SW	Metairie	LA	256	4	Dec	7/7/11	15.50	37
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	1,562	28	Dec	7/13/09	22.33	224
THRD	TF Financial Corp.	NASDAQ	MA	Newtown	PA	833	19	Dec	7/13/94	29.99	94
TFSL	TFS Financial Corp (MHC)	NASDAQ	MW	Cleveland	OH	11,269	39	Sep	4/23/07	11.57	3,554
TSBK	Timberland Bancorp Inc.	NASDAQ	WE	Hoquiam	WA	746	22	Sep	1/13/98	11.23	79
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	4,459	139	Dec	1/0/00	6.56	620
UCBA	United Community Bancorp	NASDAQ	MW	Lawrenceburg	IN	511	8	Jun	1/10/13	11.00	57
UCFC	United Community Finl Corp.	NASDAQ	MW	Youngstown	OH	1,756	33	Dec	7/9/98	3.48	175
WSBF	Waterstone Financial Inc.	NASDAQ	MW	Wauwatosa	WI	1,598	11	Dec	1/23/14	10.60	365
WAYN	Wayne Savings Bancshares	NASDAQ	MW	Wooster	OH	400	12	Dec	1/9/03	11.00	31

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 14, 2014

										As of February 14, 2014
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets (1)	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)

WEBK	Wellesley Bancorp	NASDAQ	NE	Wellesley	MA	421	4	Dec	1/26/12	18.50	45
WBB	Westbury Bancorp Inc.	NASDAQ	MW	West Bend	WI	543	12	Sep	4/10/13	14.18	73
WFD	Westfield Financial Inc.	NASDAQ	NE	Westfield	MA	1,271	13	Dec	1/4/07	7.53	152
WBKC	Wolverine Bancorp Inc.	NASDAQ	MW	Midland	MI	291	4	Dec	1/20/11	21.98	53
WSFS	WSFS Financial Corp.	NASDAQ	MA	Wilmington	DE	4,443	44	Dec	11/26/86	70.09	623
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	296	6	Jun	11/29/93	12.00	25

(1)	As of September 30, 2013.

Source: SNL Financial, LC.

EXHIBIT III-2

Melrose Bancorp, Inc.

Peer Group Summary Demographic and Deposit Market Share Data

Exhibit III-2

Melrose Bancorp, Inc.

Peer Group Market Area Comparative Analysis

							2013
				Proj.			Per Capita Income		Deposit	Unemployment
		Population		Pop.	2010-2013	2013-2018		% State	Market	Rate
Company	County	2010	2013	2018	% Change	% Change	Amount	Average	Share(1)	12/31/2013
		(000)	(000)	(000)	(%)	(%)	($)	(%)	(%)	(%)

Chicopee Bancorp, Inc.	Hampden, MA	464	467	467	0.6%	0.0%	$25,535	72.47%	4.89%	8.7%
FedFirst Financial Corp.	Westmoreland, PA	365	364	362	-0.3%	-0.5%	26,868	96.27%	1.61%	5.9%
Georgetown Bancorp, Inc.	Essex, MA	743	744	758	0.2%	1.9%	34,730	98.57%	0.87%	7.0%
Hampden Bancorp, Inc.	Hampden, MA	464	467	467	0.6%	0.0%	25,535	72.47%	5.27%	8.7%
OBA Financial Services Inc	Montgomery, MD	972	993	1,048	2.2%	5.5%	45,408	127.68%	0.78%	4.1%
Oneida Financial Corp.	Oneida, NY	235	236	236	0.4%	0.2%	25,478	80.38%	3.98%	6.6%
Peoples Federal Bancshares Inc	Suffolk, MA	722	738	775	2.3%	5.0%	31,346	88.97%	0.35%	6.3%
TF Financial Corp.	Bucks, PA	625	629	633	0.6%	0.8%	37,359	133.86%	1.54%	5.6%
Wellesley Bancorp	Norfolk, MA	671	680	700	1.4%	2.9%	42,652	121.05%	1.52%	5.6%
WVS Financial Corp.	Allegheny, PA	1,223	1,223	1,227	-0.1%	0.3%	30,447	109.09%	0.16%	5.2%

	Averages:	649	654	667	0.8%	1.6%	$32,536	100.08%	2.10%	6.4%
	Medians:	648	655	667	0.6%	0.5%	$30,897	97.42%	1.53%	6.1%

Melrose Bancorp, Inc.	Middlesex, MA	1,503	1,518	1,569	1.0%	3.4%	$41,557	117.95%	0.37%	5.2%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2013.

Source: SNL Financial, LC and Bureau of Labor Statistics.

EXHIBIT IV-1

Melrose Bancorp, Inc.

Stock Prices: As of February 14, 2014

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 14, 2014

		Market Capitalization(8)			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

Fully-Converted Companies
ALLB	Alliance Bancorp of Penn	15.30	4,467	68.3	15.60	12.77	15.35	-0.33	19.87	-0.65	0.38	0.38	15.81	15.81	95.20
ANCB	Anchor Bancorp	18.25	2,550	46.5	19.00	14.15	17.00	7.35	25.86	-0.22	-0.41	-0.40	20.45	20.45	153.48
ASBB	ASB Bncp Inc	17.45	5,040	87.9	18.41	15.67	17.31	0.81	6.73	1.15	0.31	0.26	20.06	20.06	145.44
AF	Astoria Financial Corp.	13.12	98,842	1,296.8	14.47	9.22	12.75	2.90	31.86	-5.13	0.60	0.59	14.06	12.19	159.79
AFCB	Athens Bancshares Corporation	19.98	2,084	41.6	20.61	16.50	19.80	0.92	9.73	0.82	1.13	1.15	NA	NA	141.48
ACFC	Atlantic Coast Financial Corp.	3.99	15,509	61.9	6.88	3.00	3.87	3.10	20.18	-7.85	-3.23	NA	NA	NA	47.30
BKMU	Bank Mutual Corp.	6.26	46,438	290.7	7.35	5.00	6.37	-1.73	9.82	-10.70	0.23	0.23	6.05	6.05	50.55
BFIN	BankFinancial Corp	9.71	21,109	205.0	9.80	7.25	9.35	3.85	22.76	6.00	0.16	0.18	8.32	8.20	68.86
BHLB	Berkshire Hills Bancorp Inc.	25.09	25,036	628.2	29.38	23.38	24.56	2.16	2.87	-7.99	1.65	2.03	27.08	16.27	226.59
BOFI	BofI Holding Inc.	83.20	14,116	1,174.5	84.41	32.14	80.13	3.83	132.53	6.08	3.28	3.41	21.82	21.82	252.78
BYFC	Broadway Financial Corp.	1.10	20,225	22.2	1.50	0.52	1.10	0.12	19.35	18.14	-1.32	-1.41	1.89	1.89	17.09
BLMT	BSB Bancorp Inc.	15.82	9,056	143.3	15.92	12.60	15.45	2.39	20.76	4.84	0.22	0.22	NA	NA	116.46
CBNJ	Cape Bancorp Inc.	10.58	12,060	127.6	10.60	8.65	10.27	3.02	14.63	4.13	0.46	0.51	11.64	NA	90.62
CFFN	Capitol Federal Financial Inc	12.08	145,169	1,753.6	13.21	11.67	11.93	1.26	1.34	-0.25	0.48	0.48	10.65	10.65	62.76
CARV	Carver Bancorp Inc.	15.00	3,696	55.4	17.87	4.17	14.06	6.68	277.83	114.59	0.36	0.19	1.50	1.50	172.80
CFBK	Central Federal Corp.	1.42	15,824	22.5	1.75	1.29	1.38	2.90	1.42	6.76	-0.14	-0.14	1.39	1.39	15.82
CHFN	Charter Financial Corp.	10.60	22,817	241.9	11.82	9.31	10.51	0.86	10.71	-1.58	0.25	0.26	11.88	11.66	47.33
CHEV	Cheviot Financial	10.45	6,835	71.4	11.94	9.76	10.30	1.46	-3.24	1.46	0.21	0.25	13.30	11.72	85.90
CBNK	Chicopee Bancorp Inc.	17.37	5,436	94.4	19.72	15.50	17.14	1.34	10.08	-0.23	0.50	0.52	16.97	16.97	108.12
CZWI	Citizens Community Bncp	8.33	5,163	43.0	8.56	6.52	8.09	2.96	22.86	12.42	0.21	0.29	10.50	10.46	106.96
CMSB	CMS Bancorp Inc.	9.30	1,863	17.3	10.44	7.68	9.30	0.00	14.25	0.11	0.52	0.41	11.42	11.42	141.03
CWAY	Coastway Bncp, Inc.	10.19	4,949	50.4	11.05	10.04	10.19	0.00	NA	NA	NA	NA	NA	NA	76.89
COBK	Colonial Financial Services	12.00	3,853	46.2	17.00	11.85	12.30	-2.44	-12.60	-9.77	-0.91	-1.10	15.65	15.65	155.26
DCOM	Dime Community Bancshares Inc.	16.14	36,713	592.5	17.92	13.79	15.67	3.00	15.29	-4.61	1.23	1.23	11.85	10.34	109.72
EBMT	Eagle Bancorp Montana, Inc.	10.65	3,918	41.7	12.03	10.20	10.75	-0.93	2.90	-2.72	0.69	0.57	12.19	10.18	131.79
ESBF	ESB Financial Corp.	12.74	17,733	225.9	15.00	10.68	12.81	-0.55	11.43	-10.28	0.87	NA	NA	NA	107.53
ESSA	ESSA Bancorp Inc.	10.85	11,893	129.0	11.70	9.99	10.96	-1.00	-4.41	-6.14	0.70	0.73	13.96	13.04	113.95
EVER	EverBank Financial	17.29	122,626	2,120.2	18.97	13.93	16.73	3.35	16.27	-5.73	1.02	1.21	12.00	11.57	143.86
FFCO	FedFirst Financial Corp.	20.06	2,357	47.3	23.00	16.20	20.09	-0.15	18.00	2.98	0.91	0.89	NA	NA	135.34
FCAP	First Capital Inc.	20.50	2,784	57.1	21.97	19.40	20.30	0.99	3.12	-3.57	1.82	NA	NA	NA	159.60
FCLF	First Clover Leaf Fin Corp.	9.09	7,007	63.7	10.00	6.46	9.17	-0.81	24.57	-7.21	0.54	0.53	10.49	8.82	92.27
FBNK	First Connecticut Bancorp, Inc	15.60	16,458	256.7	17.00	13.14	15.46	0.91	10.01	-3.23	0.23	0.21	14.08	14.08	128.19
FDEF	First Defiance Financial	26.65	9,720	259.0	28.46	20.80	25.95	2.70	21.58	2.62	2.19	2.28	28.00	21.31	219.88
FFBH	First Federal Bancshares of AR	8.17	20,041	163.7	10.05	7.55	8.20	-0.37	-17.89	-6.09	-0.01	-0.01	3.57	3.57	26.43
FFNM	First Fed of Northern MI Bncp	5.06	2,884	14.6	5.72	3.40	5.20	-2.69	5.64	-6.30	-0.20	-0.18	8.27	8.25	74.16
FFNW	First Financial Northwest Inc	10.36	16,392	169.8	11.25	7.44	10.34	0.19	28.38	-0.10	1.47	1.48	11.25	11.25	56.18
FSFG	First Savings Financial Group	23.25	2,259	52.5	28.20	20.88	22.87	1.66	2.88	1.75	2.00	2.10	28.88	24.49	304.06
FBC	Flagstar Bancorp Inc.	21.25	56,138	1,192.9	21.63	12.29	20.73	2.51	41.01	8.31	4.37	5.08	20.66	20.66	167.57
FXCB	Fox Chase Bancorp Inc.	17.06	12,148	207.2	18.24	16.07	16.97	0.53	-0.93	-1.23	0.48	0.45	14.28	14.28	91.92
FRNK	Franklin Financial Corp.	19.11	12,075	230.8	20.50	17.14	18.78	1.76	6.76	-3.39	0.83	0.69	19.97	19.97	89.06
FSBW	FS Bancorp Inc.	16.86	3,240	54.6	19.45	14.26	16.95	-0.53	12.40	-1.69	1.29	1.20	19.23	19.23	129.37
GTWN	Georgetown Bancorp Inc.	14.75	1,832	27.0	16.50	12.48	14.90	-1.01	18.95	-7.23	0.41	0.41	15.80	15.80	143.61
HBK	Hamilton Bancorp Inc	13.85	3,518	48.7	15.45	12.35	13.86	-0.07	12.25	-2.40	-0.36	-0.43	17.47	16.67	85.41
HBNK	Hampden Bancorp Inc.	15.96	5,650	90.2	18.42	14.78	16.05	-0.56	-0.75	-2.74	0.67	0.66	14.98	14.98	122.88
HBOS	Heritage Financial Group Inc.	18.87	7,835	147.8	20.44	13.55	18.57	1.62	35.08	-1.97	1.50	1.35	15.96	15.42	176.26
HFFC	HF Financial Corp.	13.45	7,055	94.9	14.55	12.13	13.37	0.59	3.45	3.85	0.84	0.78	13.85	13.15	177.79
HIFS	Hingham Instit. for Savings	77.01	2,129	163.9	79.56	57.69	77.56	-0.71	6.97	-1.89	6.28	6.28	48.49	48.49	637.20
HMNF	HMN Financial Inc.	11.93	4,424	52.8	11.98	4.73	10.75	10.98	116.91	12.87	5.71	NA	13.49	13.49	146.60
HBCP	Home Bancorp Inc.	20.17	7,099	143.2	23.50	16.86	19.31	4.45	9.09	7.00	1.06	1.05	19.99	NA	138.64
HFBL	Home Fedl Bncp Inc. LA	17.86	2,247	40.1	18.99	15.34	17.75	0.62	1.25	0.34	1.22	1.21	18.36	18.36	127.22
HMST	HomeStreet Inc.	18.39	14,800	272.2	26.81	17.02	17.46	5.33	-31.20	-8.05	1.61	1.73	17.97	17.08	207.17
HTBI	HomeTrust Bancshares Inc.	15.55	19,784	307.6	17.00	14.57	15.34	1.37	7.09	-2.75	0.60	0.64	18.10	NA	82.36
IROQ	IF Bancorp Inc.	16.40	4,428	72.6	17.04	14.92	16.50	-0.61	10.74	-1.80	0.84	0.83	17.71	17.71	128.34
JXSB	Jacksonville Bancorp	21.90	1,831	40.1	21.90	18.32	20.08	9.06	15.84	12.02	1.73	1.44	22.45	20.96	173.92
LPSB	LaPorte Bancorp Inc	10.93	5,909	64.6	11.86	9.31	10.90	0.32	11.42	-1.71	0.69	0.61	13.56	NA	89.16
LABC	Louisiana Bancorp Inc.	18.45	2,887	53.3	18.75	15.00	18.75	-1.61	8.52	1.25	1.03	0.96	20.07	20.07	109.71
LSBI	LSB Financial Corp.	29.27	1,562	45.7	30.71	20.05	29.50	-0.78	37.74	2.74	1.72	1.72	25.80	25.80	227.39
MCBK	Madison County Financial Inc.	17.10	3,052	52.2	19.19	15.81	17.20	-0.59	4.33	-5.01	NA	NA	19.86	19.49	90.79
MLVF	Malvern Bancorp Inc	10.64	6,558	69.8	13.20	10.37	10.45	1.82	-8.52	-3.27	-3.05	-2.94	11.38	11.38	90.58
CASH	Meta Financial Group Inc.	40.05	6,108	244.6	42.19	22.75	38.92	2.90	73.15	-0.69	2.46	2.43	23.42	23.02	295.84
NASB	NASB Financial Inc.	25.46	7,868	200.3	30.50	19.80	25.84	-1.47	11.91	-15.70	2.71	2.74	24.40	24.12	150.15
NVSL	Naugatuck Valley Finl	7.25	7,002	50.8	7.94	6.86	7.15	1.40	5.07	0.14	-1.83	-1.83	8.49	8.49	69.59
NHTB	New Hampshire Thrift Bncshrs	15.10	8,217	124.1	15.51	12.50	14.80	2.03	11.19	-0.98	1.11	1.11	15.37	8.75	173.09
NYCB	New York Community Bancorp	15.75	440,809	6,942.7	17.39	12.91	15.35	2.61	15.81	-6.53	1.08	1.07	13.01	7.45	105.91
NFBK	Northfield Bancorp Inc.	12.51	57,926	724.7	13.43	11.20	12.43	0.64	9.93	-5.23	0.34	NA	12.36	NA	46.66
NWBI	Northwest Bancshares, Inc.	14.27	94,244	1,344.9	15.05	11.98	13.88	2.81	14.34	-3.45	0.73	0.70	12.31	10.43	83.66
OBAF	OBA Financial Services Inc	19.00	4,038	76.7	19.50	17.62	18.50	2.70	2.98	4.40	0.28	0.28	17.91	17.91	95.48
OSHC	Ocean Shore Holding Co.	13.95	6,903	96.3	15.45	13.01	13.81	1.01	-4.45	2.12	0.81	NA	15.39	14.62	147.76
OCFC	OceanFirst Financial Corp.	17.39	17,387	302.4	19.47	13.43	17.28	0.64	20.18	1.52	0.95	1.14	12.33	12.33	129.39
OABC	OmniAmerican Bancorp Inc.	22.21	11,452	254.3	26.61	20.46	21.91	1.37	-14.81	3.88	0.56	0.44	18.00	18.00	126.48
ONFC	Oneida Financial Corp.	12.34	7,027	86.7	16.32	11.51	12.30	0.33	-0.64	-2.60	0.87	0.92	12.90	9.12	105.66
ORIT	Oritani Financial Corp.	15.64	45,707	714.9	16.90	14.49	15.34	1.96	4.69	-2.55	0.97	0.95	11.37	11.37	64.37
PEOP	Peoples Federal Bancshares Inc	18.08	6,406	115.8	19.28	17.10	17.77	1.74	0.84	1.92	0.35	0.35	16.35	16.35	91.84
PBCT	People’s United Financial Inc.	14.16	306,910	4,345.8	15.70	12.62	13.96	1.43	9.68	-6.35	0.74	0.80	14.84	7.91	108.20
PBSK	Poage Bankshares Inc.	13.90	3,352	46.6	15.10	13.06	14.05	-1.07	-1.07	-0.79	0.69	0.53	17.28	17.28	86.81
PBCP	Polonia Bncp, Inc.	9.51	3,511	33.4	10.31	8.76	9.80	-2.96	5.79	-3.84	-0.14	-0.14	11.62	11.62	81.37

RP® Financial LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 14, 2014

		Market Capitalization(8)			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
PROV	Provident Financial Holdings	15.14	9,855	149.2	18.62	14.12	14.74	2.71	-14.61	0.93	1.24	1.24	15.47	15.47	115.08
PFS	Provident Financial Services	16.57	59,918	992.8	19.93	14.41	16.49	0.49	9.66	-14.23	1.23	1.21	16.87	NA	124.96
PBIP	Prudential Bancorp Inc.	10.45	9,545	99.7	11.39	7.70	10.59	-1.32	32.62	-3.15	0.20	0.14	13.67	13.67	55.02
PULB	Pulaski Financial Corp.	10.32	11,371	117.4	11.74	9.52	10.24	0.78	4.14	-8.35	0.70	0.70	9.04	8.68	113.77
RVSB	Riverview Bancorp Inc.	3.45	22,472	77.5	3.49	2.04	3.23	6.81	61.21	18.97	0.20	0.20	3.62	2.48	35.82
SVBI	Severn Bancorp Inc.	4.45	10,067	44.8	5.78	4.00	4.77	-6.71	3.49	-6.12	-2.64	NA	5.58	5.54	79.43
SIFI	SI Financial Group Inc.	11.73	12,790	150.0	12.34	10.34	11.68	0.43	0.60	-2.66	-0.11	0.15	11.94	10.35	107.01
SMPL	Simplicity Bancorp Inc	16.39	7,880	129.2	16.64	14.02	16.26	0.80	11.12	1.42	0.80	0.80	17.91	17.40	108.49
SPBC	SP Bancorp Inc.	20.03	1,568	31.4	23.10	17.08	20.50	-2.29	8.86	1.47	0.93	0.94	20.84	20.84	194.83
SIBC	State Investors Bancorp Inc.	15.50	2,390	37.1	16.64	13.28	15.50	0.00	8.16	1.04	0.20	0.20	17.39	17.39	108.22
TBNK	Territorial Bancorp Inc.	22.33	10,051	224.4	24.38	21.05	22.24	0.40	-4.04	-3.75	1.49	1.26	21.11	NA	160.86
THRD	TF Financial Corp.	29.99	3,149	94.4	33.72	24.20	29.50	1.66	19.72	6.50	2.27	2.17	29.71	NA	264.75
TSBK	Timberland Bancorp Inc.	11.23	7,049	79.2	11.41	7.36	10.74	4.56	33.43	16.74	0.57	0.51	11.22	10.41	103.27
TRST	TrustCo Bank Corp NY	6.56	94,463	619.7	7.67	5.13	6.31	3.96	24.01	-8.64	0.42	0.41	3.83	3.82	47.86
UCBA	United Community Bancorp	11.00	5,150	56.7	11.71	9.41	10.91	0.83	10.01	2.43	0.56	0.52	14.41	13.80	99.47
UCFC	United Community Finl Corp.	3.48	50,229	174.8	5.00	3.20	3.43	1.46	1.75	-2.52	0.10	0.04	3.65	3.65	34.96
WSBF	Waterstone Financial Inc.	10.60	34,407	364.7	10.70	6.65	10.47	1.24	51.65	4.79	0.90	0.90	6.19	6.17	46.44
WAYN	Wayne Savings Bancshares	11.00	2,843	31.3	11.75	9.08	10.90	0.92	8.70	1.01	0.72	0.74	13.56	12.94	144.29
WEBK	Wellesley Bancorp	18.50	2,455	45.4	20.45	15.50	19.24	-3.85	19.20	-5.37	0.97	0.94	19.06	19.06	186.78
WBB	Westbury Bancorp Inc.	14.18	5,143	72.9	14.64	13.02	13.92	1.87	NA	1.65	NA	NA	17.64	17.64	104.15
WFD	Westfield Financial Inc.	7.53	20,150	151.7	8.07	6.50	7.25	3.86	-3.46	0.94	0.34	0.22	7.65	7.65	63.37
WBKC	Wolverine Bancorp Inc.	21.98	2,398	52.7	22.50	18.00	21.60	1.76	16.98	3.21	0.72	0.72	26.20	26.20	121.47
WSFS	WSFS Financial Corp.	70.09	8,895	623.5	79.85	45.82	68.60	2.17	46.60	-9.60	5.06	4.53	43.06	38.68	507.67
WVFC	WVS Financial Corp.	12.00	2,058	24.7	13.63	9.50	12.10	-0.83	14.29	-2.03	0.38	0.37	15.69	15.69	152.60

Mutual Holding Companies
BNCL	Beneficial Mutual Bncp (MHC)	11.69	78,015	912.0	12.11	8.36	11.47	1.92	25.83	7.05	0.17	0.17	NA	NA	58.75
CSBK	Clifton Svgs Bncp Inc. (MHC)	13.04	26,477	345.3	13.47	11.22	12.82	1.72	13.10	1.88	0.25	0.24	7.23	7.23	41.51
GCBC	Greene County Bncp Inc. (MHC)	25.53	4,210	107.5	32.54	19.34	25.20	1.29	16.28	-1.83	1.51	1.51	13.88	13.88	155.02
ISBC	Investors Bancorp Inc. (MHC)	25.88	139,342	3,606.2	26.54	17.42	25.27	2.41	41.89	1.17	1.01	1.05	9.64	NA	112.12
KRNY	Kearny Financial Corp. (MHC)	11.72	66,131	775.1	12.18	9.19	11.10	5.59	14.01	0.77	0.15	0.14	7.02	5.37	49.28
KFFB	Kentucky First Federal (MHC)	8.75	8,529	74.6	8.97	7.55	8.40	4.17	8.16	9.37	0.29	0.29	7.82	6.12	37.10
LSBK	Lake Shore Bancorp Inc. (MHC)	12.49	5,900	73.7	14.69	10.53	12.25	1.96	13.24	2.38	0.65	0.65	11.06	11.06	81.72
MGYR	Magyar Bancorp Inc. (MHC)	7.66	5,811	44.5	7.99	4.73	7.81	-1.92	47.88	2.68	0.01	0.00	7.82	7.82	92.33
EBSB	Meridian Interstate Bncp (MHC)	23.66	22,257	526.6	24.40	17.41	23.48	0.77	31.66	4.78	0.70	0.42	11.20	10.58	120.51
MSBF	MSB Financial Corp. (MHC)	8.00	5,010	40.1	9.10	6.06	8.00	0.00	14.29	0.25	0.16	0.16	8.02	8.02	69.27
NECB	NorthEast Community Bncp (MHC)	7.28	12,645	92.1	8.00	5.25	7.26	0.28	32.36	0.83	-0.08	-0.05	8.27	8.19	34.25
OFED	Oconee Federal Financial Corp.	17.44	5,846	102.0	17.75	13.73	17.00	2.59	19.29	-0.91	0.66	0.63	12.90	12.90	61.68
PBHC	Pathfinder Bancorp Inc. (MHC)	14.41	2,618	37.7	16.50	11.05	14.41	0.00	29.24	6.74	0.95	NA	NA	NA	192.42
PSBH	PSB Holdings Inc. (MHC)	6.40	6,542	41.9	7.25	5.31	6.40	0.00	19.63	0.31	0.18	0.20	7.68	6.61	69.45
TFSL	TFS Financial Corp (MHC)	11.57	307,148	3,553.7	12.49	10.08	11.64	-0.60	8.54	-4.50	0.19	NA	6.06	6.03	37.06

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2014 by RP® Financial, LC.

RP ® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of February 14, 2014

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
		Assets	Assets(4)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)

Fully-Converted Companies
ALLB	Alliance Bancorp of Penn	16.60	16.60	0.42	2.37	0.42	2.37	NA	NA	40.26	96.79	16.07	96.79	40.26	0.20	1.31	52.63
ANCB	Anchor Bancorp	13.33	13.33	-0.23	-1.93	-0.22	-1.87	6.22	22.12	NM	89.22	11.89	89.22	NM	NA	NA	NM
ASBB	ASB Bncp Inc	13.79	13.79	0.19	1.37	0.16	1.13	2.82	113.25	56.29	87.00	12.00	87.00	68.21	NA	NA	NM
AF	Astoria Financial Corp.	9.62	8.55	0.41	4.69	0.40	4.60	NA	NA	21.87	93.31	8.28	107.66	22.37	0.16	1.22	26.67
AFCB	Athens Bancshares Corporation	13.94	13.89	0.78	5.17	0.80	5.28	2.69	59.04	17.68	NA	NA	NA	17.32	0.20	1.00	17.70
ACFC	Atlantic Coast Financial Corp.	8.93	8.93	-1.55	-30.45	NA	NA	4.14	27.58	NM	NA	NA	NA	NA	0.00	0.00	NM
BKMU	Bank Mutual Corp.	12.10	12.09	0.46	3.91	0.46	3.95	NA	NA	27.22	103.44	12.40	103.53	26.87	0.12	1.92	47.83
BFIN	BankFinancial Corp	12.08	11.93	0.23	1.89	0.25	2.11	NA	NA	60.69	116.71	14.10	118.35	54.23	0.04	0.41	25.00
BHLB	Berkshire Hills Bancorp Inc.	11.95	7.54	0.78	6.10	0.95	7.50	NA	NA	15.21	92.64	11.07	154.19	12.36	0.72	2.87	43.64
BOFI	BofI Holding Inc.	8.73	8.73	1.54	17.05	1.60	17.72	0.54	84.44	25.37	381.32	32.81	381.32	24.40	NA	NA	NM
BYFC	Broadway Financial Corp.	7.40	7.40	-0.25	-4.91	-0.47	-9.19	13.29	26.28	NM	58.24	2.03	58.24	NM	0.04	0.00	NM
BLMT	BSB Bancorp Inc.	12.37	12.37	0.21	1.51	0.21	1.49	NA	NA	NM	NA	NA	NA	72.73	NA	NA	NM
CBNJ	Cape Bancorp Inc.	12.85	NA	0.53	3.80	0.58	4.18	NA	NA	23.00	90.86	11.67	NA	20.93	0.24	2.27	58.70
CFFN	Capitol Federal Financial Inc	17.23	17.23	0.76	4.25	0.76	4.25	NA	NA	25.17	113.39	19.53	113.39	25.17	0.30	2.48	152.08
CARV	Carver Bancorp Inc.	7.90	7.90	0.26	2.82	0.15	1.68	5.49	25.04	41.67	NM	9.34	NM	77.30	0.00	0.00	NM
CFBK	Central Federal Corp.	8.77	8.76	-0.96	-9.52	-0.94	-9.40	4.30	66.31	NM	102.32	8.97	102.41	NM	0.00	0.00	NM
CHFN	Charter Financial Corp.	25.30	24.95	0.51	2.29	0.53	2.41	1.35	87.95	42.40	89.24	22.57	90.91	40.38	0.20	1.89	180.00
CHEV	Cheviot Financial	15.49	13.90	0.24	1.46	0.29	1.77	NA	NA	49.76	78.55	12.17	89.19	41.14	0.36	3.44	171.43
CBNK	Chicopee Bancorp Inc.	15.69	15.69	0.43	2.79	0.45	2.88	NA	NA	34.74	102.38	16.07	102.38	33.70	0.28	1.61	44.00
CZWI	Citizens Community Bncp	9.80	9.77	0.20	2.00	0.28	2.79	1.81	74.14	39.67	79.33	7.77	79.63	28.45	0.02	0.24	9.52
CMSB	CMS Bancorp Inc.	8.66	8.66	0.37	4.29	0.30	3.42	NA	NA	17.88	81.47	6.63	81.47	22.75	NA	NA	NM
CWAY	Coastway Bncp, Inc.	7.24	7.24	NA	NA	NA	NA	3.90	16.62	NA	NA	NA	NA	NA	NA	NA	NA
COBK	Colonial Financial Services	10.08	10.08	-0.54	-5.07	-0.66	-6.14	5.37	20.29	NM	76.68	7.73	76.68	NM	NA	NA	NM
DCOM	Dime Community Bancshares Inc.	10.80	9.55	1.09	10.58	1.09	10.56	0.80	64.66	13.12	136.17	14.71	156.13	13.14	0.56	3.47	45.53
EBMT	Eagle Bancorp Montana, Inc.	9.25	7.84	0.53	5.38	0.44	4.46	0.25	245.94	15.43	87.38	8.08	104.61	18.60	0.29	2.72	42.03
ESBF	ESB Financial Corp.	9.75	NA	0.83	8.38	NA	NA	NA	NA	14.64	NA	NA	NA	NA	0.40	3.14	44.06
ESSA	ESSA Bancorp Inc.	12.29	11.57	0.58	4.68	0.60	4.87	2.30	29.25	15.50	77.71	9.55	83.23	14.82	0.20	1.84	28.57
EVER	EverBank Financial	9.19	8.92	0.75	8.87	0.89	10.41	1.09	39.12	16.95	144.13	12.12	149.49	14.27	0.12	0.69	10.78
FFCO	FedFirst Financial Corp.	16.25	15.96	0.73	4.29	0.71	NA	NA	NA	22.04	NA	NA	NA	22.47	0.24	1.20	51.65
FCAP	First Capital Inc.	NA	NA	1.12	NA	NA	NA	1.66	71.15	11.26	NA	NA	NA	NA	0.80	3.90	43.96
FCLF	First Clover Leaf Fin Corp.	11.37	9.73	0.66	5.11	0.65	5.03	2.22	66.18	16.84	86.69	9.85	103.14	17.07	0.24	2.64	44.44
FBNK	First Connecticut Bancorp, Inc	10.99	10.99	0.19	1.52	0.18	1.42	NA	NA	67.83	110.76	12.17	110.76	72.68	0.12	0.77	52.17
FDEF	First Defiance Financial	12.73	10.00	1.08	8.39	1.13	8.75	2.87	44.97	12.17	95.18	12.12	125.06	11.66	0.60	2.25	20.55
FFBH	First Federal Bancshares of AR	13.49	13.49	0.01	0.04	-0.01	-0.05	4.37	98.07	NM	229.05	30.91	229.05	NM	0.20	0.00	NM
FFNM	First Fed of Northern MI Bncp	11.15	11.12	-0.27	-2.35	-0.23	-2.03	2.86	46.16	NM	61.19	6.82	61.37	NM	0.08	1.58	NM
FFNW	First Financial Northwest Inc	20.02	20.02	2.71	13.10	2.72	13.15	8.21	20.25	7.05	92.12	18.44	92.12	7.02	0.16	1.54	8.16
FSFG	First Savings Financial Group	12.00	10.71	0.71	5.64	0.75	5.91	2.29	40.56	11.63	80.52	7.85	94.93	11.08	0.40	1.72	20.00
FBC	Flagstar Bancorp Inc.	15.16	15.16	2.13	21.56	2.46	24.98	6.02	39.10	4.86	102.87	13.05	102.87	4.18	0.00	0.00	NM
FXCB	Fox Chase Bancorp Inc.	15.53	15.53	0.51	3.13	0.48	2.93	1.95	74.07	35.54	119.47	18.56	119.47	37.91	0.40	2.34	100.00
FRNK	Franklin Financial Corp.	22.51	22.51	0.91	3.98	0.75	3.32	5.59	24.05	23.02	95.69	21.54	95.69	27.65	NA	NA	NM
FSBW	FS Bancorp Inc.	14.87	14.87	1.01	6.42	0.94	5.97	NA	265.90	13.07	87.67	13.03	87.67	14.07	0.20	1.19	15.50
GTWN	Georgetown Bancorp Inc.	11.00	11.00	0.32	2.47	0.32	2.47	NA	NA	35.98	93.34	10.27	93.34	35.98	0.16	1.08	39.02
HBK	Hamilton Bancorp Inc	20.46	19.70	-0.38	-1.86	-0.44	-2.14	2.15	46.81	NM	79.26	16.22	83.10	NM	NA	NA	NM
HBNK	Hampden Bancorp Inc.	12.19	12.19	0.55	4.31	0.54	4.23	1.32	69.86	23.82	106.55	12.98	106.55	24.31	0.24	1.50	34.33
HBOS	Heritage Financial Group Inc.	9.06	8.78	0.87	9.37	0.79	8.43	0.96	78.43	12.58	118.21	10.71	122.37	13.98	0.28	1.48	4.67
HFFC	HF Financial Corp.	7.79	7.43	0.48	6.06	0.45	5.64	1.81	47.44	16.01	97.13	7.56	102.24	17.20	0.45	3.35	53.57
HIFS	Hingham Instit. for Savings	7.61	7.61	1.07	13.52	1.07	13.52	NA	NA	12.26	158.83	12.09	158.83	12.26	1.08	1.40	21.34
HMNF	HMN Financial Inc.	13.21	13.21	4.55	42.22	NA	NA	NA	NA	2.09	88.45	8.48	88.45	NA	0.00	0.00	NM
HBCP	Home Bancorp Inc.	14.42	NA	0.76	5.14	0.75	5.09	2.19	34.41	19.03	100.90	14.55	NA	19.24	NA	NA	NM
HFBL	Home Fedl Bncp Inc. LA	14.46	14.46	0.94	6.18	0.93	6.12	NA	639.78	14.64	97.25	14.06	97.25	14.77	0.24	1.34	19.67
HMST	HomeStreet Inc.	8.67	8.28	0.88	9.56	0.94	10.28	4.00	21.77	11.42	102.35	8.88	107.64	10.62	0.44	0.00	27.33
HTBI	HomeTrust Bancshares Inc.	21.98	NA	0.73	3.21	0.77	3.40	4.97	38.14	25.92	85.91	18.88	NA	24.41	NA	NA	NM
IROQ	IF Bancorp Inc.	13.89	13.89	0.64	4.22	0.63	4.18	0.97	74.32	19.52	92.62	12.87	92.62	19.70	0.10	0.61	11.90
JXSB	Jacksonville Bancorp	12.91	12.16	1.02	7.52	0.85	6.27	NA	NA	12.66	97.55	12.59	104.48	15.19	0.32	1.46	17.63
LPSB	LaPorte Bancorp Inc	15.25	NA	0.83	4.81	0.73	4.25	NA	NA	15.84	80.60	12.29	NA	17.93	0.16	1.46	23.19
LABC	Louisiana Bancorp Inc.	18.29	18.29	0.86	4.81	0.80	4.47	NA	NA	17.91	91.92	16.82	91.92	19.29	0.20	1.08	4.85
LSBI	LSB Financial Corp.	11.33	11.33	0.75	6.85	0.75	6.85	1.51	123.45	17.02	113.46	12.85	113.46	17.02	0.28	0.96	11.05
MCBK	Madison County Financial Inc.	22.89	22.56	1.07	4.97	NA	NA	0.14	NM	NA	86.10	19.71	87.72	NA	0.28	1.64	NA
MLVF	Malvern Bancorp Inc	12.56	12.56	-2.99	-21.51	-2.88	-20.74	1.18	106.39	NM	93.52	11.75	93.52	NM	0.11	0.00	NM
CASH	Meta Financial Group Inc.	7.89	7.77	0.81	9.96	0.81	9.85	0.31	78.72	16.28	170.99	13.50	173.95	16.50	0.52	1.30	21.14
NASB	NASB Financial Inc.	16.25	16.09	1.83	11.13	1.85	11.25	5.86	36.30	9.39	104.33	16.96	105.57	9.29	0.90	0.00	22.14
NVSL	Naugatuck Valley Finl	12.20	12.20	-2.33	-18.33	-2.33	-18.33	3.69	63.49	NM	85.40	10.42	85.40	NM	0.00	0.00	NM
NHTB	New Hampshire Thrift Bncshrs	10.49	6.94	0.67	6.34	0.67	6.34	NA	NA	13.60	98.27	8.87	172.59	13.61	0.52	3.44	46.85
NYCB	New York Community Bancorp	12.29	7.42	1.07	8.46	1.06	8.40	NA	NA	14.58	121.05	14.87	211.46	14.69	1.00	6.35	92.59
NFBK	Northfield Bancorp Inc.	26.50	NA	0.70	2.70	NA	NA	1.65	59.23	36.79	101.19	26.81	NA	NA	0.24	1.92	144.12
NWBI	Northwest Bancshares, Inc.	14.71	12.75	0.84	5.88	0.81	5.64	2.23	45.30	19.55	115.95	17.06	136.80	20.38	0.52	3.64	100.00
OBAF	OBA Financial Services Inc	18.76	18.76	0.28	1.49	0.28	1.49	1.30	69.92	67.86	106.09	19.90	106.09	67.86	NA	NA	NM
OSHC	Ocean Shore Holding Co.	10.41	9.95	0.51	5.04	NA	NA	NA	NA	17.22	90.66	9.44	95.39	NA	0.24	1.72	29.63
OCFC	OceanFirst Financial Corp.	9.53	9.53	0.71	7.51	0.85	8.99	3.16	31.32	18.31	141.06	13.44	141.06	15.28	0.48	2.76	50.53
OABC	OmniAmerican Bancorp Inc.	14.24	14.24	0.46	2.90	0.36	2.25	1.13	44.63	39.66	123.42	17.58	123.42	50.91	0.20	0.90	8.93
ONFC	Oneida Financial Corp.	12.22	8.96	0.86	6.59	0.91	7.05	NA	NA	14.18	95.67	11.68	135.36	13.38	0.48	3.89	55.17
ORIT	Oritani Financial Corp.	17.67	17.67	1.49	8.07	1.45	7.88	0.88	139.90	16.12	137.52	24.29	137.52	16.51	0.70	4.48	97.94
PEOP	Peoples Federal Bancshares Inc	17.88	17.88	0.37	2.01	0.37	2.01	0.47	144.93	51.66	110.55	19.76	110.55	51.66	0.16	0.88	117.14
PBCT	People’s United Financial Inc.	13.72	7.81	0.75	4.89	0.81	5.26	NA	NA	19.14	95.41	13.09	179.03	17.79	0.65	4.59	87.84

RP® Financial LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of February 14, 2014

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
		Assets	Assets(4)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)

PBSK	Poage Bankshares Inc.	19.90	19.90	0.70	3.62	0.54	2.80	0.38	277.02	20.14	80.44	16.01	80.44	26.09	0.20	1.44	26.09
PBCP	Polonia Bncp, Inc.	14.27	14.27	-0.18	-1.21	-0.18	-1.21	NA	NA	NM	81.88	11.69	81.88	NM	NA	NA	NM
PROV	Provident Financial Holdings	13.44	13.44	1.11	8.44	1.11	8.44	1.84	62.99	12.21	97.84	13.15	97.84	12.21	0.40	2.64	29.84
PFS	Provident Financial Services	13.50	NA	0.97	7.08	0.95	6.95	NA	NA	13.47	98.23	13.26	NA	13.73	0.60	3.62	47.15
PBIP	Prudential Bancorp Inc.	24.84	24.84	0.36	2.40	0.25	1.69	1.30	36.70	52.55	76.44	18.99	76.44	74.45	0.00	0.00	NM
PULB	Pulaski Financial Corp.	9.04	8.76	0.72	7.58	0.72	7.59	4.33	35.13	14.74	114.14	8.90	118.86	14.76	0.38	3.68	54.29
RVSB	Riverview Bancorp Inc.	10.15	7.20	0.56	5.42	0.55	5.44	4.48	58.35	17.25	95.40	9.64	139.29	17.44	0.00	0.00	NM
SVBI	Severn Bancorp Inc.	10.35	10.31	-3.03	-25.00	-3.02	-24.91	6.82	25.74	NM	79.82	5.80	80.30	NA	0.00	0.00	NM
SIFI	SI Financial Group Inc.	11.16	9.82	-0.12	-0.87	0.13	0.99	1.11	46.40	NM	98.28	10.97	113.38	79.28	0.12	1.02	NM
SMPL	Simplicity Bancorp Inc	16.50	16.12	0.72	4.28	0.72	4.28	2.50	23.92	20.49	91.54	15.11	94.17	20.48	0.32	1.95	40.00
SPBC	SP Bancorp Inc.	10.80	10.80	0.48	4.28	0.48	4.31	1.39	54.92	21.54	96.11	10.38	96.11	21.39	NA	NA	NM
SIBC	State Investors Bancorp Inc.	16.07	16.07	0.20	1.19	0.20	1.19	NA	NA	NM	89.14	14.32	89.14	77.50	NA	NA	NM
TBNK	Territorial Bancorp Inc.	13.12	NA	0.93	6.73	0.79	5.70	NA	NA	14.99	105.80	13.88	NA	17.70	0.56	2.51	42.95
THRD	TF Financial Corp.	11.22	NA	0.85	7.40	0.81	7.07	NA	NA	13.21	100.93	11.33	NA	13.82	0.48	1.60	16.30
TSBK	Timberland Bancorp Inc.	10.86	10.16	0.63	5.19	0.61	5.00	6.45	33.16	19.70	100.07	10.87	107.90	22.04	0.16	1.42	22.81
TRST	TrustCo Bank Corp NY	8.00	7.99	0.90	11.15	0.88	10.86	NA	NA	15.55	171.27	13.71	171.53	15.97	0.26	4.00	62.20
UCBA	United Community Bancorp	14.49	13.96	0.52	3.77	0.48	3.47	3.98	27.42	19.64	76.33	11.06	79.70	21.29	0.24	2.18	75.00
UCFC	United Community Finl Corp.	10.44	10.43	0.57	5.62	0.44	4.34	3.43	41.25	34.80	95.34	9.95	95.43	92.81	0.00	0.00	NM
WSBF	Waterstone Financial Inc.	13.32	13.29	1.88	15.08	1.87	14.99	6.63	29.85	11.75	171.32	22.82	171.81	11.82	NA	NA	NM
WAYN	Wayne Savings Bancshares	9.40	9.01	0.51	5.24	0.53	5.40	NA	NA	15.28	81.13	7.62	85.00	14.85	0.32	2.91	43.06
WEBK	Wellesley Bancorp	10.20	10.20	0.55	5.09	0.54	4.94	NA	NA	19.07	97.06	9.90	97.06	19.66	NA	NA	NM
WBB	Westbury Bancorp Inc.	16.94	16.94	0.03	0.21	0.09	0.60	1.87	42.55	NA	80.40	13.62	80.40	NA	NA	NA	NA
WFD	Westfield Financial Inc.	12.07	12.07	0.53	4.04	0.34	2.60	NA	NA	22.15	98.43	11.88	98.43	34.33	0.24	3.19	85.29
WBKC	Wolverine Bancorp Inc.	21.66	21.66	0.60	2.73	0.60	2.73	3.59	77.27	30.53	83.91	18.17	83.91	30.53	NA	NA	55.56
WSFS	WSFS Financial Corp.	8.48	7.69	1.07	11.60	0.97	10.42	1.06	95.29	13.85	162.76	13.81	181.20	15.48	0.48	0.68	9.49
WVFC	WVS Financial Corp.	10.28	10.28	0.29	2.55	0.28	2.50	NA	NA	31.58	76.48	7.86	76.48	32.15	0.16	1.33	42.11

Mutual Holding Companies
BNCL	Beneficial Mutual Bncp (MHC)	13.42	10.89	0.27	2.01	0.27	2.04	NA	NA	68.76	NA	NA	NA	67.69	NA	NA	NM
CSBK	Clifton Svgs Bncp Inc. (MHC)	17.42	17.42	0.61	3.42	0.58	3.23	NA	NA	52.16	180.28	31.41	180.28	55.43	0.24	1.84	72.00
GCBC	Greene County Bncp Inc. (MHC)	8.95	8.95	1.01	11.39	1.01	11.39	1.32	89.20	16.90	183.92	16.46	183.92	16.90	0.70	2.74	46.36
ISBC	Investors Bancorp Inc. (MHC)	8.54	NA	0.83	10.00	0.87	10.44	0.95	124.21	25.62	268.53	22.93	NA	24.54	0.20	0.77	19.80
KRNY	Kearny Financial Corp. (MHC)	14.25	11.28	0.30	1.95	0.29	1.84	NA	NA	NM	166.86	23.78	218.05	82.54	0.00	0.00	NM
KFFB	Kentucky First Federal (MHC)	21.18	17.39	0.76	3.76	0.76	3.76	2.63	21.64	30.17	111.95	23.71	142.89	30.17	0.40	4.57	137.93
LSBK	Lake Shore Bancorp Inc. (MHC)	13.54	13.54	0.77	5.65	0.77	5.63	NA	NA	19.22	112.90	15.28	112.90	19.30	0.28	2.24	53.85
MGYR	Magyar Bancorp Inc. (MHC)	8.47	8.47	0.02	0.25	0.01	0.12	NA	NA	NM	97.99	8.30	97.99	NM	NA	NA	NM
EBSB	Meridian Interstate Bncp (MHC)	9.29	8.83	0.62	6.39	0.37	3.79	NA	NA	33.80	211.31	19.63	223.59	56.90	NA	NA	NM
MSBF	MSB Financial Corp. (MHC)	11.57	11.57	0.22	1.98	0.22	1.98	6.21	17.56	50.00	99.80	11.55	99.80	50.00	0.00	0.00	NM
NECB	NorthEast Community Bncp (MHC)	24.16	23.96	-0.24	-1.01	-0.15	-0.61	5.07	22.13	NM	87.98	21.25	88.92	NM	0.12	1.65	NM
OFED	Oconee Federal Financial Corp.	20.91	20.91	1.04	4.98	1.00	4.76	0.90	32.92	26.42	135.19	28.27	135.19	27.68	0.40	2.29	60.61
PBHC	Pathfinder Bancorp Inc. (MHC)	8.48	7.78	0.48	5.85	NA	NA	NA	NA	15.17	NA	NA	NA	NA	0.12	0.83	12.63
PSBH	PSB Holdings Inc. (MHC)	11.05	9.67	0.25	2.24	0.27	2.45	NA	NA	35.56	83.38	9.22	96.82	32.54	0.16	0.00	NM
TFSL	TFS Financial Corp (MHC)	16.36	16.29	0.54	3.29	NA	NA	2.47	32.92	60.89	190.80	31.22	191.80	NA	0.00	0.00	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2014 by RP® Financial, LC.

EXHIBIT IV-2

Melrose Bancorp, Inc.

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	SNL Thrift Index	SNL Bank Index

2003:	Quarter 1	7992.1	848.2	1341.2	1096.2	401.00
	Quarter 2	8985.4	974.5	1622.8	1266.6	476.07
	Quarter 3	9275.1	996.0	1786.9	1330.9	490.90
	Quarter 4	10453.9	1112.0	2003.4	1482.3	548.60

2004:	Quarter 1	10357.7	1126.2	1994.2	1585.3	562.20
	Quarter 2	10435.5	1140.8	2047.8	1437.8	546.62
	Quarter 3	10080.3	1114.6	1896.8	1495.1	556.00
	Quarter 4	10783.0	1211.9	2175.4	1605.6	595.10

2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80

2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60

2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3403.3	625.3	346.7
	Quarter 3	15129.7	1681.5	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4
As of February 14, 2014		16154.4	1838.6	4244.0	685.1	392.4

(1)	End of period data.

Source: SNL Financial, LC.

EXHIBIT IV-3

Melrose Bancorp, Inc.

Historical Thrift Stock Indices

Index Values

Industry:	Savings Bank/Thrift/Mutual

Geography:	United States and Canada

			Change (%)							Price /
	Close	Last Update	1 Day	1 Week	MTD	QTD	YTD	1 Year	3 Years	Earnings (x)
SNL Custom** Indexes
SNL Banking Indexes
SNL U.S. Bank and Thrift	375.91	2/14/2014	0.22	1.45	2.13	(0.60)	(0.60)	24.13	25.61	14.5
SNL U.S. Thrift	685.12	2/14/2014	0.56	1.76	(0.06)	(3.02)	(3.02)	16.25	14.02	19.2
SNL TARP Participants	72.64	2/14/2014	(0.09)	1.77	2.29	(7.11)	(7.11)	7.20	12.93	5.7
S&P 500 Bank	212.27	2/14/2014	0.62	1.69	2.00	1.47	1.47	27.32	32.79	NA
NASDAQ Bank	2,519.59	2/14/2014	0.55	2.33	1.08	(3.17)	(3.17)	24.81	33.37	NA
S&P 500 Thrifts & Mortgage Finance	4.06	2/14/2014	0.90	1.04	1.06	(4.10)	(4.10)	8.34	(6.97)	NA
SNL Asset Size Indexes
SNL U.S. Thrift < $250M	891.29	2/14/2014	0.20	(2.69)	(3.62)	(5.93)	(5.93)	3.57	14.49	NA
SNL U.S. Thrift $250M-$500M	3,987.93	2/14/2014	0.19	0.67	1.01	1.05	1.05	15.84	42.85	20.7
SNL U.S. Thrift < $500M	1,361.96	2/14/2014	0.19	0.64	0.97	0.86	0.86	15.16	40.79	20.7
SNL U.S. Thrift $500M-$1B	1,700.70	2/14/2014	(0.24)	1.29	1.24	2.22	2.22	13.49	33.26	17.0
SNL U.S. Thrift $1B-$5B	2,182.88	2/14/2014	0.03	2.01	(0.29)	(1.97)	(1.97)	18.69	39.22	18.9
SNL U.S. Thrift $5B-$10B	794.45	2/14/2014	0.39	1.82	0.47	(3.62)	(3.62)	9.62	8.61	16.8
SNL U.S. Thrift > $10B	138.64	2/14/2014	0.96	1.73	(0.24)	(4.08)	(4.08)	16.41	1.20	20.0
SNL Market Cap Indexes
SNL Micro Cap U.S. Thrift	682.09	2/14/2014	(0.03)	1.04	0.46	0.26	0.26	13.41	46.84	17.1
SNL Micro Cap U.S. Bank & Thrift	467.53	2/14/2014	0.10	1.08	0.51	1.43	1.43	18.87	45.52	14.5
SNL Small Cap U.S. Thrift	488.59	2/14/2014	0.06	2.01	(0.34)	(3.49)	(3.49)	19.32	22.25	17.5
SNL Small Cap U.S. Bank & Thrift	422.92	2/14/2014	0.26	2.44	0.21	(4.80)	(4.80)	22.13	32.35	16.8
SNL Mid Cap U.S. Thrift	267.79	2/14/2014	0.83	1.61	0.67	(2.79)	(2.79)	17.18	14.60	21.6
SNL Mid Cap U.S. Bank & Thrift	290.69	2/14/2014	0.58	2.15	0.73	(5.05)	(5.05)	23.87	25.32	18.3
SNL Large Cap U.S. Thrift	142.03	2/14/2014	1.03	2.61	(2.72)	(6.39)	(6.39)	10.17	(20.53)	14.6
SNL Large Cap U.S. Bank & Thrift	248.41	2/14/2014	0.17	1.29	2.46	0.30	0.30	24.31	24.31	13.9
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Thrift	2,767.29	2/14/2014	0.58	2.04	(0.11)	(3.41)	(3.41)	17.90	4.98	19.4
SNL Midwest U.S. Thrift	2,115.22	2/14/2014	0.22	0.71	0.63	(1.57)	(1.57)	14.01	19.72	17.2
SNL New England U.S. Thrift	1,876.76	2/14/2014	0.92	1.30	(0.04)	(4.96)	(4.96)	9.95	11.53	20.3
SNL Southeast U.S. Thrift	328.38	2/14/2014	0.88	2.48	(2.24)	(4.29)	(4.29)	11.46	41.09	18.6
SNL Southwest U.S. Thrift	523.12	2/14/2014	(1.24)	1.48	(0.07)	3.78	3.78	(3.69)	39.47	18.4
SNL Western U.S. Thrift	95.92	2/14/2014	0.45	3.17	1.03	2.68	2.68	38.25	66.44	19.5
SNL Stock Exchange Indexes
SNL U.S. Thrift NYSE	131.15	2/14/2014	0.96	2.56	(2.06)	(5.80)	(5.80)	18.82	(2.31)	14.7
SNL U.S. Thrift NASDAQ	1,871.04	2/14/2014	0.42	1.47	0.67	(2.00)	(2.00)	15.28	20.43	21.3
SNL U.S. Thrift Pink	197.39	2/14/2014	0.20	0.24	0.38	1.34	1.34	15.03	33.36	14.5
SNL Other Indexes
SNL U.S. Thrift MHCs	4,139.20	2/14/2014	0.51	1.36	1.15	(0.02)	(0.02)	23.78	42.29	26.3
Broad Market Indexes
DJIA	16,154.39	2/14/2014	0.79	2.28	2.90	(2.55)	(2.55)	15.61	31.68	NA
S&P 500	1,838.63	2/14/2014	0.48	2.32	3.14	(0.53)	(0.53)	20.85	38.00	NA

Source: SNL Financial | Page 1 of 2

Index Values

S&P Mid-Cap	1,346.86	2/14/2014	0.39	2.94	2.57	0.32	0.32	20.57	38.23	NA
S&P Small-Cap	648.62	2/14/2014	0.17	2.67	1.42	(2.54)	(2.54)	25.40	48.29	NA
S&P 500 Financials	291.21	2/14/2014	0.15	1.58	2.64	(1.19)	(1.19)	21.32	26.58	NA
SNL All Financial Institutions	642.33	2/14/2014	0.26	1.73	1.99	(2.58)	(2.58)	24.60	32.50	14.8
MSCI US IMI Financials	1,083.08	2/14/2014	0.16	1.74	2.37	(0.90)	(0.90)	18.58	25.07	NA
NASDAQ	4,244.03	2/14/2014	0.08	2.86	3.42	1.61	1.61	32.68	50.65	NA
NASDAQ Finl	2,991.42	2/14/2014	0.23	2.43	1.99	(2.57)	(2.57)	21.28	30.12	NA
NASDAQ OMX Govt Relief	1,246.06	2/14/2014	0.00	0.00	0.00	0.00	0.00	0.00	(6.27)	NA
NYSE	10,282.54	2/14/2014	0.53	2.26	3.16	(1.13)	(1.13)	14.85	22.34	NA
Russell 1000	1,028.01	2/14/2014	0.45	2.39	3.16	(0.23)	(0.23)	21.65	38.98	NA
Russell 2000	1,149.21	2/14/2014	0.12	2.92	1.62	(1.24)	(1.24)	24.41	39.15	NA
Russell 3000	1,104.86	2/14/2014	0.43	2.43	3.04	(0.31)	(0.31)	21.87	38.97	NA
S&P TSX Composite	14,054.76	2/14/2014	0.38	1.95	2.63	3.18	3.18	10.48	1.04	NA
MSCI AC World (USD)	404.18	2/14/2014	0.50	2.35	3.13	(1.07)	(1.07)	13.43	17.76	NA
MSCI World (USD)	1,650.12	2/14/2014	0.42	2.38	3.23	(0.66)	(0.66)	16.90	22.70	NA

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Custom indexes including foreign institutions do not take into account currency translations. Data is as of the previous close.

All SNL indexes are market-value weighted; i.e., an institution’s effect on an index is proportional to that institution’s market capitalization.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR	Midwest: IA, IN, IL, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI

New England: CT, ME, MA, NH, RI, VT	Southeast: AL, AR, FL, GA, MS, NC, SC, TN, VA, WV

Southwest: CO, LA, NM, OK, TX, UT	West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

Source: SNL Financial | Page 2 of 2

EXHIBIT IV-4

Melrose Bancorp, Inc.

Market Area Acquisition Activity

RP® Financial, LC.

Exhibit IV-4

Massachusetts Thrift Acquisitions 2010-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
Announce Date	Complete Date	Buyer Short Name		Target Name		Total Assets ($000)	E/A (%)	TE/A (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)	Rsrvs/ NPLs (%)	Deal Value ($M)	Value/ Share ($)	P/B (%)	P/TB (%)	P/E (x)	P/A (%)	Prem/ Cdeps (%)

2/13/2014	Def. Agrmt.	North Shore Bancorp	MA	Saugusbank a Co-operative Bk	MA	206,232	8.91	8.91	0.31	3.56	3.02	25.84	NA	NA	NA	NA	NA	NA	NA
12/31/2013	Def. Agrmt.	North Brookfield SB	MA	FamilyFirst Bank	MA	51,905	9.17	9.15	-0.39	-4.03	1.47	31.54	NA	NA	NA	NA	NA	NA	NA
11/15/2013	Def. Agrmt.	Rockville Financial Inc.	CT	United Financial Bancorp	MA	2,490,737	12.16	10.56	0.37	2.93	0.76	81.88	370.7	18.42	119.7	140.3	48.5	14.88	7.21
5/14/2013	11/15/2013	Independent Bank Corp.	MA	Mayflower Bancorp Inc.	MA	261,344	8.66	8.66	0.58	6.56	0.36	151.76	37.4	17.92	163.5	163.5	25.2	14.29	7.20
5/1/2012	11/9/2012	Independent Bank Corp.	MA	Central Bancorp Inc.	MA	521,350	8.59	8.20	0.21	2.23	2.75	29.08	54.8	32.01	154.5	165.0	NM	10.51	8.43
3/14/2012	7/1/2012	Framingham Co-operative Bank	MA	Natick FSB	MA	155,587	9.23	9.23	-0.05	-0.53	1.26	11.04	NA	NA	NA	NA	NA	NA	NA
9/13/2011	2/27/2012	South Adams Savings Bank	MA	Adams Co-operative Bank	MA	196,056	9.47	9.47	0.16	1.73	6.05	14.25	NA	NA	NA	NA	NA	NA	NA
9/8/2011	1/3/2012	Haverhill Bank	MA	Economy Co-operative Bank	MA	24,145	10.33	10.33	0.13	1.33	0.31	127.03	NA	NA	NA	NA	NA	NA	NA
9/1/2011	2/1/2012	Salem Five Bancorp	MA	Stoneham Savings Bank	MA	366,819	6.43	5.58	-1.29	-19.55	4.93	18.98	NA	NA	NA	NA	NA	NA	NA
1/20/2011	6/30/2011	People’s United Financial Inc.	CT	Danvers Bancorp Inc.	MA	2,630,968	11.16	10.01	0.65	5.71	0.73	89.87	488.9	22.81	163.2	184.1	28.5	18.58	13.37
1/20/2011	4/1/2011	Hometown Bank A Co-Op Bank	MA	Athol-Clinton Co-op Bk	MA	89,181	9.17	9.17	-1.50	-15.30	13.20	20.47	NA	NA	NA	NA	NA	NA	NA
12/21/2010	7/21/2011	Berkshire Hills Bancorp Inc.	MA	Legacy Bancorp	MA	972,040	12.08	10.68	-0.76	-5.85	2.26	47.09	112.8	13.07	96.3	110.7	NM	11.61	1.88
7/15/2010	11/30/2010	People’s United Financial Inc.	CT	LSB Corp.	MA	806,567	7.69	7.69	0.70	8.07	1.36	66.21	95.9	21.00	152.5	152.5	20.8	11.89	8.75

				Averages:		674,841	9.47	9.05	-0.07	-1.01	2.96	55.00	193.4	20.87	141.6	152.7	30.8	13.63	7.81
				Medians:		261,344	9.17	9.17	0.16	1.73	1.47	31.54	104.4	19.71	153.5	158.0	26.9	13.09	7.82

Source: SNL Financial, LC.

EXHIBIT IV-5

Melrose Bancorp, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

Melrose Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors

Candy Brower is a principal of Johnson O’Connor Feron & Carucci LLP, a certified public accounting firm headquartered in Wakefield, Massachusetts. Ms. Brower has more than 30 years of public accounting experience. Ms. Brower’s expertise and background with regard to accounting matters, internal controls, the application of generally accepted accounting principles and business finance provide the board of directors and the Audit Committee with valuable insight into accounting issues involving Melrose Cooperative Bank.

Frank Giso III is a practicing attorney and a partner at Choate, Hall & Stewart, a law firm headquartered in Boston, Massachusetts, where he specializes in real estate transactions, finance and development and has served as chairman of the firm’s the Real Estate Department. Mr. Giso has almost 40 years of experience as a practicing attorney. Mr. Giso is also actively in our market area, serving as chairman of the Melrose Housing Authority and as chairman and president of the Melrose Affordable Housing Corp. Mr. Giso’s extensive corporate legal experience provides the board of directors with general business acumen.

William C. Huntress, III is the owner and principal of Huntress Insurance Agency, Inc., an independently owned and operated licensed insurance agency headquartered in Melrose, Massachusetts and having served the Melrose community and surrounding areas since its founding in 1958. Mr. Huntress’ lengthy experience as owner and operator of an insurance agency brings valuable business and leadership skills and financial acumen to the board of directors. Further, his longtime experience as a business owner in the Melrose community provides the board of directors with an important perspective on the development and delivery of product offerings to such business owners.

Jeffrey D. Jones is President and Chief Executive Officer of Melrose Cooperative Bank. Mr. Jones joined Melrose Cooperative Bank in 1987 and held positions of increasing responsibility prior to being named President and Chief Executive Officer in 2001. Mr. Jones is active in civic and charitable organizations. He has served as a director of the Melrose Chamber of Commerce for 15 years, including serving as Treasurer since 2008. Mr. Jones is a member of the Melrose Rotary Club, a trustee of the Fitch Home in Melrose, a non-profit organization that provides housing for the elderly, a Corporator of the Melrose Wakefield Hospital and a member of its Strategic Planning Committee and since 2003 has been a Selectman for the Town of Essex, including serving as Chairman of the Select Board since 2009. Mr. Jones’s experience provides the board of directors with a perspective on the day to day operations of Melrose Cooperative Bank and assists the board of directors in assessing the trends and developments in the financial institutions industry on a local and national basis. Mr. Jones has extensive ties to the community that support our business generation.

Elizabeth McNelis is Director of Philanthropy and Communication for Brooksby Village, a full service retirement community located in Peabody, Massachusetts. In this role, Ms. McNelis oversees fundraising and manages a staff of 40 employees. Ms. McNelis’s position and experience leading fundraising at Brooksby Village, her knowledge of the region and her contacts with community leaders provides the board of directors with insight to the many growth efforts being made in Melrose Cooperative Bank’s market area.

F. Peter Waystack is a practicing attorney and partner at Waystack & Kirby LLC, a law firm based in Melrose, Massachusetts which Mr. Waystack founded in 1994. Mr. Waystack has been a practicing attorney since 1974 and specializes in estate planning, real estate conveyances and personal income taxation. Mr. Waystack’s extensive legal experience assists the board of directors in assessing legal and regulatory matters involving Melrose Cooperative Bank.

Exhibit IV-5 (continued)

Melrose Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors (continued)

Alan F. Whitney is the owner of Alan Whitney Construction Company, Inc., a general contracting company located in Reading, Massachusetts. He has owned and operated general contracting companies for 28 years specializing in residential and commercial building and remodeling. Mr. Whitney’s lengthy experience as owner and operator of a general contractor brings valuable business and leadership skills and financial acumen to the board of directors. Further, his longtime experience as a business owner in the Melrose community provides the board of directors with an important perspective on the development and delivery of product offerings to such business owners.

Executive Officers Who Are Not Also Directors

Diane Indorato is our Senior Vice President and Chief Financial Officer positions she has held since 2002. Ms. Indorato has been employed with Melrose Cooperative Bank in positions of increased responsibility since 1980. Ms. Indorato’s responsibilities include the management and supervision of Melrose Cooperative Bank’s finance department, in which capacity she directs preparation of budgets, reviews budget proposals, capital planning and ALCO.

James Oosterman is our Vice President – Lending. He joined Melrose Cooperative Bank in 1999. Mr. Oosterman has over 30 years of experience in the financial services industry and his responsibilities include general oversight of our loan portfolio, including credit quality, loan yield and portfolio growth.

EXHIBIT IV-6

Melrose Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Melrose Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	Melrose Cooperative
	Bank Historical		Pro Forma at December 31, 2013, Based Upon the Sale in the Offering of
	at December 31, 2013		2,210,000 shares		2,600,000 shares		2,990,000 shares		3,438,500 shares(1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)

Equity	$20,577	10.46%	$28,215	13.63%	$29,656	14.19%	$31,096	14.74%	$32,754	15.37%

Tier 1 leverage capital	$20,004	10.09%	$27,642	13.24%	$29,083	13.81%	$30,523	14.36%	$32,181	14.98%
Requirement	9,916	5.00	10,436	5.00	10,532	5.00	10,629	5.00	10,740	5.00

Excess	$10,088	5.09%	$17,206	8.24%	$18,551	8.81%	$19,894	9.36%	$21,441	9.98%

Tier 1 risk-based capital(3)	$20,004	16.91%	$27,642	22.38%	$29,083	23.37%	$30,523	24.34%	$32,181	25.43%
Requirement	7,098	6.00	7,409	6.00	7,467	6.00	7,525	6.00	7,592	6.00

Excess	$12,906	10.91%	$20,233	16.38%	$21,616	17.37%	$22,998	18.34%	$24,589	19.43%

Total risk-based capital(3)	$21,229	17.95%	$28,867	23.38%	$30,308	24.35%	$31,748	25.31%	$33,406	26.40%
Requirement	11,830	10.00	12,349	10.00	12,446	10.00	12,542	10.00	12,653	10.00

Excess	$9,399	7.95%	$16,518	13.38%	$17,862	14.35%	$19,206	15.31%	$20,753	16.40%

Reconciliation:
Net proceeds infused into Melrose Cooperative Bank			$10,386		$12,319		$14,251		$16,473
Less: Common stock acquired by employee stock ownership plan			(1,832)		(2,160)		(2,488)		(2,864)
Less: Common stock acquired by stock-based benefit plan			(916)		(1,080)		(1,244)		(1,432)

Pro forma increase in Tier 1 and total risk-based capital			$7,638		$9,079		$10,519		$12,177

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Leverage capital ratios are shown as a percentage of total adjusted assets. Risk-based capital ratios are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

Source: Melrose Bancorp, Inc.’s Preliminary Prospectus

EXHIBIT IV-7

Melrose Bancorp, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Melrose Bancorp, Inc.

Prices as of February 14, 2014

			Subject at		Peer Group				Massachusetts Companies				All Public Thrifts
Valuation Pricing Multiples		Symbol	Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	43.69	x	22.66	x	22.04	x	21.21	x	20.61	x	17.42	x	16.28	x
Price-core earnings multiple	=	P/CE	43.69	x	21.55	x	22.47	x	22.77	x	21.98	x	18.14	x	17.20	x
Price-book ratio	=	P/B	64.14%		98.10%		99.00%		107.74%		102.38%		104.92%		96.11%
Price-tangible book ratio	=	P/TB	64.14%		102.82%		104.40%		114.57%		106.55%		113.87%		102.39%
Price-assets ratio	=	P/A	12.37%		13.43%		12.33%		13.07%		12.09%		13.36%		12.34%

Valuation Parameters				% of Offering	% of Offering + Foundation
Pre-Conversion Earnings (Y)	$729,000	(12 Mths 12/13)	ESOP Stock as % of Offering (E)	8.3077%	8.0000%
Pre-Conversion Core Earnings	$729,000	(12 Mths 12/13)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$20,577,000	(12/13)	ESOP Amortization (T)	30.00 years
Intangibles	$0	(12/13)	RRP Stock as % of Offering (M)	4.1538%	4.0000%
Pre-Conv. Tang. Book Value (B)	$20,577,000	(12/13)	Stock Programs Vesting (N)	5.00 years
Pre-Conversion Assets (A)	$196,675,000	(12/13)	Fixed Expenses	$1,156,750
Reinv. Rate: (5 Yr Treas)@12/2013	1.750%		Subscr/Dir Comm Exp (Mdpnt)	$206,600	1.00%

Tax rate (TAX)	34.00%		Total Expenses (Midpoint)	$1,363,350
A-T Reinvestment Rate(R)	1.155%		Syndicate Expenses (Mdpnt)	$0	0.00%
Est. Conversion Expenses (1)(X)	5.05%		Syndicate Amount	$0
Insider Purchases ($)	$3,180,000		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$300,000		Options as % of Offering (O1)	10.3846%	10.00%
Found. Stk Contrib (% of Total Shrs (FC)	3.7037%		Estimated Option Value (O2)	33.30%
Foundation Tax Benefit (Z)	$442,000		Option Vesting Period (O3)	5.00 years
Foundation Amount (Mdpt.)	$1,000,000		% of Options taxable (O4)	25.00%

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$27,000,000
		1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1.	V=	P/E * (Y)	V=	$27,000,000
		1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/B * (B+Z)	V=	$27,000,000
		1 - P/B * PCT * (1-X-E-M-FC-FS)

2.	V=	P/TB * (TB+Z)	V=	$27,000,000
		1 - P/TB * PCT * (1-X-E-M-FC-FS)

3.	V=	P/A * (A+Z+PA)	V=	$27,000,000
		1 - P/A * PCT * (1-X-E-M-FC-FS)

Valuation Conclusion	Shares Issued to MHC	Shares Sold to Public	Foundation Shares	Total Shares Issued	Price Per Share	Market Value of Stock Sold in Offering	Market Value of Stock Issued in Reorganization
Supermaximum	0	3,438,500	141,925	3,580,425	$10.00	$34,385,000	$35,804,250
Maximum	0	2,990,000	119,500	3,109,500	10.00	29,900,000	$31,095,000
Midpoint	0	2,600,000	100,000	2,700,000	10.00	26,000,000	$27,000,000
Minimum	0	2,210,000	80,500	2,290,500	10.00	22,100,000	$22,905,000

Valuation Conclusion	Shares Issued to MHC	Shares Sold to Public	Foundation Shares	Total Shares Issued
Supermaximum	0.000%	96.036%	3.964%	100.000%
Maximum	0.000%	96.157%	3.843%	100.000%
Midpoint	0.000%	96.296%	3.704%	100.000%
Minimum	0.000%	96.485%	3.515%	100.000%

(1)	Estimated offering expenses at midpoint of the offering.

EXHIBIT IV-8

Melrose Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Melrose Bancorp, Inc.

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$22,100,000
	Market Value of Shares Issued to Foundation:	805,000

	Total Market Value of Company:	$22,905,000

2.	Offering Proceeds of Shares Sold In Offering	$22,100,000
	Less: Estimated Offering Expenses	1,327,626

	Net Conversion Proceeds	$20,772,374

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$20,772,374
	Less: Cash Contribution to Foundation	(300,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(1,832,400)
	Less: Non-Cash MRP Stock Purchases (2)	(916,200)

	Net Conversion Proceeds Reinvested	$17,723,774
	Estimated After-Tax Reinvestment Rate	1.16%

	Earnings from Reinvestment of Proceeds	$204,710
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(40,313)
	Less: Stock Programs Vesting (2)	(120,938)
	Less: Option Plan Vesting (3)	(139,581)

	Net Earnings Increase	($96,122)

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended December 31, 2013 (reported)	$729,000	($96,122)	$632,878
	12 Months ended December 31, 2013 (core)	$729,000	($96,122)	$632,878

5.	Pro Forma Net Worth	Before Conversion	Net Equity Proceeds	Tax Benefit of Foundation	After Conversion

	December 31, 2013	$20,577,000	$17,723,774	$375,700	$38,676,474
	December 31, 2013 (Tangible)	$20,577,000	$17,723,774	$375,700	$38,676,474

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion

	December 31, 2013	$196,675,000	$17,723,774	$375,700	$214,774,474

(1)	ESOP stock (8% of offering and foundation) amortized over 30 years, amortization expense is tax effected at 34%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 34%
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Melrose Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$26,000,000
	Market Value of Shares Issued to Foundation:	1,000,000

	Total Market Value of Company:	$27,000,000

2.	Offering Proceeds of Shares Sold In Offering	$26,000,000
	Less: Estimated Offering Expenses	1,363,350

	Net Conversion Proceeds	$24,636,650

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$24,636,650
	Less: Cash Contribution to Foundation	(300,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(2,160,000)
	Less: Non-Cash MRP Stock Purchases (2)	(1,080,000)

	Net Conversion Proceeds Reinvested	$21,096,650
	Estimated After-Tax Reinvestment Rate	1.16%

	Earnings from Reinvestment of Proceeds	$243,666
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(47,520)
	Less: Stock Programs Vesting (2)	(142,560)
	Less: Option Plan Vesting (3)	(164,535)

	Net Earnings Increase	($110,949)

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended December 31, 2013 (reported)	$729,000	($110,949)	$618,051
	12 Months ended December 31, 2013 (core)	$729,000	($110,949)	$618,051

5.	Pro Forma Net Worth	Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion

	December 31, 2013	$20,577,000	$21,096,650	$442,000	$42,115,650
	December 31, 2013 (Tangible)	$20,577,000	$21,096,650	$442,000	$42,115,650

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion

	December 31, 2013	$196,675,000	$21,096,650	$442,000	$218,213,650

(1)	ESOP stock (8% of offering and foundation) amortized over 30 years, amortization expense is tax effected at 34%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 34%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Melrose Bancorp, Inc.

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$29,900,000
	Market Value of Shares Issued to Foundation:	1,195,000

	Total Market Value of Company:	$31,095,000

2.	Offering Proceeds of Shares Sold In Offering	$29,900,000
	Less: Estimated Offering Expenses	1,399,074

	Net Conversion Proceeds	$28,500,926

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$28,500,926
	Less: Cash Contribution to Foundation	(300,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(2,487,600)
	Less: Non-Cash MRP Stock Purchases (2)	(1,243,800)

	Net Conversion Proceeds Reinvested	$24,469,526
	Estimated After-Tax Reinvestment Rate	1.16%

	Earnings from Reinvestment of Proceeds	$282,623
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(54,727)
	Less: Stock Programs Vesting (2)	(164,182)
	Less: Option Plan Vesting (3)	(189,490)

	Net Earnings Increase	($125,776)

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended December 31, 2013 (reported)	$729,000	($125,776)	$603,224
	12 Months ended December 31, 2013 (core)	$729,000	($125,776)	$603,224

5.	Pro Forma Net Worth	Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion

	December 31, 2013	$20,577,000	$24,469,526	$508,300	$45,554,826
	December 31, 2013 (Tangible)	$20,577,000	$24,469,526	$508,300	$45,554,826

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion

	December 31, 2013	$196,675,000	$24,469,526	$508,300	$221,652,826

(1)	ESOP stock (8% of offering and foundation) amortized over 30 years, amortization expense is tax effected at 34%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 34%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Melrose Bancorp, Inc.

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$34,385,000
	Market Value of Shares Issued to Foundation:	1,419,250

	Total Market Value of Company:	$35,804,250

2.	Offering Proceeds of Shares Sold In Offering	$34,385,000
	Less: Estimated Offering Expenses	1,440,157

	Net Conversion Proceeds	$32,944,843

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$32,944,843
	Less: Cash Contribution to Foundation	(300,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(2,864,340)
	Less: Non-Cash MRP Stock Purchases (2)	(1,432,170)

	Net Conversion Proceeds Reinvested	$28,348,333
	Estimated After-Tax Reinvestment Rate	1.16%

	Earnings from Reinvestment of Proceeds	$327,423
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(63,015)
	Less: Stock Programs Vesting (2)	(189,046)
	Less: Option Plan Vesting (3)	(218,188)

	Net Earnings Increase	($142,826)

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended December 31, 2013 (reported)	$729,000	($142,826)	$586,174
	12 Months ended December 31, 2013 (core)	$729,000	($142,826)	$586,174

5.	Pro Forma Net Worth	Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion

	December 31, 2013	$20,577,000	$28,348,333	$584,545	$49,509,878
	December 31, 2013 (Tangible)	$20,577,000	$28,348,333	$584,545	$49,509,878

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion

	December 31, 2013	$196,675,000	$28,348,333	$584,545	$225,607,878

(1)	ESOP stock (8% of offering and foundation) amortized over 30 years, amortization expense is tax effected at 34%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 34%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (33)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (29)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Managing Director (23)	(703) 647-6553	mfaust@rpfinancial.com
Gregory E. Dunn, Director (31)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (27)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (26)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (23)	(703) 647-6552	tbiddle@rpfinancial.com
Carla Pollard, Senior Vice President (25)	(703) 647-6556	cpollard@rpfinancial.com

Washington Headquarters
Three Ballston Plaza	Telephone: (703)528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703)528-1788
Arlington, VA 22201	Toll-Free No.: (866)723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com